Exhibit 10.39


                              [CONFORMED COPY WITH
                       EXHIBITS F-1, F-2, AND H CONFORMED
                                   AS EXECUTED]

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                              AMENDED AND RESTATED

                                CREDIT AGREEMENT

                                      among

                              VANTAS INCORPORATED,
                                  VARIOUS BANKS

                                       and

                                    PARIBAS,

                                    as Agent

                                  $157,875,000

                    ---------------------------------------
                          Dated as of January 16, 1997

                                       and
                   Amended and Restated as of November 6, 1998
                                   and further
                    Amended and Restated as of August 3, 1999
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
                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----
Section  1.  Amount and Terms of Credit......................................1
       1.01  The Commitments.................................................1
       1.02  Minimum Amount of Each Borrowing................................2
       1.03  Notice of Borrowing.............................................2
       1.04  Disbursement of Funds...........................................3
       1.05  Notes...........................................................3
       1.06  Conversions.....................................................5
       1.07  Pro Rata Borrowings.............................................5
       1.08  Interest........................................................6
       1.09  Interest Periods................................................7
       1.10  Increased Costs, Illegality, etc................................8
       1.11  Compensation...................................................10
       1.12  Replacement of Banks...........................................10
Section 1A.  Letters of Credit..............................................12
      1A.01  Letters of Credit..............................................12
      1A.02  Minimum Stated Amount..........................................13
      1A.03  Letter of Credit Requests......................................13
      1A.04  Letter of Credit Participations................................13
      1A.05  Agreement to Repay Letter of Credit Drawings...................15
      1A.06  Increased Costs................................................16
Section  2.  Commitment Commission; Fees; Reductions of Commitment..........16
       2.01  Fees...........................................................16
       2.02  Voluntary Termination of Unutilized Commitments................17
       2.03  Mandatory Reduction of Commitments.............................18
Section  3.  Prepayments; Payments; Taxes...................................19
       3.01  Voluntary Prepayments..........................................19
       3.02  Mandatory Repayments and Commitment Reductions.................20
       3.03  Method and Place of Payment....................................26
       3.04  Net Payments...................................................27
Section  4.  Conditions Precedent to Loans on the Restatement
             Effective Date.................................................28
       4.01  Execution of Agreement; Notes..................................28
       4.02  Officer's Certificate..........................................28
       4.03  Opinions of Counsel............................................29
       4.04  Corporate Documents; Proceedings...............................29
       4.05  Plans; Shareholders' Agreements; Management Agreements;
              Employment Agreements; Collective Bargaining Agreements;
              Debt Agreements; Affiliate Contracts; Tax Sharing Agreements
              and Material Contracts........................................29
       4.06  Assignment of Leases and Rents.................................31
       4.07  Pledge Agreement...............................................31
       4.08  Security Agreement.............................................32
       4.09  Subsidiaries Guaranty..........................................32
       4.10  Material Adverse Change, etc...................................32
       4.11  Litigation.....................................................33
       4.12  Fees, etc......................................................33
       4.13  Solvency Certificate; Insurance Analyses.......................33
       4.14  Approvals......................................................33
       4.15  Financial Statements; Projections; Management Letter Reports...34
       4.16  Refinancing....................................................34
       4.17  Consent Letter.................................................35
       4.18  Equity Financing...............................................35
Section  5.  Conditions Precedent to All Credit Events......................35
       5.01  No Default; Representations and Warranties.....................35
       5.02  Notice of Borrowing; Letter of Credit Request..................35
       5.03  Permitted Acquisitions.........................................35

Section  6.  Representations, Warranties and Agreements.....................36
       6.01  Corporate and Limited Liability Company Status.................36
       6.02  Corporate Power and Authority..................................36
       6.03  No Violation...................................................36
       6.04  Governmental Approvals.........................................37
       6.05  Financial Statements; Financial Condition; Undisclosed
              Liabilities; Projections; etc.................................37
       6.06  Litigation.....................................................38
       6.07  True and Complete Disclosure...................................38
       6.08  Use of Proceeds; Margin Regulations............................39
       6.09  Tax Returns and Payments.......................................39
       6.10  Compliance with ERISA..........................................40
       6.11  The Security Documents.........................................41
       6.12  Representations and Warranties in Credit Documents.............41
       6.13  Properties.....................................................41
       6.14  Capitalization.................................................42
       6.15  Subsidiaries...................................................42
       6.16  Compliance with Statutes, etc..................................42
       6.17  Investment Company Act.........................................43
       6.18  Public Utility Holding Company Act.............................43
       6.19  Environmental Matters..........................................43
       6.20  Labor Relations................................................43
       6.21  Patents, Licenses, Franchises and Formulas.....................44
       6.22  Indebtedness...................................................44

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

       6.23  Restrictions on or Relating to Subsidiaries....................44
       6.24  Foreign Pension Plans..........................................45
       6.25  The Transaction................................................45
       6.26  Concentration Account..........................................45
       6.27  Material Contracts.............................................45
       6.28  Business Centers; Owners.......................................45
       6.29  Year 2000 Reprogramming........................................45
       6.30  Immaterial Subsidiary..........................................46
Section  7.  Affirmative Covenants..........................................46
       7.01  Information Covenants..........................................46
       7.02  Books, Records and Inspections.................................49
       7.03  Maintenance of Property, Insurance.............................49
       7.04  Corporate Franchises...........................................50
       7.05  Compliance with Statutes, etc..................................50
       7.06  Compliance with Environmental Laws.............................50
       7.07  ERISA..........................................................51
       7.08  End of Fiscal Years; Fiscal Quarters...........................52
       7.09  Performance of Obligations.....................................52
       7.10  Payment of Taxes...............................................53
       7.11  Interest Rate Protection.......................................53
       7.12  Use of Proceeds................................................53
       7.13  Year 2000 Reporting............................................53
       7.14  Intellectual Property Rights...................................54
       7.15  Permitted Acquisitions.........................................54
       7.16  Registry.......................................................59
       7.17  Further Actions................................................59
       7.18  Concentration Account..........................................60
Section  8.  Negative Covenants.............................................60
       8.01  Liens..........................................................60
       8.02  Consolidation, Merger, Purchase or Sale of Assets, etc.........62
       8.03  Dividends......................................................63
       8.04  Concentration Account..........................................63
       8.05  Indebtedness...................................................63
       8.06  Advances, Investments and Loans................................64
       8.07  Transactions with Affiliates...................................65
       8.08  Capital Expenditures...........................................65
       8.09  Fixed Charge Coverage Ratio....................................66
       8.10  Interest Coverage Ratio........................................66
       8.11  Consolidated Indebtedness to Consolidated EBITDA...............67
       8.12  Minimum EBITDA.................................................68
       8.13 Limitation on Voluntary Payments and Modification of Existing Indebtedness; Limitation on Modifications of Certificate of
             Incorporation, By-Laws and Certain Other Agreements; etc.......69
       8.14  Limitation on Certain Restrictions on Subsidiaries.............70

       8.15  Limitation on Issuance of Capital Stock........................70
       8.16  Business.......................................................70
       8.17  Limitation on Creation of Subsidiaries.........................70
       8.18  Lease Agreements...............................................71
Section  9.  Events of Default..............................................71
       9.01  Payments.......................................................71
       9.02  Representations, etc...........................................71
       9.03  Covenants......................................................71
       9.04  Default Under Other Agreements.................................71
       9.05  Bankruptcy, etc................................................72
       9.06  ERISA..........................................................72
       9.07  Security Documents.............................................73
       9.08  Guaranties.....................................................73
       9.09  Judgments......................................................73
       9.10  Change in Control..............................................73
Section 10.  Definitions and Accounting Terms...............................74
      10.01  Defined Terms..................................................74
Section 11.  The Agent......................................................98
      11.01  Appointment....................................................98
      11.02  Nature of Duties...............................................98
      11.03  Lack of Reliance on the Agent..................................99
      11.04  Certain Rights of the Agent....................................99
      11.05  Reliance.......................................................99
      11.06  Indemnification................................................99
      11.07  The Agent in Its Individual Capacity..........................100
      11.08  Holders.......................................................100
      11.09  Resignation by the Agent......................................100
Section 12.  Miscellaneous.................................................101
      12.01  Payment of Expenses, etc. ....................................101
      12.02  Right of Setoff...............................................102
      12.03  Notices.......................................................102
      12.04  Benefit of Agreement..........................................102
      12.05  No Waiver; Remedies Cumulative................................104
      12.06  Payments Pro Rata.............................................104
      12.07  Calculations; Computations....................................105
      12.08  GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF
               JURY TRIAL..................................................105
      12.09  Counterparts..................................................106
      12.10  Effectiveness.................................................106
      12.11  Headings Descriptive..........................................106
      12.12  Amendment or Waiver...........................................107
      12.13  Survival......................................................108
      12.14  Domicile of Loans.............................................108
      12.15  Post-Closing Obligations......................................108
      12.16  Default Exception.............................................108
      12.17  Permitted Stock Issuance Adjustment...........................109
      SCHEDULE I      -     COMMITMENTS
      SCHEDULE II     -     INSURANCE
      SCHEDULE III    -     PROJECTIONS
      SCHEDULE IV     -     REAL PROPERTY
      SCHEDULE V      -     CONCENTRATION ACCOUNT
      SCHEDULE VI     -     TAX MATTERS
      SCHEDULE VII    -     ERISA
      SCHEDULE VIII   -     CAPITALIZATION
      SCHEDULE IX     -     SUBSIDIARIES
      SCHEDULE X      -     EXISTING INDEBTEDNESS
      SCHEDULE XI     -     MATERIAL CONTRACTS
      SCHEDULE XII    -     EXISTING LIENS
      SCHEDULE XIII   -     BUSINESS CENTERS; OWNERS
      SCHEDULE XIV    -     DUE DILIGENCE REQUIREMENTS
      SCHEDULE XV     -     CHANGED NAMES

      SCHEDULE XVI    -     GENERAL CORPORATE POWERS
      EXHIBIT A-1     -     NOTICE OF BORROWING
      EXHIBIT A-2     -     NOTICE OF CONVERSION
      EXHIBIT B-1     -     A TERM NOTE
      EXHIBIT B-2     -     B TERM NOTE
      EXHIBIT B-3     -     ACQUISITION NOTE
      EXHIBIT B-4     -     REVOLVING NOTE
      EXHIBIT B-5     -     LETTER OF CREDIT REQUEST
      EXHIBIT C       -     SECTION 3.04(B)(ii) CERTIFICATE
      EXHIBIT D       -     FORM OF OPINION OF MORRISON COHEN
                             SINGER & WEINSTEIN, LLP

      EXHIBIT E       -     OFFICERS' CERTIFICATE OF CREDIT PARTIES
      EXHIBIT F-1     -     CORPORATE PLEDGE AGREEMENT
      EXHIBIT F-2     -     LLC PLEDGE AGREEMENT
      EXHIBIT G       -     SECURITY AGREEMENT
      EXHIBIT H       -     SUBSIDIARIES GUARANTY
      EXHIBIT I       -     SOLVENCY CERTIFICATE
      EXHIBIT J       -     CONSENT LETTER
      EXHIBIT K       -     CASH COLLATERAL AGREEMENT
      EXHIBIT L       -     BANK ASSIGNMENT AND ASSUMPTION
                            AGREEMENT

     AMENDED AND RESTATED CREDIT AGREEMENT, dated as of January 16, 1997, amended and restated as of November 6, 1998, and further amended and restated as of August 3, 1999, among VANTAS INCORPORATED (formerly known as Alliance National Incorporated), a corporation organized and existing under the laws of the State of Nevada (the "Borrower"), the Banks party hereto from time to time, and PARIBAS (formerly known as Banque Paribas), as agent (the "Agent"). Unless otherwise defined herein, all capitalized terms used herein and defined in
Section 10 are used herein as therein defined.

                              W I T N E S S E T H :

     WHEREAS, the Borrower, the Banks and the Agent are parties to a Credit Agreement, dated as of January 16, 1997, and amended and restated as of November 6, 1998 (as the same has been amended, modified or supplemented to, but not including, the Restatement Effective Date, the "Existing Credit Agreement");

     WHEREAS, the Borrower has requested that the Existing Credit Agreement be further amended and restated and the Banks and the Agent are willing to amend and restate the same upon the terms and conditions set forth below;

     NOW, THEREFORE, the parties hereto agree that the Existing Credit Agreement shall be and hereby is amended and restated in its entirety as follows:

     Section 1. Amount and Terms of Credit.

     1.01 The Commitments. (a) Subject to and upon the terms and conditions set forth herein, each Bank with an A Term Loan Commitment severally agrees to make, on the Restatement Effective Date, a term loan (each, an "A Term Loan" and, collectively, the "A Term Loans") to the Borrower, which A Term Loans (i) shall be made and initially maintained as a single Borrowing of Base Rate Loans (subject to the option to convert such Base Rate Loans pursuant to Section 1.06) and (ii) shall not exceed for any Bank, in initial aggregate principal amount, that amount which equals the A Term Loan Commitment of such Bank on such date (before giving effect to any reductions thereto on such date pursuant to Section 2.03(b)(i) but after giving effect to any reductions thereto on or prior to such date pursuant to Section 2.03(b)(ii)). Once repaid, A Term Loans incurred hereunder may not be reborrowed.

     (b) Subject to and upon the terms and conditions set forth herein, each Bank with a B Term Loan Commitment severally agrees to make, on the Restatement Effective Date, a term loan (each, a "B Term Loan" and, collectively, the "B Term Loans") to the Borrower, which B Term Loans (i) shall be made and initially maintained as a single Borrowing of Base Rate Loans (subject to the option to convert such B Term Loans pursuant to Section 1.06) and (ii) shall not exceed for any Bank, in initial aggregate principal amount, that amount which equals the B Term Loan Commitment of such Bank on such date (before giving effect to any reductions thereto on such date pursuant to Section 2.03(c)(i) but after giving effect to any reductions thereto on or prior to such date pursuant to
Section 2.03(c)(ii)). Once repaid, B Term Loans incurred hereunder may not be reborrowed.

     (c) Subject to and upon the terms and conditions set forth herein, each Bank with an Acquisition Loan Commitment severally agrees to make, at any time and from time to time after the Restatement Effective Date and prior to the Acquisition Loan Termination Date, a loan or loans (each an "Acquisition Loan" and, collectively, the "Acquisition Loans") to the Borrower, which Acquisition Loans (i) shall, at the option of the Borrower, be Base Rate Loans or Eurodollar Loans; provided that (x) except as otherwise specifically provided in Section 1.10(b) all Acquisition Loans comprising the same Borrowing shall at all times be of the same Type and (y) no Eurodollar Loans may be incurred prior to the Syndication Termination Date and (ii) shall not exceed for any Bank at any time outstanding that aggregate principal amount which equals the Acquisition Loan Commitment of such Bank at such time after giving effect to any reductions thereto on or prior to such date pursuant to Section 2.03(d)(ii)). Once repaid, Acquisition Loans incurred may be reborrowed prior to the Acquisition Loan Termination Date in accordance with the provisions hereof.

     (d) Subject to and upon the terms and conditions set forth herein, each Bank with a Revolving Loan Commitment severally agrees at any time and from time to time after the Restatement Effective Date and prior to the Revolving Loan Maturity Date, to make a loan or loans (each a "Revolving Loan" and, collectively, the "Revolving Loans") to the Borrower, which Revolving Loans (i) shall, at the option of the Borrower, be Base Rate Loans or Eurodollar Loans; provided that (x) except as otherwise specifically provided in Section 1.10(b) all Revolving Loans comprising the same Borrowing shall at all times be of the same Type and (y) no Eurodollar Loans may be incurred prior to the Syndication Termination Date except that Eurodollar Loans may be incurred on the Initial Eurodollar Loan Borrowing Date so long as any Eurodollar Loans incurred on such date have an Interest Period equal to one month, (ii) may be repaid and reborrowed in accordance with the provisions hereof, and (iii) shall not exceed for any Bank at any time outstanding that aggregate principal amount which, when added to the product of (x) such Bank's Percentage and (y) the aggregate amount of all Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans), equals the Revolving Loan Commitment of such Bank at such time.

     1.02 Minimum Amount of Each Borrowing. The aggregate principal amount of each Borrowing hereunder shall not be less than the Minimum Borrowing Amount and, if greater, shall be in integral multiples of $100,000. More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than twenty Borrowings of Eurodollar Loans.

     1.03 Notice of Borrowing. (a) Whenever the Borrower desires to make a Borrowing hereunder, it shall give the Agent at its Notice Office, prior to 10:00 a.m. (New York time) at least one Business Day's prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Base Rate Loans and at least three Business Days' prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Eurodollar Loans. Each such notice (each a "Notice of Borrowing"), except as otherwise expressly provided in Section 1.10, shall be irrevocable and shall be given by the Borrower in the form of Exhibit A-1, appropriately completed to specify (i) the aggregate principal amount of the Loans to be made pursuant to such Borrowing,
(ii) the date of such Borrowing (which shall be a Business Day), (iii) whether the Loans being made pursuant to such Borrowing shall constitute A Term

Loans, B Term Loans, Revolving Loans or Acquisition Loans and (iv) whether the Loans being made pursuant to such Borrowing are to be initially maintained as Base Rate Loans or Eurodollar Loans and, if Eurodollar Loans, the initial Interest Period to be applicable thereto. Any notice received after 10:00 a.m. (New York time) shall be deemed to be received on the next succeeding Business Day. The Agent shall promptly give each Bank which is required to make Loans of the Tranche specified in the respective Notice of Borrowing notice of such proposed Borrowing, of such Bank's proportionate share thereof and of the other matters specified in the Notice of Borrowing.

     (b) Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice permitted to be given hereunder, the Agent or the respective Issuing Bank (in the case of Letters of Credit) may, prior to receipt of written confirmation, act without liability upon the basis of telephonic notice believed by the Agent or the respective Issuing Bank (in the case of Letters of Credit) in good faith to be from the President, Senior Vice President of Finance, the Chief Executive Officer, Chief Financial Officer or Controller of the Borrower. In each such case, the Agent's or such Issuing Bank's record of the terms of such telephonic notice shall be conclusive absent manifest error.

     1.04 Disbursement of Funds. No later than 12:00 Noon (New York time) on the date specified in each Notice of Borrowing, each Bank with a Commitment of the respective Tranche will make available its pro rata portion (determined in accordance with Section 1.07) of each such Borrowing requested to be made on such date. All such amounts shall be made available in Dollars and in immediately available funds at the Payment Office of the Agent, and the Agent will make available to the Borrower at the Payment Office the aggregate of the amounts so made available by the Banks. Unless the Agent shall have been notified in writing by any Bank prior to the date of Borrowing that such Bank does not intend to make available to the Agent such Bank's portion of any Borrowing to be made on such date, the Agent may assume that such Bank has made such amount available to the Agent on such date of Borrowing and the Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Agent by such Bank, the Agent shall be entitled to recover such corresponding amount on demand from such Bank. If such Bank does not pay such corresponding amount forthwith upon the Agent's demand therefor, the Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Agent. The Agent shall also be entitled to recover on demand from such Bank or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrower, until the date such corresponding amount is recovered by the Agent, at a rate per annum equal to (i) if recovered from such Bank, the cost to the Agent of acquiring overnight federal funds and (ii) if recovered from the Borrower, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 1.08. Nothing in this Section 1.04 shall be deemed to relieve any Bank from its obligation to make Loans hereunder or to prejudice any rights which the Borrower may have against any Bank as a result of any failure by such Bank to make Loans hereunder.

     1.05 Notes. (a) The Borrower's obligation to pay the principal of, and interest on, the Loans made by each Bank shall be evidenced (i) if A Term Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-1 with blanks appropriately completed in conformity herewith (each, an "A Term Note" and, collectively, the "A Term Notes"), (ii) if B Term Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-2 with blanks appropriately completed in conformity herewith (each, a "B Term Note" and, collectively, the "B Term Notes"), (iii) if Acquisition Loans, by a promissory note duly executed and delivered by the Borrower substantially in the from of Exhibit B-3, with blanks appropriately completed in conformity herewith (each an "Acquisition Note" and collectively, the "Acquisition Notes"), and (iv) if Revolving Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-4, with blanks appropriately completed in conformity herewith (each a "Revolving Note" and, collectively, the "Revolving Notes").

     (b) The A Term Note issued to each Bank shall (i) be executed by the Borrower, (ii) be payable to the order of such Bank or its registered assigns and be dated the Restatement Effective Date, (iii) be in a stated principal amount equal to the A Term Loan Commitment of such Bank on the Restatement Effective Date and be payable in the principal amount of the A Term Loans evidenced thereby, (iv) mature on the A Term Loan Maturity Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby,
(vi) be subject to voluntary repayment as provided in Section 3.01, and mandatory repayment as provided in Section 3.02 and (vii) be entitled to the benefits of this Agreement and the Guaranties and be secured by the Security Documents.

     (c) The B Term Note issued to each Bank shall (i) be executed by the Borrower, (ii) be payable to the order of such Bank or its registered assigns and be dated the Restatement Effective Date, (iii) be in a stated principal amount equal to the B Term Loan made by such Bank on the Restatement Effective Date and be payable in the principal amount of the B Term Loan evidenced thereby, (iv) mature on the B Term Loan Maturity Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary repayment as provided in Section 3.01, and mandatory repayment as provided in Section 3.02 and (vii) be entitled to the benefits of this Agreement and the Guaranties and be secured by the Security Documents.

     (d) The Acquisition Note issued to each Bank with an Acquisition Loan Commitment shall (i) be executed by the Borrower, (ii) be payable to the order of such Bank or its registered assigns and be dated the Restatement Effective Date, (iii) be in a stated principal amount equal to the Acquisition Loan Commitment of such Bank and be payable in the principal amount of the Acquisition Loans evidenced thereby, (iv) mature on the Acquisition Loan Maturity Date, (v) bear interest as provided in the appropriate clause of
Section 1.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary repayment as provided in
Section 3.01, and mandatory repayment as provided in Section 3.02 and (vii) be entitled to the benefits of this Agreement and the Guaranties and be secured by the Security Documents.

     (e) The Revolving Note issued to each Bank with a Revolving Loan Commitment shall (i) be executed by the Borrower, (ii) be payable to the order of such Bank or its registered assigns and be dated the Restatement Effective Date, (iii) be in a stated principal amount equal to the Revolving Loan Commitment of such Bank and be payable in the principal amount of the Revolving Loans evidenced thereby, (iv) mature on the Revolving Loan Maturity Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary repayment as provided in Section 3.01, and mandatory repayment as provided in Section 3.02 and (vii) be entitled to the benefits of this Agreement and the Guaranties and be secured by the Security Documents.

     (f) Each Bank will note on its internal records the amount of each Loan made by it and each payment in respect thereof and will prior to any transfer of any of its Notes endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation or the making of an incorrect notation shall not affect the Borrower's obligations in respect of such Loans.

     1.06 Conversions. The Borrower shall have the option to convert, on any Business Day, all or a portion at least equal to the Minimum Borrowing Amount of the outstanding principal amount of the Loans made pursuant to one or more Borrowings (so long as of the same Tranche) of one Type of Loan into a Borrowing or Borrowings (of the same Tranche) of the other Type of Loan; provided that:

          (i) except as otherwise provided in Section 1.10(b), Eurodollar Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable to the Loans being converted and no such partial conversion of Eurodollar Loans shall reduce the outstanding principal amount of such Eurodollar Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount applicable thereto;

          (ii) Base Rate Loans may only be converted into Eurodollar Loans if no Default or Event of Default is in existence on the date of the conversion;

          (iii) no conversion pursuant to this Section 1.06 shall result in a greater number of Borrowings than is permitted under Section 1.02; and

          (iv) prior to the Syndication Termination Date, no Loan may be converted into Eurodollar Loans except that on the Initial Eurodollar Loan Borrowing Date, Revolving Loans may be converted into Eurodollar Loans with an Interest Period of one month.

Each such conversion shall be effected by the Borrower by giving the Agent at its Notice Office prior to 12:00 Noon (New York time) at least three Business Days' prior written notice (or telephonic notice promptly confirmed in writing) (each a "Notice of Conversion") which notice shall be in the form of Exhibit A-2, appropriately completed to specify the Loans to be so converted, the Borrowing(s) pursuant to which such Loans were made and, if to be converted into Eurodollar Loans, the Interest Period to be initially applicable thereto. The Agent shall give each Bank prompt notice of any such proposed conversion affecting any of its Loans.

     1.07 Pro Rata Borrowings. All Borrowings of Loans under this Agreement shall be incurred from the Banks pro rata on the basis of their respective A Term Loan Commitments, B Term Loan Commitments, Acquisition Loan Commitments or Revolving Loan Commitments, as the case may be. It is understood that no Bank shall be responsible for any default by any other Bank of its obligation to make Loans hereunder and that each Bank shall be obligated to make the Loans provided to be made by it hereunder regardless of the failure of any other Bank to make its Loans hereunder.

     1.08 Interest. (a) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Base Rate Loan made to it from the date of the Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) of such Base Rate Loan and (ii) the conversion of such Base Rate Loan to a Eurodollar Loan pursuant to Section 1.06, at a rate per annum which shall at all times be equal to the sum of the Applicable Margin plus the Base Rate in effect from time to time.

     (b) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Eurodollar Loan made to it from the date of the Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) of such Eurodollar Loan and (ii) the conversion of such Eurodollar Loan to a Base Rate Loan pursuant to Section 1.06, 1.09 or 1.10(b), as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the Applicable Margin plus the Quoted Rate for such Interest Period.

     (c) Overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan and any other overdue amount payable hereunder shall, in each case, bear interest at a rate per annum equal to the greater of (x) 2% per annum in excess of the rate otherwise applicable to Base Rate Loans of the respective Tranche of Loans from time to time and (y) the rate which is 2% in excess of the rate borne by such Loans. Interest which accrues under this
Section 1.08(c) shall be payable on demand.

     (d) Accrued (and theretofore unpaid) interest shall be payable (i) in respect of each Base Rate Loan, quarterly in arrears on each Quarterly Payment Day, (ii) in respect of each Eurodollar Loan on (x) the date of any prepayment or repayment thereof (on the amount prepaid or repaid), (y) the date of any conversion into a Base Rate Loan pursuant to Section 1.06, 1.09 or 1.10(b), as applicable (on the amount converted) and (z) on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period and (iii) in respect of each Loan, at maturity (whether by acceleration or otherwise) and, after such maturity, on demand. Notwithstanding anything to the contrary in this Agreement or in the Existing Credit Agreement, all accrued (but theretofore unpaid) interest with respect to Loans under and as defined in the Existing Credit Agreement which were outstanding prior to the Restatement Effective Date shall be payable on the Restatement Effective Date.

     (e) Upon each Interest Determination Date, the Agent shall determine the Quoted Rate for the Interest Period applicable to Eurodollar Loans and shall promptly notify the Borrower and the Banks thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

     (f) All computations of interest hereunder shall be made in accordance with
Section 12.07(b).

     1.09 Interest Periods. At the time it gives any Notice of Borrowing or Notice of Conversion in respect of the making of, or conversion into, a Eurodollar Loan (in the case of the initial Interest Period applicable thereto) or prior to 10:00 a.m. (New York time) on the third Business Day prior to the expiration of an Interest Period applicable to such Eurodollar Loan (in the case of any subsequent Interest Period), the Borrower shall have the right to elect, by giving the Agent notice thereof, the interest period (each an "Interest Period") applicable to such Eurodollar Loan, which Interest Period shall, at the option of the Borrower, be a one, three or six-month period; provided that:

          (i) all Eurodollar Loans comprising a single Borrowing shall at all times have the same Interest Period;

          (ii) the initial Interest Period for any Eurodollar Loan shall commence on the date of Borrowing of such Loan (including the date of any conversion thereto from a Borrowing of Base Rate Loans) and each Interest Period occurring thereafter in respect of such Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

          (iii) if any Interest Period relating to a Eurodollar Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

          (iv) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a Eurodollar Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

          (v) no Interest Period for a Borrowing under a Tranche shall be selected which extends beyond the respective Maturity Date of such Tranche;

          (vi) no Interest Period may be selected at any time when any Default or Event of Default is then in existence;

          (vii) no Interest Period in respect of any Borrowing of A Term Loans, B Term Loans or Acquisition Loans, as the case may be, shall be selected which extends beyond any date upon which a mandatory repayment of such A Term Loans, B Term Loans or Acquisition Loans will be required to be made under Section 3.02(A)(b), (c) or (d), as the case may be, if, after giving effect to the selection of such Interest Period, the aggregate principal amount of such A Term Loans, B Term Loans or Acquisition Loans, as the case may be, maintained as Eurodollar Loans which have Interest Periods expiring after such date will be in excess of the aggregate principal amount of such A Term Loans, B Term Loans or Acquisition Loans, as the case may be, then outstanding less the aggregate amount of such required prepayment; and

          (viii) no Interest Period may be selected prior to the Syndication Termination Date, except that with respect to Revolving Loans, on the Initial Eurodollar Loan Borrowing Date, Interest Periods of one month may be selected.

If upon the expiration of any Interest Period applicable to a Borrowing of Eurodollar Loans the Borrower has failed to elect a new Interest Period to be applicable to such Eurodollar Loans as provided above or a Default or Event of Default then exists, the Borrower shall be deemed to have elected to convert such Eurodollar Loans into Base Rate Loans effective as of the expiration date of such current Interest Period.

     1.10 Increased Costs, Illegality, etc. (a) In the event that any Bank shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by the Agent):

          (i) on any Interest Determination Date that, by reason of any changes arising after the Original Effective Date affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Quoted Rate; or

          (ii) at any time, that such Bank shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loan because of (x) any change since the Original Effective Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, for example, but not limited to: (A) a change in the basis of taxation of payments to any Bank of the principal of or interest on the Notes or any other amounts payable hereunder (except for changes in the rate of tax on, or determined by reference to, the net income or profits of such Bank imposed by the jurisdiction in which its principal office or applicable lending office is located) or (B) a change in official reserve requirements (but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Quoted Rate) and/or (y) other circumstances since the Original Effective Date affecting such Bank or the interbank Eurodollar market or the position of such Bank in such market; or

          (iii) at any time, that the making or continuance of any Eurodollar Loan has been made (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by any Bank in good faith with any governmental request (whether or not having the force of law) or (z) impracticable as a result of a contingency occurring after the Original Effective Date which materially and adversely affects the interbank Eurodollar market;

then, and in any such event, such Bank (or the Agent, in the case of clause (i) above) shall promptly give notice (if by telephone, promptly confirmed in writing) to the Borrower, and, except in the case of clause (i) above, to the Agent of such determination (which notice the Agent shall promptly transmit to each of the other Banks). Thereafter (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Agent notifies the Borrower and the Banks that the circumstances giving rise to such notice by the Agent no longer exist, and any Notice of Borrowing or Notice of Conversion given by the Borrower with respect to Eurodollar Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower shall pay to such Bank, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Bank in its sole discretion shall determine) as shall be required to compensate such Bank for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Bank, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Bank shall, absent manifest error, be final and conclusive and binding on all the parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 1.10(b) as promptly as possible and, in any event, within the time period required by law.

     (b) At any time that any Eurodollar Loan is affected by the circumstances described in Section 1.10(a)(ii) or (iii), the Borrower may (and in the case of a Eurodollar Loan affected by the circumstances described in Section 1.10(a)(iii) shall) either (i) if the affected Eurodollar Loan is then being made initially or pursuant to a conversion, by giving the Agent telephonic notice (confirmed in writing) on the same date that the Borrower was notified by the affected Bank or the Agent pursuant to Section 1.10(a)(ii) or (iii), cancel the respective Borrowing or conversion, or (ii) if the affected Eurodollar Loan is then outstanding, upon at least three Business Days' written notice to the Agent, require the affected Bank to convert such Eurodollar Loan into a Base Rate Loan; provided that if more than one Bank is affected at any time, then all affected Banks must be treated the same pursuant to this Section 1.10(b).

     (c) If at any time after the Original Effective Date hereof, any Bank determines that the introduction of or any change in applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by any governmental authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by such Bank or any corporation controlling such Bank based on the existence of such Bank's Commitments hereunder or its obligations hereunder, then the Borrower shall pay to such Bank, upon its written demand therefor, such additional amounts as shall be required to compensate such Bank for the increased cost to such Bank or such other corporation or the reduction in the rate of return to such Bank or such other corporation as a result of such increase of capital. In determining such additional amounts, each Bank will act reasonably and in good faith and will use averaging and attribution methods which are reasonable; provided that such Bank's determination of compensation owing under this Section 1.10(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Each Bank, upon determining that any additional amounts will be payable pursuant to this Section 1.10(c), will give prompt written notice thereof to the Borrower, which notice shall show in reasonable detail the basis for calculation of such additional amounts, although the failure to give any such notice shall not release or diminish any of the Borrower's obligations to pay additional amounts pursuant to this Section 1.10(c).

     1.11 Compensation. The Borrower shall compensate each Bank, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all losses, expenses and liabilities
(including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Bank to fund its Eurodollar Loans) which such Bank may sustain: (i) if for any reason (other than a default by such Bank or the Agent) a Borrowing of, or conversion from or into, Eurodollar Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 1.10(a)); (ii) if any repayment (including any repayment made pursuant to Section 3.02 or as a result of an acceleration of the Loans pursuant to Section 9 and including any repayment of Loans under and as defined in the Existing Credit Agreement on the Restatement Effective Date from the proceeds of Loans) or conversion of any of its Eurodollar Loans occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any of its Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of (x) any other default by the Borrower to repay its Loans when required by the terms of this Agreement or any Note held by such Bank or (y) any election made pursuant to Section 1.10(b). A Bank's basis for requesting compensation pursuant to this Section, and a Bank's calculations of the amount thereof, shall, absent manifest error, be final and conclusive and binding on all the parties hereto.

     1.12 Replacement of Banks. (x) If any Bank becomes a Defaulting Bank or (y) if any Bank (other than the Agent) refuses to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Banks as provided in Section 12.12(b), then the Borrower shall have the right, if no Default or Event of Default then exists, to replace such Bank (the "Replaced Bank") with any other Bank or with one or more Eligible Transferee or Transferees, none of whom shall constitute a Defaulting Bank at the time of such replacement (collectively, the "Replacement Bank") reasonably acceptable to the Agent or, at the option of the Borrower, to replace only (a) the Revolving Loan Commitment (and Revolving Loans outstanding pursuant thereto) of the Replaced Bank with an identical Revolving Loan Commitment (and Revolving Loans outstanding pursuant thereto) provided by the Replacement Bank or (b) in the case of a replacement as provided Section 12.12(b) when a consent of the respective Bank is required, with respect to less than all Tranches of its Loans or Commitments, the Commitments and/or outstanding Loans of such Bank in respect of each Tranche when a consent of such Bank would otherwise be individually required, with identical Commitments and/or Loans of the respective Tranche provided by the Replacement Bank; provided that:

          (i) at the time of any replacement pursuant to this Section 1.12, the Replacement Bank shall enter into one or more assignment agreements pursuant to Section 12.04(b) (and with all fees payable pursuant to said
     Section 12.04(b) to be paid by the Replacement Bank) pursuant to which the Replacement Bank shall acquire all of the Commitments and outstanding Loans of (or, in the case of the replacement of only (a) the Revolving Loan Commitment, the Revolving Loan Commitment and outstanding Revolving Loans and participations in Letter of Credit Outstandings, (b) the Acquisition Loan Commitment, prior to the Acquisition Loan Termination Date, the
     Acquisition Loan Commitment and outstanding Acquisition Loans and thereafter, the outstanding Acquisition Loans, (c) the A Term Loan Commitment, the outstanding A Term Loans and/or (d) the B Term Loan Commitment, the outstanding B Term Loans) the Replaced Bank and in each case (except for replacement of only the outstanding A Term Loans, B Term Loans or Acquisition Loans of the respective Bank) participations in Letters of Credit by, the Replaced Bank and in connection therewith, shall pay to (x) the Replaced Bank in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans (or, in the case of the replacement of only (I) the Revolving Loan Commitment, the outstanding Revolving Loans, (II) prior to the Acquisition Loan Termination Date, the Acquisition Loan Commitment, the Acquisition Loans, (III) after the Acquisition Loan Termination Date, the outstanding Acquisition Loans of the Replaced Banks, (IV) the A Term Loans, the outstanding A Term Loans of the Replaced Bank), (V) the B Term Loans, the outstanding B Term Loans of the Replaced Banks, and (B) except in the case of the replacement of only the outstanding A Term Loans of the Replaced Bank, only the outstanding B Term Loans of the Replaced Banks or only the Acquisition Loan Commitment or outstanding Acquisition Loans, an amount equal to such Replaced Bank's Percentage of all Unpaid Drawings that have been funded by (and not reimbursed to) such Replaced Bank, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Bank but only with respect to the relevant Tranche, in the case of the replacement of less than all the Tranches of Loans then held by the respective Replaced Bank) pursuant to Section 2.01 hereof and (y) except in the case of the replacement of only the outstanding A Term Loans, B Term Loans, Acquisition Loan Commitment or Acquisition Loans of the Replaced Bank, the Issuing Bank or Banks, an amount equal to such Replaced Bank's Percentage of any Unpaid Drawing (which at such time remains an Unpaid Drawing) with respect to a Letter of Credit issued by such Issuing Bank to the extent such amount was not theretofore funded by such Replaced Bank; and

          (ii) all obligations of the Borrower owing to the Replaced Bank (other than those (a) specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid or (b) relating to any Tranche of Loans and/or Commitments of the respective Replaced Bank which will remain outstanding after giving effect to the respective replacement) shall be paid in full by the Borrower to such Replaced Bank concurrently with such replacement.

Upon the execution of the respective assignment documentation, the payment of amounts referred to in clauses (i) and (ii) above, recordation of the assignment on the Register by the Agent pursuant to Section 7.16 and, if so requested by the Replacement Bank, delivery to the Replacement Bank of the appropriate Note or Notes, executed by the Borrower, (x) the Replacement Bank shall become a Bank hereunder, unless the respective Replaced Bank continues to have outstanding A Term Loans, B Term Loans, an Acquisition Loan Commitment or Acquisition Loans, or a Revolving Loan Commitment hereunder the Replaced Bank shall cease to constitute a Bank hereunder with respect to the Loans and Commitments so transferred, except with respect to indemnification provisions under this Agreement, which shall survive as to such Replaced Bank, and the Percentages and Acquisition Commitment Percentages of the Banks shall be automatically adjusted at such time to give effect to such replacement.

     Section 1A. Letters of Credit.

     1A.01 Letters of Credit. (a) Subject to and upon the terms and conditions herein set forth, the Borrower may request any Issuing Bank at any time and from time to time on and after the Restatement Effective Date and prior to the third Business Day immediately preceding the Revolving Loan Maturity Date to issue, for the account of the Borrower or any of its Subsidiaries and for the benefit of any holder (or any trustee, agent or other similar representative for any such holders) of L/C Supportable Indebtedness, an irrevocable standby letter of credit in a form customarily used by such Issuing Bank or in such other form as has been approved by such Issuing Bank in support of said L/C Supportable Indebtedness (each such letter of credit, a "Letter of Credit" and, collectively, the "Letters of Credit"). All Letters of Credit outstanding under and as defined in the Existing Credit Agreement (the "Existing Letters of Credit"), which have an aggregate stated amount of $5,725,812, shall remain outstanding under this Agreement and shall be considered Letters of Credit for all purposes of this Agreement. All Letters of Credit shall be denominated in Dollars. In the event a Letter of Credit is issued for the account of a Subsidiary of the Borrower, the Borrower agrees that it shall be obligated with respect to the Letter of Credit Outstandings related to such Letter of Credit notwithstanding that such Letter of Credit was issued for the account of a Subsidiary of the Borrower.

     (b) Each Issuing Bank (other than Paribas) may agree in its sole discretion and Paribas hereby agrees that it will (subject to the terms and conditions contained herein), at any time and from time to time after the Restatement Effective Date and prior to the Revolving Loan Maturity Date, following its receipt of the respective Letter of Credit Request, issue for the account of the Borrower or any of its Subsidiaries one or more Letters of Credit in support of such L/C Supportable Indebtedness as is permitted to remain outstanding without giving rise to a Default or Event of Default hereunder; provided that the respective Issuing Bank shall be under no obligation to issue any Letter of Credit if at the time of such issuance:

          (i) any order, judgment or decree of any governmental authority or arbitrator shall purport by its terms to enjoin or restrain such Issuing Bank from issuing such Letter of Credit or any requirement of law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuing Bank is not otherwise compensated) not in effect on the date hereof, or any unreimbursed loss, cost or expense which was not applicable, in effect or known to such Issuing Bank as of the date hereof and which such Issuing Bank in good faith deems material to it;

            (ii) such Issuing Bank shall have received a notice of the type described in the second sentence of Section 1A.03(b) from any Bank prior to the issuance of such Letter of Credit; or

            (iii) a Bank Default exists, unless such Issuing Bank has entered into arrangements satisfactory to it and the Borrower to eliminate such Issuing Bank's risk with respect to the Bank which is the subject of the Bank Default, including by cash collateralizing such Bank's Percentage of the Letter of Credit Outstandings.

     (c) Notwithstanding the foregoing, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letter of Credit Outstandings
(exclusive of Unpaid Drawings which are repaid on the date of, prior to the issuance of, the respective Letter of Credit) at such time, would exceed (x) $15,000,000 or (y) when added to the aggregate principal amount of all Revolving Loans then outstanding, an amount equal to the Total Revolving Loan Commitment then in effect (after giving effect to any reductions to the Total Revolving Loan Commitment on such date) and (ii) each Letter of Credit shall by its terms terminate on or before the earlier of (x) the date which occurs 12 months after the date of the issuance thereof (although any such Letter of Credit may be renewable for successive periods of up to 12 months, but not beyond the Revolving Loan Maturity Date, on terms acceptable to the Issuing Bank) and (y) the third Business Day immediately preceding the Revolving Loan Maturity Date.

     1A.02 Minimum Stated Amount. The Stated Amount of each Letter of Credit shall be not less than $25,000 or such lesser amount as is acceptable to the Issuing Bank but in no event shall there be more than 75 Letters of Credit outstanding at any one time.

     1A.03 Letter of Credit Requests. (a) Whenever the Borrower desires that a Letter of Credit be issued for its account, the Borrower shall give the Agent and the respective Issuing Bank at least 7 Business Days' (or such shorter period as is acceptable to the respective Issuing Bank in any given case) written notice prior to the proposed date of issuance (which shall be a Business
Day). Each notice shall be in the form of Exhibit B-5 (each a "Letter of Credit Request").

     (b) The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 1A.01(c). Unless the Issuing Bank has received notice from any Bank before it issues a Letter of Credit that one or more of the conditions specified in
Section 5 are not then satisfied, or that the issuance of such Letter of Credit would violate Section 1A.01(c), then such Issuing Bank may issue the requested Letter of Credit for the account of the Borrower in accordance with the Issuing Bank's usual and customary practices.

     1A.04 Letter of Credit Participations. (a) Immediately upon the issuance by the respective Issuing Bank of any Letter of Credit (or on the Restatement Effective Date in the case of Letters of Credit under and as defined in the Existing Credit Agreement), such Issuing Bank shall be deemed to have sold and transferred to each Bank with a Revolving Loan Commitment, other than such Issuing Bank (each such Bank, in its capacity under this Section 1A.04, a "Participant"), and each such Participant shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Bank, without recourse or warranty, an undivided interest and participation, to the extent of such Participant's Percentage in such Letter of Credit, each substitute letter of credit, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto. Upon any change in the Revolving Loan Commitments of the Banks pursuant to Section 12.04, it is hereby agreed that, with respect to all outstanding Letters of Credit and

Unpaid Drawings, there shall be an automatic adjustment to the participations pursuant to this Section 1A.04 to reflect the new Percentages of the assignor and assignee Bank or of all Banks with Revolving Loan Commitments, as the case may be.

     (b) In determining whether to pay under any Letter of Credit, the Issuing Bank shall not have any obligation relative to the other Banks other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by any Issuing Bank under or in connection with any Letter of Credit if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for such Issuing Bank any resulting liability to the Borrower or any Bank.

     (c) In the event that any Issuing Bank makes any payment under any Letter of Credit and the Borrower shall not have reimbursed such amount in full to the Issuing Bank pursuant to Section 1A.05(a), such Issuing Bank shall promptly notify the Agent, which shall promptly notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to the Agent for the account of such Issuing Bank the amount of such Participant's Percentage of such unreimbursed payment in Dollars and in same day funds. If the Agent so notifies, prior to 11:00 a.m. (New York time) on any Business Day, any Participant required to fund a payment under a Letter of Credit, such Participant shall make available to the Agent at the Payment Office of the Agent for the account of such Issuing Bank in Dollars such Participant's Percentage of the amount of such payment on such Business Day in same day funds. If and to the extent such Participant shall not have so made its Percentage of the amount of such payment available to the Agent for the account of such Issuing Bank, such Participant agrees to pay to the Agent for the account of such Issuing Bank, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Agent for the account of such Issuing Bank at the overnight Federal Funds Rate. The failure of any Participant to make available to the Agent for the account of such Issuing Bank its Percentage of any payment under any Letter of Credit shall not relieve any other Participant of its obligation hereunder to make available to the Agent for the account of such Issuing Bank its Percentage of any Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to the Agent for the account of such Issuing Bank such other Participant's Percentage of any such payment.

     (d) Whenever any Issuing Bank receives a payment of a reimbursement obligation as to which the Agent has received for the account of such Issuing Bank any payments from the Participants pursuant to clause (c) above, such Issuing Bank shall pay to the Agent and the Agent shall promptly pay each Participant which has paid its Percentage thereof, in Dollars and in same day funds, an amount equal to such Participant's share (based on the proportionate aggregate amount funded by such Participant to the aggregate amount funded by all Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.

     (e) The obligations of the Participants to make payments to the Agent for the account of each Issuing Bank with respect to Letters of Credit issued shall be irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

          (i) any lack of validity or enforceability of this Agreement or any of the Credit Documents;

          (ii) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Agent, any Participant, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit);

          (iii) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

          (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

          (v) the occurrence of any Default or Event of Default.

     1A.05 Agreement to Repay Letter of Credit Drawings. (a) The Borrower hereby agrees to reimburse the respective Issuing Bank, by making payment to the Agent in immediately available funds at the Payment Office (or by making the payment directly to such Issuing Bank at such location as may otherwise have been agreed upon by the Borrower and such Issuing Bank), for any payment or disbursement made by such Issuing Bank under any Letter of Credit (each such amount so paid until reimbursed, an "Unpaid Drawing"), immediately after, and in any event on the date of, such payment or disbursement, with interest on the amount so paid or disbursed by such Issuing Bank, to the extent not reimbursed prior to 12:00 Noon (New York time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date such Issuing Bank is reimbursed by the Borrower therefor at a rate per annum which shall be the Base Rate in effect from time to time plus 4%, in each case with such interest to be payable on demand.

     (b) The obligations of the Borrower under this Section 1A.05 to reimburse the respective Issuing Bank with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against any Bank (including in its capacity as Issuing Bank or as Participant), including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit (each a "Drawing") to conform to the terms of the Letter of Credit or any nonapplication or misapplication by the beneficiary of the proceeds of such Drawing; provided, however, that the Borrower shall not be obligated to reimburse any Issuing Bank for any wrongful payment made by such Issuing Bank under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Issuing Bank.

     1A.06 Increased Costs. If at any time after the Original Effective Date hereof any Issuing Bank or any Participant determines that the introduction of or any change in any applicable law, rule, regulation, order, guideline or request or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by such Issuing Bank or any Participant, or any corporation controlling such Person, with any request or directive by any such authority (whether or not having the force of law), shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by such Issuing Bank or participated in by any Participant, or (ii) impose on such Issuing Bank or any Participant, or any corporation controlling such Person, any other conditions relating, directly or indirectly, to this Agreement or any Letter of Credit; and the result of any of the foregoing is to increase the cost to such Issuing Bank or any Participant of issuing, maintaining or participating in any Letter of Credit, or reduce the amount of any sum received or receivable by such Issuing Bank or any Participant hereunder or reduce the rate of return on its capital with respect to Letters of Credit, then, upon demand to the Borrower by such Issuing Bank or any Participant (a copy of which demand shall be sent by such Issuing Bank or such Participant to the Agent), the Borrower shall pay to such Issuing Bank or such Participant such additional amount or amounts as will compensate such Bank for such increased cost or reduction in the amount receivable or reduction on the rate of return on its capital. Such Issuing Bank or any Participant, upon determining that any additional amounts will be payable pursuant to this Section 1A.06, will give prompt written notice thereof to the Borrower, which notice shall include a certificate submitted to the Borrower by such Issuing Bank or such Participant (a copy of which certificate shall be sent by such Issuing Bank or such Participant to the Agent), setting forth in reasonable detail the basis for the calculation of such additional amount or amounts necessary to compensate such Issuing Bank or such Participant, although failure to give any such notice shall not release or diminish the Borrower's obligations to pay additional amounts pursuant to this Section 1A.06. The certificate required to be delivered pursuant to this Section 1A.06 shall, absent manifest error, be final, conclusive and binding on the Borrower.

     Section 2. Commitment Commission; Fees; Reductions of Commitment.

     2.01 Fees. (a) The Borrower agrees to pay to the Agent for distribution to each Bank with a Revolving Loan Commitment or an Acquisition Loan Commitment a commitment commission (the "Commitment Commission") for the period from and including the Restatement Effective Date to and excluding the later of the Acquisition Loan Termination Date and the Revolving Loan Maturity Date (or such earlier date as the Total Commitment shall have been terminated) computed at a rate for each day equal to 1/2 of 1% per annum on the daily Aggregate Unutilized Commitment of such Bank. Accrued Commitment Commission shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the later of the Acquisition Loan Termination Date and the Revolving Loan Maturity Date or such earlier date upon which the Total Commitment is terminated.

     (b) The Borrower agrees to pay to each Issuing Bank, for its own account, a facing fee in respect of each Letter of Credit issued by such Issuing Bank hereunder (the "Facing Fee"), for the period from and including the date of issuance of such Letter of Credit (which, in the case of the Existing Letters of Credit shall be deemed to be the Restatement Effective Date) to and including the date of termination of such Letter of Credit, equal to 1/4 of 1% per annum of the daily Stated Amount of such Letter of Credit; provided that in no event shall the annual Facing Fee with respect to each Letter of Credit be less than $500. Accrued Facing Fees shall be due and payable in arrears to the Issuing Bank in respect of each Letter of Credit issued by it on each Quarterly Payment Date and the date of the termination of the Total Revolving Loan Commitment on which no Letters of Credit remain outstanding.

     (c) The Borrower agrees to pay to the Agent for distribution to each Bank with a Revolving Loan Commitment a fee in respect of each Letter of Credit issued hereunder (the "Letter of Credit Fee"), for the period from and including the date of issuance of such Letter of Credit (which, in the case of the Existing Letters of Credit shall be deemed to be the Restatement Effective Date) to and including the date of termination of such Letter of Credit, computed at a rate per annum equal to the product of (x) the Applicable Margin for Revolving Loans which are maintained as Eurodollar Loans and (y) the daily Stated Amount of such Letter of Credit. Letter of Credit Fees shall be distributed by the Agent to the Banks on the basis of the respective Percentages as in effect from time to time. Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the date of the termination of the Total Revolving Loan Commitment on which no Letters of Credit remain outstanding.

     (d) The Borrower hereby agrees to pay in immediately available funds directly to the Issuing Bank upon each issuance of, drawing under, and/or amendment of, a Letter of Credit issued by the Issuing Bank such amount as shall at the time of such issuance, drawing or amendment be the administrative charge which the Issuing Bank is customarily charging for issuances of, drawings under (including wire charges) or amendments of, letters of credit issued by it or such alternative amounts as may have been agreed upon in writing by the Borrower and the Issuing Bank.

     (e) Notwithstanding anything to the contrary contained in this Agreement or in the Existing Credit Agreement, all unpaid Fees included, and as defined in, the Existing Credit Agreement (including, without limitation, Commitment Commissions, Facing Fees, and Letter of Credit Fees (each as defined in the Existing Credit Agreement) accrued prior to the Restatement Effective Date) shall be payable on the Restatement Effective Date.

     (f) The Borrower shall pay to the Agent, for its account, such other fees and other consideration as have been agreed to in writing by the Borrower or any of its Subsidiaries and the Agent.

     2.02 Voluntary Termination of Unutilized Commitments. (a) Upon at least three Business Days' prior written notice (or telephonic notice promptly confirmed in writing) to the Agent at its Notice Office (which notice the Agent shall promptly transmit to each of the Banks), the Borrower shall have the right, without premium or penalty, to terminate the Total Unutilized Revolving Loan Commitment and/or the Total Unutilized Acquisition Loan Commitment, in whole or in part; provided that (i) each such reduction shall apply proportionately to reduce the Revolving Loan Commitment or the Acquisition Loan Commitment, as the case may be, of each Bank with such a Commitment and (ii) any partial reduction pursuant to this Section 2.02 shall be in integral multiples of at least $100,000.

     (b) In the event of certain refusals by a Bank to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Banks as provided in Section 12.12(b), the Borrower shall have the right, upon five Business Days' prior written notice to the Agent at its Notice Office (which notice the Agent shall promptly transmit to each of the Banks), to terminate all of the Acquisition Loan Commitment and/or the Revolving Loan Commitment of such Bank, so long as all Loans, together with accrued and unpaid interest, Fees and all other amounts, owing to such Bank (other than amounts owing in respect of A Term Loans, B Term Loans or Acquisition Loans maintained by such Bank, if such A Term Loans, B Term Loans or Acquisition Loans are not being repaid pursuant to
Section 12.12(b)) are repaid concurrently with the effectiveness of such termination pursuant to Section 3.01(b) and the Borrower shall pay to the Agent at such time an amount in cash and/or Cash Equivalents equal to such Bank's applicable Percentage of the outstanding Letters of Credit (which cash and/or Cash Equivalents shall be held by the Agent as security for the obligations of the Borrower hereunder in respect of the outstanding Letters of Credit pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Agent (at which time Annex I shall be deemed modified to reflect such changed amounts)), and at such time, unless the respective Bank continues to act as a Bank with respect to A Term Loans, B Term Loans or Acquisition Loans or has a Revolving Loan Commitment or Acquisition Loan Commitment hereunder, such Bank shall no longer constitute a "Bank" for purposes of this Agreement, except with respect to indemnifications and similar provisions under this Agreement, which shall survive as to such repaid Bank.

     2.03 Mandatory Reduction of Commitments. (a) The Total Commitment (and the A Term Loan Commitment, B Term Loan Commitment, the Revolving Loan Commitment and the Acquisition Loan Commitment of each Bank with such a Commitment) shall terminate on August 3, 1999 unless the Restatement Effective Date has occurred on or before such date.

     (b) In addition to any other mandatory commitment reductions pursuant to this Section 2.03, the Total A Term Loan Commitment (and the A Term Loan Commitment of each Bank with such a Commitment) shall (i) terminate in its entirety on the Restatement Effective Date (after giving effect to the making of the A Term Loans on such date) and (ii) prior to the termination of the Total A Term Loan Commitment as provided in clause (i) above, be reduced from time to time to the extent required by Section 3.02.

     (c) In addition to any other mandatory commitment reductions pursuant to this Section 2.03, the Total B Term Loan Commitment (and the B Term Loan Commitment of each Bank with such a Commitment) shall (i) terminate in its entirety on the Restatement Effective Date (after giving effect to the making of the B Term Loans on such date) and (ii) prior to the termination of the Total B Term Loan Commitment as provided in clause (i) above, be reduced from time to time to the extent required by Section 3.02.

     (d) In addition to any other mandatory commitment reductions pursuant to this Section 2.03, the Total Acquisition Loan Commitment (and the Acquisition Loan Commitment of each Bank with such a Commitment) shall (i) terminate in its entirety on the Acquisition Loan Termination Date (after giving effect to the making of Acquisition Loans on such date), and (ii) prior to the termination of the Total Acquisition Loan Commitment as provided in clause (i) above, be reduced from time to time to the extent required by Section 3.02.

     (e) In addition to any other mandatory commitment reductions pursuant to this Section 2.03, the Total Revolving Loan Commitment (and the Revolving Loan Commitment of each Bank) shall terminate on the Revolving Loan Maturity Date.

     (f) In addition to any other mandatory commitment reductions pursuant to this Section 2.03, the Total Revolving Loan Commitment (and the Revolving Loan Commitment of each Bank with such a Commitment) shall be reduced at the time any payment is required to be made on the principal amount of Revolving Loans (or would be required to be made if Revolving Loans were then outstanding) pursuant to Section 3.02(B)(a), by an amount equal to the maximum amount of Revolving Loans that would be required to be repaid pursuant to Section 3.02(B)(a) assuming that Revolving Loans were outstanding in an aggregate principal amount equal to the Total Revolving Loan Commitment.

     (g) In addition to any other mandatory commitment reductions pursuant to this Section 2.03, the Total Acquisition Loan Commitment (and the Acquisition Loan Commitment of each Bank with such a Commitment) shall be reduced at the time any payment is required to be made on the principal amount of Acquisition Loans (or would be required to be made of Acquisition Loans then outstanding) pursuant to Section 3.02(B)(a), by an amount equal to the maximum amount of Acquisition Loans that would be required to be repaid pursuant to Section 3.02(B)(a) assuming that Acquisition Loans were outstanding in an aggregate principal amount equal to the Total Acquisition Loan Commitment.

     (h) Each reduction to the Total A Term Loan Commitment, the Total B Term Loan Commitment, the Total Acquisition Loan Commitment and the Total Revolving Loan Commitment, pursuant to this Section 2.03 shall be applied proportionately to reduce the A Term Loan Commitment, B Term Loan Commitment, Acquisition Loan Commitment or the Revolving Loan Commitment, as the case may be, of each Bank with such a Commitment.

     Section 3. Prepayments; Payments; Taxes.

     3.01 Voluntary Prepayments. (a) The Borrower shall have the right to prepay Loans, without premium or penalty, in whole or in part from time to time on the following terms and conditions:

          (i) The Borrower shall give the Agent prior to 10:00 a.m. (New York time) at its Notice Office at least three Business Days' prior written notice in the case of Eurodollar Loans and one Business Day's prior written notice in the case of Base Rate Loans of its intent to prepay the Loans, whether A Term Loans, B Term Loans, Acquisition Loans or Revolving Loans shall be prepaid (which Loans may be selected at the discretion of the Borrower subject to any limitations contained in clauses (ii) through (vi) below), the amount of such prepayment and the Types of Loans to be prepaid and, in the case of Eurodollar Loans, the specific Borrowing or Borrowings pursuant to which made, which notice the Agent shall promptly transmit to each of the Banks;

          (ii) each prepayment shall be in an aggregate principal amount of at least the applicable Minimum Borrowing Amount and, if greater, in integral multiples of $100,000; provided that no partial prepayment of Eurodollar Loans made pursuant to any

     Borrowing shall reduce the outstanding Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount;

          (iii) no prepayments of Eurodollar Loans made pursuant to this Section
     3.01 may be made on a day other than the last day of an Interest Period applicable thereto;

          (iv) each prepayment in respect of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans;

          (v) each prepayment of Term Loans or Acquisition Loans pursuant to this Section 3.01 must consist of a prepayment of A Term Loans (in an amount equal to the A TL Percentage of such prepayment), B Term Loans (in an amount equal to the B TL Percentage of such prepayment) and Acquisition Loans (in an amount equal to the Acquisition TL Percentage of such prepayment); provided, however, prior to the Acquisition Loan Termination Date a prepayment of Acquisition Loans shall not be required to be accompanied by a prepayment of Term Loans and a prepayment of Term Loans shall not be required to be accompanied by a prepayment of Acquisition Loans; and

          (vi) each prepayment of Acquisition Loans after the Acquisition Loan Termination Date and each prepayment of Term Loans pursuant to this Section
     3.01 shall be applied to reduce the then remaining Scheduled Repayments of the respective Tranche being repaid on a pro rata basis (based upon the then remaining principal amount of each such Scheduled Repayment).

     (b) In the event of certain refusals by a Bank to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Banks as provided in Section 12.12(b), the Borrower shall have the right, upon five Business Days' prior written notice to the Agent at its Notice Office (which notice the Agent shall promptly transmit to each of the Banks) to repay all Loans, together with accrued and unpaid interest, Fees and all other amounts owing to such Bank (or owing to such Bank with respect to each Tranche which gave rise to the need to obtain such Bank's individual consent) in accordance with said Section 12.12(b) so long as (A) in the case of the repayment of Revolving Loans of any Bank with a Revolving Loan Commitment or Acquisition Loans of any Bank with an Acquisition Loan Commitment pursuant to this clause (b) the Revolving Loan Commitment or Acquisition Loan Commitment, as the case may be, of such Bank is terminated concurrently with such repayment pursuant to Section 2.02(b) (at which time
Schedule I shall be deemed modified to reflect the changed Revolving Loan Commitments), and (B) in the case of the repayment of Loans of any Bank the consents required by Section 12.12(b) in connection with the repayment pursuant to this clause (b) shall have been obtained.

     3.02 Mandatory Repayments and Commitment Reductions.

     (A) Requirements:

     (a) On any day on which the sum of the aggregate outstanding principal amount of the Revolving Loans and Letter of Credit Outstandings at such time exceeds the Total Revolving Loan Commitment as then in effect, the Borrower shall prepay the principal of

Revolving Loans in an amount equal to such excess. If, after giving effect to the prepayment of all outstanding Revolving Loans, the aggregate amount of the Letter of Credit Outstandings exceeds the Total Revolving Loan Commitment as then in effect, the Borrower shall pay to the Agent at its Payment Office on such date an amount of cash or Cash Equivalents equal to the amount of such excess, such cash or Cash Equivalents to be held as security for all Obligations of the Borrower hereunder in a manner satisfactory to the Collateral Agent. On any day on or prior to the Acquisition Loan Termination Date on which the aggregate outstanding principal amount of Acquisition Loans exceeds the Total Acquisition Loan Commitment, the Borrower shall repay the principal of Acquisition Loans in the amount equal to such excess.

     (b) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 3.02(A), the Borrower shall be required to repay on each date set forth below (to the extent any day set forth below is not a Business Day then the required date of repayment shall be the immediately preceding Business Day) the principal amount of A Term Loans, to the extent then outstanding, set forth below opposite such date (each such repayment as the same may be reduced after the Restatement Effective Date as provided in Sections 3.01 and 3.02(B), a "Scheduled A Term Loan Repayment"):


      Scheduled A Term Loan Repayment Date   Amount

      ------------------------------------   ------

      September 30, 1999                     $3,500,000
      December 31, 1999                      $3,500,000
      March 31, 2000                         $3,000,000
      June 30, 2000                          $3,000,000
      September 30, 2000                     $3,000,000
      December 31, 2000                      $3,000,000
      March 31, 2001                         $3,575,000
      June 30, 2001                          $3,575,000
      September 30, 2001                     $3,575,000
      December 31, 2001                      $3,575,000
      March 31, 2002                         $3,700,000
      June 30, 2002                          $1,000,000

     (c) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 3.02(A), the Borrower shall be required to repay on each date set forth below (to the extent any date set forth below is not a Business Day then the required date of repayment shall be the immediately preceding Business Day) the principal amount of B Term Loans, to the extent then outstanding, set forth below opposite such date (each such repayment as the same may be reduced after the Restatement Effective Date as provided in Sections 3.01 and 3.02(B), a "Scheduled B Term Loan Repayment"):


      Scheduled B Term Loan Repayment Date   Amount

      ------------------------------------   ------
      September 30, 1999                     $125,000
      December 31, 1999                      $125,000
      March 31, 2000                         $125,000
      June 30, 2000                          $125,000



      September 30, 2000                     $125,000
      December 31, 2000                      $125,000
      March 31, 2001                         $125,000
      June 30, 2001                          $125,000
      September 30, 2001                     $125,000
      December 31, 2001                      $125,000
      March 31, 2002                       $3,812,500
      June 30, 2002                        $3,812,500
      September 30, 2002                   $3,812,500
      December 31, 2002                    $3,812,500
      March 31, 2003                       $4,875,000
      June 30, 2003                        $4,875,000
      September 30, 2003                   $4,875,000
      December 31, 2003                    $4,875,000
      March 31, 2004                       $5,922,000
      June 30, 2004                        $5,922,000
      September 30, 2004                   $5,922,000
      December 31, 2004                    $5,985,000
      March 31, 2005                       $7,531,000
      June 30, 2005                        $7,531,000
      September 30, 2005                   $7,531,000
      B Term Loan Maturity Date            $7,531,000

     (d) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 3.02(A), the Borrower shall be required to repay on each date set forth below a principal amount of Acquisition Loans, to the extent then outstanding, equal to (i) the aggregate principal amount of Acquisition Loans outstanding on the Acquisition Loan Termination Date (after giving effect to any Acquisition Loans made on such date) multiplied by (ii) the percentage set forth below opposite such date (each such repayment as the same may be reduced as provided in Sections 3.01 and 3.02(B), a "Scheduled Acquisition Loan Repayment" and the Scheduled A Term Loan Repayments and Scheduled B Term Loan Repayments, together with the Scheduled Acquisition Loan Repayments, collectively referred to as the "Scheduled Repayments"):


Scheduled Acquisition Loan Repayment Dates                Percentage

------------------------------------------                -----------
Each Quarterly Payment Date occurring during the
12 month period  commencing on November 6, 2001              2.5%

Each Quarterly Payment Date
occurring  during  the 12 month  period  commencing
on  November  6, 2002                                       10.0%

Acquisition Loan Maturity Date                                50%


     (e) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 3.02, on the date of the receipt thereof by the Borrower or any of its Subsidiaries, an amount equal to:

          (i) 100% of the cash proceeds (net of underwriting discounts and commissions and all other reasonable costs associated with such transaction) from any sale or issuance after the Restatement Effective Date of equity of the Borrower or any Subsidiary of the Borrower (other than Permitted Equity Issuances except as otherwise required by Section 12.17); provided that proceeds of equity sold or issued to officers, directors or employees of the Borrower ("Employee Stock Proceeds") shall not be required to be paid on the date of the receipt thereof (unless such date of receipt is also a date specified below) but instead shall be required to be paid on each date on which the aggregate amount of such Employee Stock Proceeds received during the period commencing on the later of (x) the Restatement Effective Date and (y) the immediately preceding date on which a mandatory repayment or commitment reduction was made pursuant to this Section 3.02(A)(e) as a result of the receipt of Employee Stock Proceeds and ending on the date of determination (the "Employee Stock Proceeds Payment Period"), equals or exceeds $100,000 (beyond the $2 million exclusion set forth in the last proviso in this Section 3.02(A)(e)), with the amount of the repayments or commitment reductions required on each such date to equal 100% of the aggregate amount of Employee Stock Proceeds received on or before such date during the applicable Employee Stock Proceeds Payment Period; and

          (ii) 100% of the cash proceeds (net of underwriting discounts and commissions, loan fees and all other reasonable costs associated with such transaction) from any incurrence of any Indebtedness by the Borrower or any Subsidiary of the Borrower (other than Indebtedness permitted by Section
     8.05 as said Section is in effect on the Restatement Effective Date),

shall be applied as provided in Section 3.02(B); provided, however, that in the case of the initial public offering of common equity by the Borrower ("IPO") a sufficient amount of the net cash proceeds of the IPO shall be applied as provided in Section 3.02(B) to reduce the Leverage Ratio on the date of closing of the IPO to 2.0:1 (with the Consolidated EBITDA component of the Leverage Ratio to be based on the most recently delivered Officer's Certificate delivered pursuant to Section 7.01(f) or 7.15(a) (xv)) and the remaining proceeds may be retained by the Borrower; provided, further, that so long as there shall exist no Default or Event of Default at the time of exercise thereof, the first $2 million of cash proceeds received by the Borrower after the Restatement Effective Date from the exercise of warrants and/or options by employees and directors of the Borrower with respect to the Borrower's Common Stock may be retained by the Borrower.

     (f) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 3.02, no later than 90 days after the last day of each fiscal year of the Borrower ending after the Acquisition Loan Termination Date, an amount equal to 75% of Excess Cash Flow of the Borrower and its Subsidiaries for the relevant Excess Cash Flow Payment Period shall be applied as provided in
Section 3.02(B).

     (g) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 3.02, on each date after the Restatement Effective Date on which the Borrower or any Subsidiary of the Borrower receives cash proceeds from any sale of assets (including capital stock and securities other than capital stock the proceeds from the sale of which is recaptured under Section 3.02(A)(e) but excluding sales of assets so long as the aggregate amount of Net Sale Proceeds excluded pursuant to this clause does not exceed $100,000 in the aggregate for all such asset sales in any fiscal year of the Borrower), an amount equal to 100% of the Net Sale Proceeds thereof shall be applied as provided in Section 3.02(B).

     (h) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 3.02, on each date after the Restatement Effective Date of the receipt thereof by the Borrower or any Subsidiary of the Borrower, an amount equal to 100% of the cash proceeds of any Recovery Event (net of reasonable costs incurred in connection with such Recovery Event (including the estimated marginal increase in income taxes which will be payable as a result of such Recovery Event by the Borrower or any Subsidiary of the Borrower)) shall be applied as provided in Section 3.02(B); provided that proceeds from Recovery Events which relate to destruction of property (and do not relate to key-man insurance or liability insurance) not in excess of $500,000 in the aggregate for all Recovery Events occurring during one fiscal year of the Borrower shall not be required to be so applied on such date to the extent that the Borrower delivers a certificate to the Agent on or prior to such date stating that such proceeds shall be used to replace or restore any properties or assets in respect of which such proceeds were paid within a period specified in such certificate not to exceed 180 days after the date of receipt of such proceeds (which certificate shall set forth estimates of the proceeds to be so expended); and provided further, that if all or any portion of such proceeds not so applied pursuant to Section 3.02(B) are not so used within the period specified in the proviso, such remaining portion shall be applied on the last day of such specified period as provided in Section 3.02(B).

     (i) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 3.02(A), on each date upon which the Borrower or any of its Subsidiaries receives cash proceeds pursuant to any agreement or understanding relating to any Permitted Acquisition, including, without limitation, indemnification or similar payments and post-closing adjustments, but excluding in each case post-closing working capital adjustments and reimbursement of out-of-pocket costs and expenses, an amount equal to 100% of such proceeds (net of reasonable expenses incurred in connection with obtaining such proceeds and the estimated marginal increase in income taxes payable in respect thereof) shall be applied as provided in Section 3.02(B).

     (j) Notwithstanding anything to the contrary contained elsewhere in this Agreement, all then outstanding Loans of each respective Tranche shall be repaid in full on the Maturity Date for such Tranche.

     (k) Notwithstanding anything to the contrary contained elsewhere in this Agreement, so long as at the time of issuance there shall exist no Default or Event of Default, the proceeds of the Permitted Stock Issuances may be used for the purpose set forth in Section 4.18.

     (B) Application:

     (a) Each mandatory repayment of Loans pursuant to Section 3.02(A)(e) through (i), inclusive, shall be applied:

          (i) first, (A) prior to the Acquisition Loan Termination Date, to prepay the principal of outstanding A Term Loans and B Term Loans on a pro rata basis, with the A Term Loan Facility to receive the A TL Percentage and the B Term Loan Facility to receive the B TL Percentage, in each case, of the total amount to be applied as a mandatory repayment of Term Loans pursuant to this Section 3.02(B); which prepayments of such Term Loans (or mandatory reductions to Term Loan Commitments) shall be applied to reduce the then remaining Scheduled A Term Loan Repayments and Scheduled B Term Loan Repayments on a pro rata basis (based on the then remaining amounts of such Scheduled A Term Loan Repayments or Scheduled B Term Loan Repayments) and (B) after the Acquisition Loan Termination Date, to prepay the principal of outstanding Term Loans and Acquisition Loans on a pro rata basis, with the A Term Loan Facility to receive the A TL Percentage, the B Term Loan Facility to receive the B TL Percentage and the Acquisition Loan Facility to receive the Acquisition TL Percentage, in each case of the total amount to be applied as a mandatory repayment of Term Loans and Acquisition Loans pursuant to this Section 3.02(B), and which prepayments of such Term Loans and Acquisition Loans shall be applied to reduce the then remaining Scheduled Repayments of the respective Tranche on a pro rata basis (based on the then remaining amounts of such Scheduled Repayments);

          (ii) second, prior to the Acquisition Loan Termination Date, to prepay the principal of outstanding Acquisition Loans (with a corresponding reduction to the Total Acquisition Loan Commitment);

          (iii) third, prior to the Acquisition Loan Termination Date, to reduce the Total Acquisition Loan Commitment (with a corresponding reduction to the Total Acquisition Loan Commitment of each Bank (it being understood and agreed that the amount of such reduction shall be deemed to be an application of proceeds for purposes of this Section 3.02(B)(a)(iii) even though cash is not actually applied));

          (iv) fourth, to prepay the principal of outstanding Revolving Loans (with a corresponding reduction to the Total Revolving Loan Commitment);

          (v) fifth, to cash collateralize Letter of Credit Outstandings by depositing cash in a letter of credit cash collateral account on terms satisfactory to the Collateral Agent in an amount equal to such Letter of Credit Outstandings (it being understood that the Total Revolving Loan Commitment shall be reduced by the amount of cash collateral required to be deposited by this clause (v)); and

          (vi) sixth, to reduce the remaining (i.e., after giving effect to all prior reductions thereto, including, without limitation, to the reductions theretofore effected pursuant to the preceding clauses (iv) and (v)) Total Revolving Loan Commitment (it being understood and agreed that the amount of such reduction shall be deemed to be an application of proceeds for purposes of this Section 3.02(B)(a)(vi) even though cash is not actually applied).

     (b) With respect to each repayment of Loans required by this Section 3.02, the Borrower may designate the Types of Loans which are to be repaid and, in the case of Eurodollar

Loans, the specific Borrowing or Borrowings of the respective Tranche pursuant to which made; provided that: (i) repayments of Eurodollar Loans pursuant to this Section 3.02 may only be made on the last day of an Interest Period applicable thereto unless all Eurodollar Loans of the respective Tranche with Interest Periods ending on such date of required repayment and all Base Rate Loans of the respective Tranche have been paid in full; (ii) if any repayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Eurodollar Loans made pursuant to such Borrowing to an amount less than the applicable Minimum Borrowing Amount, such Borrowing shall immediately be converted into Base Rate Loans; and (iii) each repayment of any Loans made pursuant to a single Borrowing shall be applied pro rata among such Loans. In the absence of a designation by such Borrower as described in the preceding sentence, the Agent shall, subject to the above, make such designation in its sole discretion.

     (C) Waiver of Certain Mandatory Repayments:

     Notwithstanding anything to the contrary contained in this Section 3.02 or elsewhere in this Agreement (including, without limitation, in Section 12.12), the Borrower shall have the option, in its sole discretion, to give the Banks with outstanding B Term Loans (the "B Banks") the option to waive a mandatory repayment of such Loans pursuant to Section 3.02(A) (each such repayment, a "Waivable Mandatory Repayment") upon the terms and provisions set forth in this
Section 3.02(C). If the Borrower elects to exercise the option referred to in the preceding sentence, the Borrower shall give to the Agent written notice of its intention to give the B Banks the right to waive a Waivable Mandatory Repayment at least five Business Days prior to the applicable Scheduled B Term Repayment Date, which notice the Agent shall promptly forward to all B Banks (indicating in such notice the amount of such repayment to be applied to each such Bank's outstanding B Term Loans). The Borrower's offer to permit such Banks to waive any such Waivable Mandatory Repayment may apply to all or part of such repayment, provided that any offer to waive part of such repayment must be made ratably to such Banks on the basis of their outstanding B Term Loans. In the event any such B Bank desires to waive such Bank's right to receive any such Waivable Mandatory Repayment in whole or in part, such Bank shall so advise the Agent no later than the close of business two Business Days after the date of such notice from the Agent, which notice shall also include the amount such Bank desires to receive in respect of such repayment. If any Bank does not reply to the Agent within the two Business Days, it will be deemed not to have waived any part of such repayment. If any Bank does not specify an amount it wishes to receive, it will be deemed to have accepted 100% of the total payment. In the event that any such Bank waives all or part of such right to receive any such Waivable Mandatory Repayment, the Agent shall apply 100% of the amount so waived by such Bank to the A Term Loans in accordance with Section 3.02(B).

     3.03 Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement or any Note shall be made to the Agent for the account of the Bank or Banks entitled thereto not later than 12:00 Noon (New York time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office of the Agent. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

     3.04 Net Payments. (a) All payments made by the Borrower hereunder or under any Note will be made without setoff, counterclaim or other defense. Except as provided in Section 3.04(b), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in the second succeeding sentence, any tax imposed on or measured by the net income of a Bank pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Bank is located or any political subdivision or taxing authority thereof or therein) and all interest, penalties or similar liabilities with respect to such non- excluded taxes, levies, imposts, duties, fees, assessments or other charges (all such non- excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as "Taxes"). If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due hereunder or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note. If any amounts are payable in respect of Taxes pursuant to the preceding sentence, the Borrower agrees to reimburse each Bank, upon the written request of such Bank, for taxes imposed on or measured by the net income or net profits of such Bank pursuant to the laws of the jurisdiction or any political subdivision or taxing authority thereof or therein in which such Bank is organized or in which the principal office or applicable lending office of such Bank is located and for any withholding of income or similar taxes as such Bank shall determine are payable by, or withheld from, such Bank in respect of such amounts so paid to or on behalf of such Bank pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Bank pursuant to this sentence. The Borrower will furnish to the Agent within 45 days after the date of the payment of any Taxes due pursuant to applicable law certified copies of tax receipts evidencing such payment by the Borrower. The Borrower agrees to indemnify and hold harmless each Bank, and reimburse such Bank upon its written request, for the amount of any Taxes so levied or imposed and paid by such Bank.

     (b) Each Bank that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) agrees to deliver to the Borrower and the Agent on or prior to the Restatement Effective Date, or in the case of a Bank that is an assignee or transferee of an interest under this Agreement pursuant to Section 12.04 (unless the respective Bank was already a Bank hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Bank, (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8EC1 or Form W-8BEN (with respect to a complete exemption under an income tax treaty) (or successor forms) certifying to such Bank's entitlement to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note, or (ii) if the Bank is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form W-8EC1 or Form, W-8BEN (with respect to a complete exemption under an income tax treaty) pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit C (any such certificate, a "Section 3.04(b)(ii) Certificate") and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (with respect to the portfolio interest exemption) (or successor form) certifying to such Bank's entitlement to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note. In addition, each Bank agrees that from time to time after the Restatement Effective Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to the Borrower and the Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-8EC1, Form W-8BEN (with respect to the benefits of any income tax treaty), Form W-8BEN (with respect to the portfolio interest exemption) and a Section 3.04(b)(ii) Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Bank to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note, or it shall immediately notify the Borrower and the Agent of its inability to deliver any such Form or Certificate, in which case such Bank shall not be required to deliver any such form of certificate pursuant to this Section 3.04(b). Notwithstanding anything to the contrary contained in Section 3.04(a), but subject to the immediately succeeding sentence, (x) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Bank which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes to the extent that such Bank has not provided to the Borrower U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (y) the Borrower shall not be obligated pursuant to Section 3.04(a) hereof to gross-up payments to be made to a Bank in respect of income or similar taxes imposed by the United States if (I) such Bank has not provided the Borrower the Internal Revenue Service Forms required to be provided the Borrower pursuant to this Section 3.04(b) or (II) in the case of a payment, other than interest, to a Bank described in clause (ii) above, to the extent that such forms do not establish a complete exemption from withholding of such taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 3.04, the Borrower agrees to pay additional amounts and to indemnify each Bank in the manner set forth in
Section 3.04(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the Restatement Effective Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of income or similar Taxes.

     Section 4. Conditions Precedent to Loans on the Restatement Effective Date. The obligation of each Bank to make Loans on the Restatement Effective Date (and the occurrence of the Restatement Effective Date) is subject on the Restatement Effective Date to the satisfaction of the following conditions:

     4.01 Execution of Agreement; Notes. On or prior to the Restatement Effective Date there shall have been delivered to the Agent for the account of each of the Banks the appropriate A Term Note, B Term Note, Acquisition Note or Revolving Note executed by the Borrower, in each case in the amount, maturity and as otherwise provided herein.

     4.02 Officer's Certificate. On the Restatement Effective Date, the Agent shall have received a certificate dated the Restatement Effective Date signed on behalf of the Borrower by the President or Chief Financial Officer of the Borrower stating that all of the conditions in Sections 4.10, 4.11, 4.14, 4.16 and 5.01 have been satisfied on such date; provided the certificate shall not be required to certify as to the acceptability of any items to the Agent and/or the Banks or as to whether the Agent and/or the Banks are satisfied with any of the matters described in said Sections.

     4.03 Opinions of Counsel. On the Restatement Effective Date, the Agent shall have received from (i) Morrison Cohen Singer & Weinstein, LLP, counsel to the Borrower and its Subsidiaries, an opinion addressed to the Agent, the Collateral Agent and each of the Banks and dated the Restatement Effective Date covering the matters set forth in Exhibit D, and (ii) from Nevada counsel to the Borrower, an opinion addressed to the Agent, the Collateral Agent and each of the Banks and dated the Restatement Effective Date, covering such matters incident to the transactions contemplated herein as the Agent may reasonably request and in form and substance satisfactory to the Agent.

     4.04 Corporate Documents; Proceedings. (a) On the Restatement Effective Date, the Agent shall have received a certificate, dated the Restatement Effective Date, signed by the President or any Vice President of each Credit Party, and attested to by the Secretary or any Assistant Secretary of such Credit Party, in the form of Exhibit E with appropriate insertions, together with copies of the Certificate of Incorporation, By-Laws or other organizational documents of such Credit Party and the resolutions of such Credit Party referred to in such certificate, and the foregoing shall be acceptable to the Agent and the Required Banks in their sole discretion.

     (b) All corporate and legal proceedings and all instruments and agreements relating to the transactions contemplated by this Agreement and the other Credit Documents shall be satisfactory in form and substance to the Agent and the Required Banks, and the Agent shall have received all information and copies of all documents and papers, including records of corporate proceedings, governmental approvals, good standing certificates and bring-down telegrams, if any, which the Agent or the Required Banks may have requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate or governmental authorities.

     4.05 Plans; Shareholders' Agreements; Management Agreements; Employment Agreements; Collective Bargaining Agreements; Debt Agreements; Affiliate Contracts; Tax Sharing Agreements and Material Contracts. On or prior to the Restatement Effective Date, there shall have been delivered to the Banks true and correct copies, certified as true and complete by an appropriate officer of the Borrower of:

          (i) all Plans (and for each Plan that is required to file an annual report on Internal Revenue Service Form 5500-series, a copy of the most recent such report (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information), and for each Plan that is a "single-employer plan," as defined in Section 4001(a)(15) of ERISA, the most recently prepared actuarial valuation therefor) and any other "employee benefit plans," as defined in Section 3(3) of ERISA, and any other material agreements, plans or arrangements, with or for the benefit of current or former employees of the

     Borrower or any of its Subsidiaries or any ERISA Affiliate (provided that the foregoing shall apply in the case of any Multiemployer Plan, only to the extent that any document described therein is in the possession of the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate or reasonably available thereto from the sponsor or trustee of any such plan) (collectively, the "Employee Benefit Plans");

          (ii) all agreements entered into by the Borrower or any Subsidiary of the Borrower governing the terms and relative rights of its capital stock and any agreements entered into by shareholders relating to any such entity with respect to their capital stock (collectively, the "Shareholders' Agreements");

          (iii) all agreements with members of, or with respect to the, management of the Borrower or any Subsidiary of the Borrower other than Employment Agreements (collectively, the "Management Agreements");

          (iv) any employment agreements entered into by the Borrower or any Subsidiary of the Borrower (collectively, the "Employment Agreements");

          (v) all collective bargaining agreements applying or relating to any employee of the Borrower or any Subsidiary of the Borrower (collectively, the "Collective Bargaining Agreements");

          (vi) all agreements evidencing or relating to Indebtedness of the Borrower or any Subsidiary of the Borrower whether or not such agreement is to remain outstanding after giving effect to the incurrence of Loans on the Restatement Effective Date (collectively, the "Debt Agreements");

          (vii) all tax sharing,  tax  allocation  and other similar  agreements
     entered   into  by  the  Borrower  or  any   Subsidiary   of  the  Borrower
     (collectively, the "Tax Sharing Agreements");

          (viii) all contracts, agreements or understandings entered into between the Borrower or any of its Subsidiaries on the one hand, and any of its Affiliates, on the other hand (collectively, the "Affiliate Contracts"); and

          (ix) all material contracts and licenses of the Borrower or any of its Subsidiaries that are to remain in effect after giving effect to the consummation of the Transaction, including without limitation, all leases pursuant to which the Borrower or any of its Subsidiaries are lessees, all partnership agreements and all management contracts (collectively, the "Material Contracts");

all of which Employee Benefit Plans, Shareholders' Agreements, Management Agreements, Employment Agreements, Collective Bargaining Agreements, Debt Agreements, Tax Sharing Agreements, Affiliate Contracts and Material Contracts shall be in form and substance satisfactory to the Agent and the Required Banks and shall be in full force and effect on the Restatement Effective Date; provided, however, that only those Plans, Shareholders' Agreements, Management Agreements, Employment Agreements, Collective Bargaining Agreements, Debt Agreements, Tax Sharing Agreements, Affiliate Contracts and Material Contracts which were not in existence on the Existing Effective Date or, if in existence on the Existing Effective Date, which have been changed in any material respect since such date, shall be required to be delivered pursuant to this Section 4.05.

     4.06 Assignment of Leases and Rents. On the Restatement Effective Date, the Borrower and each of its Subsidiaries shall have duly authorized, executed and delivered one or more Assignment of Leases and Rents covering all leases, subleases, rental agreements, occupancy agreements, licenses and other agreements pursuant to which the Borrower or any of its Subsidiaries provide space or other services to persons utilizing space at executive office suite centers in form and substance satisfactory to the Agent (as modified, supplemented and amended from time to time, each an "Assignment of Leases and Rents") and shall take all other actions necessary or desirable in the reasonable opinion of counsel to the Agent, appropriate to perfect and protect the first priority security interest created by such Assignment, including, without limitation, presentment for filing in the appropriate mortgage recording offices of the various state and local offices in which the Borrower and its Subsidiaries operate executive office suites centers. The Agent shall receive acknowledgment copies of all such filings.

     4.07 Pledge Agreement. (a) On the Restatement Effective Date, the Borrower and each of its Subsidiaries shall have duly authorized, executed and delivered an Amended and Restated Pledge Agreement substantially in the form of Exhibit F-1 (as modified, supplemented or amended from time to time, the "Corporate Pledge Agreement") and shall have delivered to the Collateral Agent, as Pledgee thereunder, all of the Pledged Securities referred to therein then owned by the Borrower (except for securities of ALLIANCE Business Centers National Sales Company, Inc.) (x) endorsed in blank in the case of promissory notes constituting Pledged Securities and (y) together with executed and undated irrevocable stock powers, in the case of capital stock constituting Pledged Securities.

     (b) On the Restatement Effective Date, the Borrower shall have duly authorized, executed and delivered a Limited Liability Company Pledge Agreement substantially in the form of Exhibit F-2 (as modified, supplemented or amended from time to time, the "LLC Pledge Agreement") and shall have delivered to the Collateral Agent, as Pledgee thereunder, if certificated all of the membership interests referred to therein then owned by the Borrower together with executed and undated irrevocable stock powers or other acceptable instruments of transfer and:

          (i) evidence that all other actions necessary or, in the reasonable opinion of counsel to the Agent, appropriate to perfect and protect the first priority security interest created by the LLC Pledge Agreement have been taken;

          (ii) acknowledgment copies of all UCC-l financing statements filed, registered or recorded (or other evidence satisfactory to the Agent that there has been filed, registered or recorded all financing statements necessary and advisable to perfect the security interest of the Secured Creditors);

          (iii) consents and/or acknowledgments from the requisite number of members of [each limited liability company] to permit the granting of the security interests purported to be granted pursuant to the LLC Pledge Agreement as the Agent shall have reasonably requested; and

          (iv) copies of lien and judgment searches as the Agent shall reasonably request (and such termination statements or other documents as may be necessary to release any Lien in favor of any third party not otherwise permitted by Section 8.01).

     4.08 Security Agreement. On the Restatement Effective Date, each Credit Party shall have duly authorized, executed and delivered an Amended and Restated Security Agreement in the form of Exhibit G (as modified, supplemented or amended from time to time, the "Security Agreement") covering all of such Credit Party's present and future Security Agreement Collateral, together with:

          (i) proper financing statements (Form UCC-1 or such other financing statements or similar notices as shall be required by local law) fully executed for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by the Security Agreement;

          (ii) certified copies of Requests for Information or Copies (Form UCC-11), or equivalent reports, listing all judgment liens, tax liens or effective financing statements that name the Borrower or any of its Subsidiaries, or a division or other operating unit of any such Person, as debtor and that are filed in the jurisdictions referred to in said clause
     (i), together with copies of such other financing statements (none of which shall cover the Collateral except to the extent evidencing Permitted Liens or for which the Collateral Agent shall receive termination statements (Form UCC-3 or such other termination statements as shall be required by local law) fully executed for filing);

          (iii) evidence of the completion of all other recordings and filings of, or with respect to, the Security Agreement as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests intended to be created by such Security Agreement;

          (iv) evidence that all other actions necessary or, in the opinion of the Collateral Agent, desirable to perfect and protect the security interests purported to be created by the Security Agreement have been taken; and

          (v) all necessary third-party consents to the granting of the Liens purported to be granted pursuant to the Security Documents, including, without limitation, consents under all management contracts.

     4.09 Subsidiaries Guaranty. On the Restatement Effective Date, each Subsidiary of the Borrower shall have duly authorized, executed and delivered an Amended and Restated Guaranty in the form of Exhibit H (as modified, supplemented or amended from time to time, the "Subsidiaries Guaranty").

     4.10 Material Adverse Change, etc. Since December 31, 1998, nothing shall have occurred (and the Banks shall have become aware of no facts or conditions not previously known) which the Agent or the Required Banks shall determine (a) could reasonably be expected to have a material adverse effect on the rights or remedies of the Banks or the Agent, or on the ability of the Borrower or any of its Subsidiaries to perform their obligations to the Agent and the Banks under this Agreement or any other Credit Document, (b) could reasonably be expected to have a materially adverse effect on the performance, business, assets, nature of assets, liabilities, operations, properties, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole, (c) indicates the inaccuracy in any material respect of the information previously provided to the Agent or the Banks (taken as a whole) in connection with their analysis of the transactions contemplated hereby or indicates that the information previously provided omitted to disclose any material information or
(d) could reasonably be expected to have a materially adverse effect on the financial, banking, or capital markets for the market for senior syndicated debt financings for leveraged transactions generally.

     4.11 Litigation. On the Restatement Effective Date, no litigation by any entity (private or governmental) shall be pending or threatened with respect to this Agreement, any other Credit Document or any documentation executed in connection herewith or with respect to the transactions contemplated hereby, or which the Agent or Required Banks shall determine could reasonably be expected to have a materially adverse effect on the Transaction or on the performance, business, assets, nature of assets, liabilities, operations, properties, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole.

     4.12 Fees, etc. On the Restatement Effective Date, the Borrower shall have paid in full to the Agent and the Banks all costs, fees and expenses (including, without limitation, all legal fees and expenses) payable to the Agent and the Banks to the extent then due pursuant hereto or as otherwise agreed between the Borrower and the Agent.

     4.13 Solvency Certificate; Insurance Analyses. On the Restatement Effective Date, the Borrower shall cause to be delivered to the Agent and the Banks: (i) a certificate from the chief financial officer of the Borrower, in the form of
Exhibit I hereto, supporting the conclusions that, after giving effect to the Transaction and the incurrence of all financings contemplated herein, that each Credit Party, and all Credit Parties taken as a whole, as the case may be, are not insolvent and will not be rendered insolvent by the Indebtedness incurred in connection therewith, will not be left with unreasonably small capital with which to engage in Credit Party businesses and will not have incurred debts beyond their ability to pay such debts as they mature and (ii) evidence (including, without limitation, certificates with respect to each insurance policy listed on Schedule II) of insurance, complying with the requirements of
Section 7.03, with respect to the business and properties of the Borrower and its Subsidiaries, in scope, form and substance satisfactory to the Agent and the Required Banks and naming each of the Collateral Agent, the Agent and the Banks as an additional insured and the Collateral Agent as loss payee and stating that such insurance shall not be cancelled or revised without 30 days' prior written notice by the insurer to the Collateral Agent.

     4.14 Approvals. All material necessary governmental and third party approvals in connection with the Transaction and the transactions contemplated by the Credit Documents and otherwise referred to herein or therein (including, but not limited to, those approvals required in respect of existing permits, landlord consents and transfers of contract rights) shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains, prevents or imposes, in the sole judgment of the Agent or the Required Banks, adverse conditions upon the consummation of the Transaction or the other transactions contemplated by the Credit Documents and otherwise referred to herein or therein. Additionally, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunction relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon the consummation of the Transaction, the transactions contemplated by the Credit Documents, the making of the Loans or the issuance of Letters of Credit.

     4.15 Financial Statements; Projections; Management Letter Reports. (a) On or prior to the Restatement Effective Date, the Banks shall have received the consolidated balance sheet of the Borrower and its Subsidiaries as at June 30, 1996, June 30, 1997, June 30, 1998, December 31, 1998 and March 31, 1999, and
the consolidated statements of operations, stockholders' equity and cash flows of the Borrower and its Subsidiaries for the fiscal periods ended as of said dates, which, in the case of the annual statements, have been examined by PricewaterhouseCoopers LLP, independent certified public accountants, all of which financial statements shall be prepared in accordance with generally accepted accounting principles consistent with past practices and shall be in for and substance satisfactory to the Agent and the Required Banks, and shall not disclose any material adverse differences in the business, properties, assets, liabilities, results of operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole from that previously disclosed to the Agent and the Required Banks.

     (b) On the Restatement Effective Date, the Banks shall have received detailed consolidated financial projections, certified by the Chief Financial Officer of the Borrower, for the Borrower and its Subsidiaries, which include the projected consolidated results of the Borrower, after giving effect to the Transaction and the other transactions contemplated herein, for the period commencing on the Restatement Effective Date and ending on or after December 31, 2005 (the "Projections"), which Projections, and the supporting assumptions and explanations thereto, and the accounting practices and procedures to be utilized by the Borrower following the Restatement Effective Date, shall be satisfactory in form and substance to the Agent and the Required Banks and shall be as set forth on Schedule III hereto.

     (c) On or prior to the Restatement Effective Date, the Agent shall have received a copy of any "management letter" received by the Borrower or any of its Subsidiaries from its certified public accountants on or after November 6, 1998.

     4.16 Refinancing. On the Restatement Effective Date and after giving effect to the Loans incurred on the Restatement Effective Date and the other transactions contemplated hereby, neither the Borrower nor any of its Subsidiaries shall have any Indebtedness or preferred stock outstanding except for the Convertible Preferred Stock, the Loans, the Letters of Credit and the Existing Indebtedness, which Existing Indebtedness shall not exceed $16,000,000 and shall consist of $2,500,000 in Capital Leases and $50,000,000 in Borrower's guarantees to landlords of Subsidiaries.. All of the Existing Indebtedness shall remain outstanding after the transactions contemplated hereby without any defaults or events of default existing thereunder or arising as a result of the transactions contemplated hereby. None of the Existing Indebtedness shall have been incurred in anticipation of the transactions contemplated hereby.

     4.17 Consent Letter. The Agent shall have received a letter from Corporation Service Company, with offices on the date hereof at 500 Central Avenue, Albany, New York 12206-2290, substantially in the form of Exhibit J hereto, indicating its consent to its appointment by the Borrower and its Subsidiaries as their agent to receive service of process as specified in
Section 12.08 of this Agreement and Section 21 of the Subsidiaries Guaranty.

     4.18 Equity Financing. On or prior to the Restatement Effective Date, the Borrower shall have raised at least $17,500,000 through the sale of Convertible Preferred Stock on terms and conditions and pursuant to documentation satisfactory to the Agent and the Required Banks (the "Required Equity Issuance"). The proceeds of the Permitted Stock Issuances will be used for the purposes set forth on Schedule XVI hereto.

     Section 5. Conditions Precedent to All Credit Events. The obligation of each Bank to make Loans (including Loans made on the Restatement Effective Date) and the obligation of an Issuing Bank to issue any Letter of Credit and the occurrence of the Restatement Effective Date, is subject, at the time of each such Credit Event or at the time of the Restatement Effective Date, as the case may be (except as hereinafter indicated), to the satisfaction of the following conditions:

     5.01 No Default; Representations and Warranties. On the Restatement Effective Date and at the time of each such Credit Event and also after giving effect thereto (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of the Restatement Effective Date and/or the date of making of such Credit Event (except to the extent such representations specifically relate to earlier dates in which case such representations shall be correct in all material respects on and as of such dates).

     5.02 Notice of Borrowing; Letter of Credit Request. (a) Prior to the making of each Loan, the Agent shall have received a Notice of Borrowing meeting the requirements of Section 1.03.

     (b) Prior to the issuance of each Letter of Credit, the Issuing Bank shall have received a Letter of Credit Request meeting the requirements of Section 1A.03.

     5.03 Permitted Acquisitions. Prior to the making of each Acquisition Loan, all conditions to such Permitted Acquisition set forth in Section 7.15 and in the definition thereof shall have been satisfied and the president or chief financial officer of the Borrower shall have delivered an officer's certificate certifying that such conditions have been met.

     The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by the Borrower to each of the Banks that all the conditions specified in Section 4 and in this Section 5 and applicable to such Credit Event exist as of that time. All of the Notes, certificates, legal opinions and other documents and papers referred to in Section 4 and in this
Section 5, unless otherwise specified, shall be delivered to the Agent at the Notice Office for the account of each of the Banks and, except for the Notes, in sufficient counterparts for each of the Banks and, unless otherwise specified, shall be in form and substance satisfactory to the Banks.

     Section 6. Representations, Warranties and Agreements. In order to induce the Banks to enter into this Agreement and to make the Loans, and issue (or participate in) the Letters of Credit as provided herein, the Borrower makes the following representations, warranties and agreements as to itself and as to each of its Subsidiaries (to the extent applicable), as of the Restatement Effective Date (both before and after giving effect to the Credit Events occurring on such date, the Transaction and the other transactions contemplated by the Credit Documents, and all references to the Borrower herein and elsewhere in this Agreement, shall, unless otherwise specifically indicated, be references to the Borrower after giving effect to the Transaction) and as of the date of each subsequent Credit Event which representations, warranties and agreements shall survive the execution and delivery of this Agreement and the Notes and any subsequent Credit Event, with the occurrence of each Credit Event on or after the Restatement Effective Date being deemed to constitute a representation and warranty that the matters specified in this Section 6 are true and correct on and as of the Restatement Effective Date and on the date of each such Credit Event (except to the extent such representations specifically relate to earlier dates in which case such representations shall be correct in all material respects on and as of such dates):

     6.01 Corporate and Limited Liability Company Status. Each of the Borrower and its Subsidiaries (i) is a duly organized and validly existing corporation or limited liability company in good standing under the laws of the jurisdiction of its organization, (ii) has the power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of property or the conduct of its business requires such qualifications except for failures to be so qualified which, in the aggregate, could not reasonably be expected to have a material adverse effect on the performance, business, assets, nature of assets, liabilities, operations, properties, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole.

     6.02 Corporate Power and Authority. Each of the Borrower and its Subsidiaries has the corporate power to execute, deliver and perform the terms and provisions of each of the Credit Documents to which it is party and has taken all necessary corporate action to authorize the execution, delivery and performance by it of each of such Credit Documents. Each of the Borrower and its Subsidiaries has duly executed and delivered each of the Credit Documents to which it is party, and each of such Credit Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).

     6.03 No Violation. Neither the execution, delivery or performance by the Borrower or any of its Subsidiaries of the Credit Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) will contravene any provision of any applicable law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets of the Borrower or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other agreement, contract or instrument to which the Borrower or its Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject or (iii) will violate any provision of the Certificate of Incorporation or By-Laws (or similar organizational documents) of the Borrower or any of its Subsidiaries.

     6.04 Governmental Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except as have been obtained or made on or prior to the Restatement Effective Date and are in full force and effect), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with, (i) the execution, delivery and performance of any Credit Document or (ii) the legality, validity, binding effect or enforceability of any such Credit Document.

     6.05 Financial Statements; Financial Condition; Undisclosed Liabilities; Projections; etc. (a) (i) The consolidated balance sheet of the Borrower as at June 30, 1996, June 30, 1997, June 30, 1998, December 31, 1998 and March 31,
1999 and the related statements of earnings and cash flows of the Borrower and its Subsidiaries for the fiscal periods ended as of such dates, in the case of the annual statements, have been examined by PricewaterhouseCoopers LLP, independent certified public accountants, who delivered unqualified opinions in respect thereto and (ii) the pro forma (after giving effect to the Transaction and the related financing thereof) consolidated balance sheet of the Borrower as at the Restatement Effective Date, copies of all of which financial statements referred to in the preceding clauses (i) and (ii) have heretofore been furnished to each Bank, present fairly the financial position of the respective entities at the dates of said statements and the results of operations for the period covered thereby (or, in the case of the pro forma balance sheet, present a good faith estimate of the pro forma financial condition of the Borrower and its Subsidiaries (after giving effect to the Transaction) on a consolidated basis at the date thereof). All such financial statements have been prepared in accordance with generally accepted accounting principles and practices consistently applied except to the extent provided in the notes to said financial statements and with respect to interim financial statements, subject to normal year end adjustments. Since December 31, 1998, there has been no material adverse change in the performance, business, assets, nature of assets, liabilities, operations, properties, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole.

     (b) On and as of the Restatement Effective Date, on a pro forma basis after giving effect to the Transaction and all other transactions contemplated by the Credit Documents and to all Indebtedness (including the Loans) being incurred in connection with the Transaction, and Liens created, and to be created, by each Credit Party in connection therewith: (a) the sum of the assets (including all intangible assets), at a fair valuation, of each Credit Party will exceed its debts; (b) no Credit Party has incurred or intends to, or believes that it will, incur debts beyond its ability to pay such debts as such debts mature; and (c) each Credit Party will have sufficient capital with which to conduct its business. For purposes of this
Section 6.05(b) "debt" means any liability on a claim, and "claim" means (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

     (c) Except as fully reflected in the financial statements and the notes related thereto described in Section 6.05(a) there were as of the Restatement Effective Date (and after giving effect to the Transaction and the other transactions contemplated hereby and by the Credit Documents) no liabilities or obligations with respect to the Borrower or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in aggregate, could reasonably be expected to be material to the Borrower and its Subsidiaries taken as a whole. As of the Restatement Effective Date, neither the Borrower nor any of its Subsidiaries knows of any basis for the assertion against the Borrower or any of its Subsidiaries of any liability or obligation of any nature whatsoever that is not fully reflected in the financial statements and the notes related thereto described in Section 6.05(a) which, either individually or in the aggregate, could reasonably be expected to be material to the Borrower and its Subsidiaries taken as a whole. As of the Restatement Effective Date (and after giving effect to the Transaction and the repayment of the Reckson Loan) none of the Borrower or any of its Subsidiaries will have any outstanding Indebtedness or preferred stock other than (i) the Loans, (ii) the Existing Indebtedness and (iii) the Convertible Preferred Stock.

     (d) On and as of the Restatement Effective Date, the Projections have been prepared in good faith by the Borrower and there are no statements or conclusions in any of the Projections which are based upon or include information known to the Borrower to be misleading or which fail to take into account material information regarding the matters reported therein. On the Restatement Effective Date, the Borrower believes that the Projections were reasonable and attainable (although actual results may differ from the Projections and no representation is made that the Projections will in fact be attained).

     6.06 Litigation. There are no actions, suits or proceedings pending or, to the best knowledge of the Borrower, threatened (i) with respect to any Credit Document, or (ii) that are reasonably likely to materially and adversely affect the performance, business, assets, nature of assets, liabilities, operations, properties, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole.

     6.07 True and Complete Disclosure. All factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the Borrower or any Subsidiary of the Borrower in writing to any Bank (including, without limitation, all information contained in the Credit Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein is, and all other such factual information (taken as a whole with all information previously furnished) hereafter furnished by or on behalf of the Borrower or any Subsidiary of the Borrower in writing to any Bank will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact.

     6.08 Use of Proceeds; Margin Regulations. (a) All proceeds of Loans incurred by the Borrower on the Restatement Effective Date shall be used to repay Loans under and as defined in the Existing Credit Agreement (together with accrued interest thereon and all Fees under and as defined in the Existing Credit Agreement) and to the extent Loans incurred by the Borrower are in excess of such amounts, such excess amounts (but not to exceed $36.2 million) shall be deposited in the Cash Collateral Account to be utilized solely to pay the purchase price and closing costs with respect to Permitted Acquisitions in accordance with the terms of the Cash Collateral Agreement including, but not limited to, the requirement that each Permitted Acquisition must satisfy the requirements to be a Permitted Acquisition prior to the drawing of funds from the Cash Collateral Account.

     (b) All proceeds of Revolving Loans shall be used by the Borrower for general corporate and working capital purposes of the Borrower but shall not be permitted to be used to effect Permitted Acquisitions.

     (c) All proceeds of Acquisition Loans shall be used by the Borrower only to effect Permitted Acquisitions and to pay fees, costs and expenses related to such acquisitions.

     (d) No part of the proceeds of any Loan will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate or be inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

     6.09 Tax Returns and Payments. Except as set forth on Schedule VI, each of the Borrower and its Subsidiaries has timely filed or caused to be timely filed (including pursuant to any valid extensions of time for filing) with the appropriate taxing authority, all returns, statements, forms and reports for taxes (the "Returns") required to be filed by or with respect to the income, properties or operations of the Borrower and/or any of its Subsidiaries. The Returns accurately reflect in all material respects all liability for taxes of the Borrower and its Subsidiaries as a whole for the periods covered thereby. Each of the Borrower and each of its Subsidiaries have paid all material taxes (including, without limitation, all federal payroll withholding taxes) payable by them which have become due other than those contested in good faith and for which adequate reserves have been established in accordance with generally accepted accounting principles. There is no material action, suit, proceeding, investigation, audit, or claim now pending or, to the best knowledge of the Borrower or any of its Subsidiaries, threatened by any authority regarding any taxes relating to the Borrower or any of its Subsidiaries. Except as set forth on Schedule VI, as of the Restatement Effective Date, neither the Borrower nor any of its Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of the Borrower or any of its Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of the Borrower or any of its
Subsidiaries not to be subject to the normally applicable statute of limitations. Neither the Borrower nor any of its Subsidiaries has provided, with respect to themselves or property held by them, any consent under Section 341 of the Code. None of the Borrower or any of its Subsidiaries has incurred, or will incur, any material tax liability in connection with the Transaction or any other transactions contemplated hereby.

     6.10 Compliance with ERISA. (a) Schedule VII sets forth each Plan; each Plan (and each related trust, insurance contract or fund) is in substantial compliance with its terms and with all applicable laws, including, without limitation, ERISA and the Code; each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code; no Reportable Event has occurred; no Plan which is a Multiemployer Plan is insolvent or in reorganization; no Plan has an Unfunded Current Liability; no Plan which is subject to Section 412 of the Code or Section 302 of ERISA has an accumulated funding deficiency, within the meaning of such sections of the Code or ERISA, or has applied for or received a waiver of an accumulated funding deficiency or an extension of any amortization period, within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA; all contributions required to be made with respect to a Plan and each Multiemployer Plan have been timely made; neither the Borrower nor any Subsidiary of the Borrower nor any ERISA Affiliate has incurred any material liability (including any indirect, contingent or secondary liability) to or on account of a Plan or Multiemployer Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or
Section 401(a)(29), 4971 or 4975 of the Code or expects to incur any such liability under any of the foregoing sections with respect to any Plan or Multiemployer Plan; no condition exists which presents a material risk to the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate of incurring a liability to or on account of a Plan or Multiemployer Plan pursuant to the foregoing provisions of ERISA and the Code; no proceedings have been instituted to terminate or appoint a trustee to administer any Plan which is subject to Title IV of ERISA; no action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Plan (other than routine claims for benefits) is pending, expected or threatened; using actuarial assumptions and computation methods consistent with
Part 1 of subtitle E of Title IV of ERISA, the aggregate liabilities of the Borrower, its Subsidiaries and/or its ERISA Affiliates to all Plans which are multiemployer plans (as defined in Section 4001(a)(3) of ERISA) in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Plan ended prior to the date of the most recent Credit Event using actuarial assumptions and computation methods consistent with Part 1 of subtitle E of Title IV of ERISA, the aggregate liabilities of the Borrower and its Subsidiaries and its ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan ended prior to the date of the most recent
Credit Event, would not exceed $50,000; each group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) which covers or has covered employees or former employees of the Borrower, any Subsidiary of the Borrower, or any ERISA Affiliate has at all times been operated in compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and Section 4980B of the Code; no lien imposed under the Code or ERISA on the assets of the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate exists or is likely to arise on account of any Plan or Multiemployer Plan and the Borrower and its Subsidiaries may cease contributions to or terminate any employee benefit plan maintained by any of them without incurring any material liability.

     (b) Each Foreign Pension Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities. All contributions required to be made with respect to a Foreign

Pension Plan have been timely made. Neither the Borrower nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of the Borrower's most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities.

     6.11 The Security Documents. (a) The provisions of the Security Agreement are effective to create in favor of the Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable security interest in all right, title and interest of the respective Credit Parties in the Collateral described therein and the Collateral Agent, for the benefit of the Secured Creditors, has a fully perfected Lien on, and security interest in, all right, title and interest of the respective Credit Parties, in all of the Collateral described therein, subject to no other Liens other than Permitted Liens. The recordation of the Security Agreement in the United States Patent and Trademark Office together with filings on Form UCC-1 made pursuant to the Security Agreement will be effective, under federal and state law, to perfect the security interest granted to the Collateral Agent in the trademarks and patents covered by the Security Agreement and the filing of the Security Agreement with the United States Copyright Office together with filings on Form UCC-1 made pursuant to the Security Agreement will be effective under federal and state law to perfect the security interest granted to the Collateral Agent in the copyrights covered by the Security Agreement. Each of the Credit Parties party to the Security Agreement has good and merchantable title to all Collateral described therein, free and clear of all Liens except those described above in this clause (a).

     (b) The security interests created in favor of the Collateral Agent, as Pledgee for the benefit of the Secured Creditors, under the Pledge Agreements constitute first perfected security interests in the Pledged Securities and Pledged Limited Liability Company Interests described in the Pledge Agreements, subject to no security interests of any other Person. No filings or recordings are required in order to perfect (or maintain the perfection or priority of) the security interests created in the Pledged Securities and Pledged Limited Liability Company Interests and the proceeds thereof under the Pledge Agreements.

     6.12 Representations and Warranties in Credit Documents. All representations and warranties set forth in the Credit Documents are true and correct in all material respects at the time as of which such representations and warranties were made and on the Restatement Effective Date.

     6.13 Properties. Each of the Borrower and its Subsidiaries has good and merchantable title to all properties owned by them, including all property reflected in the consolidated pro forma balance sheet (after giving effect to the Transaction) referred to in Section 6.05(a) (except as sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business or as permitted by Section 8.02), free and clear of all Liens, other than (i) as referred to in the consolidated balance sheet or in the notes thereto or in the pro forma balance sheet or (ii) otherwise permitted by Section
8.01. Schedule IV contains a true and complete list of each parcel of Real Property owned or leased by the Borrower and each of its Subsidiaries on the Restatement Effective Date, and the type of interest therein held by the Borrower and/or its Subsidiaries.

     6.14 Capitalization. On the Restatement Effective Date, after giving effect to the Transaction, the authorized capital stock of the Borrower consists of (i) 61,000,000 shares of common stock, $.01 par value per share of which (y) 41,000,000 have been designated as Class A Common Stock ("Class A Common Stock") of which 4,901,860 shares are issued and outstanding and (z) 20,000,000 have been designate as Class B Common ("Class B Common Stock") none of which shares are issued and outstanding (the Class A Common Stock and the Class B Common Stock collectively, "Borrower Common Stock") and (ii) 31,000,000 shares of preferred stock, $.01 per share, of which (v) 7,754,711 shares have been designated as Series A Convertible Preferred Stock ("Series A Convertible Preferred Stock"), all of which shares are issued and outstanding, (w) 3,222,851 shares have been designated as Series B Convertible Preferred Stock ("Series B Convertible Preferred Stock), all of which are issued and outstanding, (x) 13,325,424 shares are designated Series C Convertible Preferred Stock ("Series C Convertible Preferred Stock"), all of which are issued and outstanding, (y) 5,200,000 shares are designated Series D Convertible Preferred Stock ("Series D Convertible Preferred Stock"), of which 3,347,961 are issued and outstanding and
(z) 1,000,000 shares are designated Series E Convertible Preferred Stock ("Series E Convertible Preferred Stock"), none of which are issued and outstanding (the Series A Convertible Preferred Stock, the Series B Convertible Preferred Stock, the Series C Convertible Preferred Stock, the Series D
Convertible Preferred Stock and the Series E Convertible Preferred Stock collectively, the "Convertible Preferred Stock") and such Borrower Common Stock and Convertible Preferred Stock is owned in the amounts, and by the Persons, set forth on Schedule VIII. All of such outstanding shares have been duly and validly issued, are fully paid and nonassessable and are free of preemptive rights. Except as set forth in this Section and on Schedule VIII, on the Restatement Effective Date, neither the Borrower nor any of its Subsidiaries has outstanding any securities convertible into or exchangeable for its capital stock or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock.

     6.15 Subsidiaries. On the Restatement Effective Date, the corporations and limited liability companies listed on Schedule IX are the only Subsidiaries of the Borrower. Except as indicated on Schedule IX, all Subsidiaries of the Borrower are direct Subsidiaries of the Borrower. Schedule IX correctly sets forth, as of the Restatement Effective Date, the percentage ownership direct and indirect of the Borrower in each class of capital stock or other equity interest of each of its Subsidiaries and also identifies the direct owner thereof.

     6.16  Compliance  with  Statutes,   etc.  Each  of  the  Borrower  and  its
Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except with respect to each of the foregoing such noncompliance as could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the performance, business, assets, nature of assets, liabilities, operations, properties, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole.

     6.17 Investment Company Act. None of the Borrower nor any of its Subsidiaries is an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

     6.18 Public Utility Holding Company Act. None of the Borrower nor any of its Subsidiaries is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

     6.19 Environmental Matters. (a) The Borrower and each of its Subsidiaries have complied with, and on the date of such Credit Event are in compliance with, in all respects, all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws except such noncompliances which, in the aggregate, could not reasonably be expected to have a material adverse effect on the performance, business, assets, nature of assets, liabilities, operations, properties, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole. There are no past, pending or, to the best knowledge of the Borrower, threatened material Environmental Claims against the Borrower or any of its Subsidiaries or any Real Property currently owned or operated by the Borrower or any of its Subsidiaries. There are no facts, circumstances, conditions or occurrences concerning the business or operations of the Borrower or any of its Subsidiaries or any Real Property or facility at any time owned, operated or used by the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, any property adjoining any such Real Property that could reasonably be expected (i) to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any Real Property owned or operated by the Borrower or any of its Subsidiaries or (ii) to cause such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Property under any Environmental Law except such Environmental Claims and restrictions which individually or in the aggregate could not reasonably be expected to have a material adverse effect on the performance, business, assets, nature of assets, liabilities, operations, properties, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole.

     (b) Except for immaterial amounts in compliance with applicable law, neither the Borrower nor any of its Subsidiaries has, at any time, generated, used, treated, stored, transported or released Hazardous Materials on, to or from any Real Property at any time owned, leased or at any time operated by the Borrower or any of its Subsidiaries.

     (c) To the best knowledge of the Borrower, there are no underground storage tanks located on any Real Property owned or operated by the Borrower or any of its Subsidiaries the existence of which could reasonably be expected to have a material adverse effect on the performance, business, assets, nature of assets, liabilities, operations, properties, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole.

     6.20 Labor Relations. None of the Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a material adverse effect on the Borrower and its Subsidiaries taken as a whole. There is (i) no significant unfair labor practice complaint pending against the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower, threatened against any of them, before the National Labor Relations

Board, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower, threatened against any of them and (ii) no significant strike, labor dispute, slowdown or stoppage pending against the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries.

     6.21 Patents, Licenses, Franchises and Formulas. (a) The Borrower, together with its Subsidiaries, has a license to use or otherwise has the right to use, free and clear of pending or threatened Liens, all the material patents, patent applications, trademarks, service marks, trade names, trade secrets, copyrights, proprietary information, computer programs, data bases, licenses, franchises and formulas, or rights with respect to the foregoing (collectively, "Intellectual Property"), and has obtained all licenses and other rights of whatever nature, necessary for the present conduct of its business, without any known conflict with the rights of others which, or the failure to obtain which, as the case may be, could reasonably be expected to have a material adverse effect on the performance, business, assets, nature of assets, liabilities, operations, properties, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole.

     (b) Neither the Borrower nor any of its Subsidiaries has knowledge of any claim by any third party contesting the validity, enforceability, use or ownership of the Intellectual Property, or of any existing state of facts that would support a claim that use by the Borrower or any of its Subsidiaries of any such Intellectual Property has infringed or otherwise violated any Intellectual Property right of any other Person and that to the best knowledge of the Borrower and its Subsidiaries no claim is threatened except for such claims that could not individually or in the aggregate reasonably be expected to have a material adverse affect on the performance, business, assets, nature of assets, liabilities, operations, properties, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole.

     6.22 Indebtedness. Schedule X sets forth a true and complete list of all Indebtedness (other than the Loans) of the Borrower and each of its Subsidiaries as of the Restatement Effective Date after giving effect to the Transaction and the other transactions contemplated hereby (the "Existing Indebtedness"), in each case showing the aggregate amount thereof and the name of the respective obligor and any other entity which directly or indirectly guaranteed such debt. None of the Existing Indebtedness was incurred in connection with, or in contemplation of, the Transaction or the other transactions contemplated hereby.

     6.23 Restrictions on or Relating to Subsidiaries. There does not exist any encumbrance or restriction on the ability of (i) any Subsidiary of the Borrower to pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by the Borrower or any Subsidiary of the Borrower, or to pay any Indebtedness owed to the Borrower or a Subsidiary of the Borrower, (ii) any Subsidiary of the Borrower to make loans or advances to the Borrower or any of the Borrower's Subsidiaries or (iii) any Subsidiary of the Borrower to transfer any of its properties or assets to the Borrower or any Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (x) applicable law, (y) this Agreement and the other Credit Documents and (z) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or a Subsidiary of the Borrower.

     6.24  Foreign   Pension  Plans.   Neither  the  Borrower  nor  any  of  its
Subsidiaries has maintained, currently maintains or will maintain a Foreign Pension Plan without the consent of the Agent and the Required Banks.

     6.25 The Transaction. All aspects of the Transaction have been effected in all material respects in accordance with the Credit Documents and applicable law. At the time of consummation thereof, all consents and approvals of, and filings and registrations with, and all other actions in respect of, all governmental agencies, authorities or instrumentalities required in order to consummate the Transaction shall have been obtained, given, filed or taken and are in full force and effect (or effective judicial relief with respect thereto has been obtained). All applicable waiting periods with respect thereto have or, prior to the time when required, will have, expired without, in all such cases, any action being taken by any competent authority which restrains, prevents or imposes material adverse conditions upon the consummation of the Transaction. Additionally, at the time of consummation thereof, there does not exist any judgment, order or injunction prohibiting or imposing material adverse conditions upon the consummation of the Transaction.

     6.26 Concentration Account. Schedule V sets forth a true and complete description of the Concentration Account maintained with the Concentration Account Bank by the Borrower and each of its Subsidiaries. Each Credit Party represents and warrants that it does not now maintain, and will not in the future maintain, any other Concentration Account with any Concentration Account Bank other than the applicable Concentration Account; provided, however, that each such Credit Party shall be permitted to establish new Concentration Accounts pursuant to the terms of the Security Agreement.

     6.27 Material Contracts. All Material Contracts of the Borrower and each of its Subsidiaries as of the Restatement Effective Date are listed on Schedule XI.

     6.28 Business Centers; Owners. Set forth on Schedule XIII is a list of each of the Borrower's business centers as of the date hereof, and identifies the owners of each such business center, those that are owned by limited liability companies, and those that Borrower or any of its Subsidiaries manages pursuant to a management contract.

     6.29 Year 2000 Reprogramming. Any reprogramming required to permit the proper functioning, in and following the Year 2000, of the Borrower's or any of its Subsidiaries' (i) computer systems and (ii) equipment containing embedded microchips (including systems and equipment supplied by others or with which the Borrower's systems interface) and the testing of all such systems and equipment, as so reprogrammed, has been completed by June 30, 1999, except that certain non-mission critical issues and testing has not been completed but will be completed by September 30, 1999. The costs to the Borrower of such reprogramming and testing and of the reasonably foreseeable consequences of Year 2000 (including, without limitation, reprogramming errors and the failure of others' systems or equipment) could not reasonably be expected to have a material adverse effect on the performance, business, assets, nature of assets, liabilities, operations, properties, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole. Except for such of the reprogramming referred to in the preceding sentence as may be necessary, the computer and management information systems of the Borrower and its Subsidiaries are, and with ordinary course upgrading and maintenance will continue to be for the term of this Agreement, sufficient to permit the Borrower and its Subsidiaries to conduct their business without such conduct resulting in a material adverse effect on the performance, business, assets, nature of assets, liabilities, operations, properties, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole.

     6.30 Immaterial Subsidiary. The Borrower's ownership interest in ALLIANCE Business Centers National Sales Company, Inc. has a book value and fair market value of less than $40,000 and ALLIANCE Business Centers National Sales Company, Inc. is not a party to any material contracts effecting Borrower (other than the Shareholders Agreement, dated September 27, 1997 and amended as of October 23, 1998, among EOG Marketing, Inc., OTG, Inc. and Arbor National Sales, Inc.).

     Section 7. Affirmative Covenants. The Borrower covenants and agrees that on and after the Restatement Effective Date and until the Total Commitment and all Letters of Credit have terminated and the Loans and Notes and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder and thereunder, are paid in full:

     7.01 Information Covenants. The Borrower will furnish to each Bank:

          (a) Monthly Reports. Within 30 days after the end of each fiscal month other than the last such month of any fiscal quarter of the Borrower, the consolidated financial statements of the Borrower and its Subsidiaries as at the end of such month and for the elapsed portion of the fiscal year ended with the last day of such month setting forth comparative figures for the corresponding month and elapsed portion of such fiscal year for the prior fiscal year and comparable budgeted figures for such period as well as a management discussion and analysis of such results, all of which shall be certified by the chief financial officer or controller of the Borrower, subject to normal year-end audit adjustments.

          (b) Quarterly Financial Statements. Within 45 days after the close of each of the first three quarterly accounting periods in each fiscal year of the Borrower, the consolidated financial statements of the Borrower and its Subsidiaries as at the end of such quarterly period for such quarterly period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, in each case setting forth comparative figures for the related periods in the prior fiscal year and comparable budgeted figures for such period as well as a management discussion and analysis of such results, all of which shall be certified by the chief financial officer or controller of the Borrower, subject to normal year-end audit adjustments.

          (c) Annual Financial Statements. Within 90 days after the close of each fiscal year of the Borrower, the consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated and consolidating statements of operations, stockholders' equity and cash flows for such fiscal year and setting forth comparative figures for the preceding fiscal year and comparable budgeted figures for such period and certified, (x) in the case of the consolidating statements, by the chief financial officer or controller of the Borrower and (y) in the case of the consolidated financial statements of the Borrower and its Subsidiaries, by PricewaterhouseCoopers LLP or any other independent certified public accountants of recognized national standing reasonably acceptable to the Required Banks, together with a signed opinion of such accounting firm (which opinion shall not be qualified as to the scope of the audit or the status of the Borrower or any Subsidiary as a going concern in any respect) stating that in the course of its regular audit of the financial statements of the Borrower which audit was conducted in accordance with generally accepted auditing standards, such accounting firm obtained no knowledge of any Default or Event of Default which has occurred and is continuing or, if in the opinion of such accounting firm such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof.

          (d) Management Letters. Promptly after the receipt thereof by the Borrower or any of its Subsidiaries, a copy of any "management letter" received by the Borrower or any of its Subsidiaries from its certified public accountants.

          (e) Budgets. As soon as available but in no event later than 30 days after the first day of each fiscal year of the Borrower, a budget for the Borrower and its Subsidiaries in form customarily prepared by the Borrower (including budgeted statements of earnings as well as sources and uses of cash and balance sheets and budgeted openings of new business centers which may be made available on a quarterly basis only) prepared by the Borrower for each calendar month of such fiscal year prepared in reasonable detail with appropriate presentation and discussion of the principal assumptions upon which such budgets are based, accompanied by the statement of the chief financial officer or controller of the Borrower to the effect that, to the best of his knowledge, the budget is a reasonable estimate for the period covered thereby.

          (f) Officer's Certificates. At the time of the delivery of the financial statements provided for in Section 7.01(a), (b) and (c), a certificate of the chief financial officer or controller of the Borrower to the effect that no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate,
     (x) in the case of  certificates  delivered  pursuant to Section 7.01(b) or
     (c), shall set forth the calculations required to establish whether the Borrower was in compliance with the provisions of Sections 2.03, 3.02, 7.15, 8.02, 8.04, 8.05 and 8.08 through 8.12, inclusive at the end of such fiscal quarter or year, as the case may be, and (y) in the case of certificates delivered pursuant to Section 7.01(c), the amount of Excess Cash Flow for the relevant Excess Cash Flow Payment Period.

          (g) Notice of Default or Litigation. (A) Promptly, and in any event within three Business Days after an officer of the Borrower or any of its Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or Event of Default, (ii) any litigation or governmental investigation or proceeding pending (x) against the Borrower or its Subsidiaries which could reasonably be expected to materially and adversely affect the performance, business, assets, nature of assets, liabilities, operations, properties, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole or (y) with respect to any Credit Document and (iii) any other event which could reasonably be expected to materially and adversely affect the performance, business, assets, nature of assets, liabilities, operations, properties, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole. (B) Promptly, and in any event within five Business Days after an officer of the Borrower or any of its Subsidiaries obtains knowledge thereof, notice of (i) any material default of the Borrower or any of its Subsidiaries under any material lease under which the Borrower or any of its Subsidiaries is a lessee and (ii) any termination, renewal, expiration or entering into of any material lease under which the Borrower or any of its Subsidiaries is or will be a lessee.

          (h) Other Reports and Filings. Promptly upon transmission thereof, copies of any financial information, proxy materials and other information and reports, if any, which any Credit Party or any of its Subsidiaries (x) has filed with the Securities and Exchange Commission or any successor thereto (the "SEC") or (y) has delivered to holders of, or any agent or trustee with respect to, Indebtedness of any Credit Party or any of its Subsidiaries in its capacity as such a holder, agent, or trustee.

     (i) Environmental Matters. Promptly upon, and in any event within three Business Days after an officer of the Borrower or of any of its Subsidiaries obtains knowledge thereof, notice of any of the following environmental matters (i) any pending or threatened material Environmental Claim against the Borrower or any of its Subsidiaries or any Real Property owned or operated at any time by the Borrower or any of its Subsidiaries;
     (ii) any condition or occurrence on or arising from any Real Property owned or operated at any time by the Borrower or any of its Subsidiaries that (a) could reasonably be anticipated to result in a material noncompliance by the Borrower or any of its Subsidiaries with any material applicable Environmental Law, or (b) could reasonably be anticipated to form the basis of a material Environmental Claim against the Borrower or any of its Subsidiaries or any Real Property owned or operated by the Borrower or any of its Subsidiaries; (iii) any condition or occurrence on any material Real Property owned or operated by the Borrower or any of its Subsidiaries that could reasonably be anticipated to cause such Real Property to be subject to any material restrictions on the ownership, occupancy, use or transferability of such Real Property under any Environmental Law; and (iv) the taking of any removal or remedial action in response to a material Release or material threatened Release or the actual or alleged presence of any Hazardous Material on or from any Real Property owned or operated at any time by the Borrower or any of its Subsidiaries in each case as required by any Environmental Law or any governmental or other administrative agency. All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Borrower or such Subsidiary's response thereto. In addition, the Borrower will provide the Banks with copies of all material communications with any government or governmental agency relating to material Environmental Claims, all material communications with any person relating to material Environmental Claims, and such detailed reports of any Environmental Claim as may reasonably be requested by the Required Banks.

          (j) Annual Meetings with Banks. Within 120 days after the close of each fiscal year of the Borrower, the Borrower shall, at the request of the Agent or Required Banks, hold a meeting (at a mutually agreeable location and time) with all Banks who choose to attend such meeting at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of the Borrower and its Subsidiaries and the budgets presented for the current fiscal year of the Borrower and its Subsidiaries.

          (k) Reconciliation of Accrued Rent Liabilities. In connection with any financial information furnished by the Borrower which contains a calculation of Consolidated EBITDA, the Borrower shall also furnish a statement reconciling any increase or decrease in accrued rent liabilities.

          (l) Other Information. From time to time, such other information or documents (financial or otherwise) with respect to any Credit Party or any of its Subsidiaries, as the Agent, or the Required Banks may reasonably request.

     7.02 Books, Records and Inspections. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries, in conformity with United States generally accepted accounting principles and all requirements of law, shall be made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit officers and designated representatives of the Agent or any Bank to visit and inspect, under guidance of officers of the Borrower or of such Subsidiary, any of the properties of the Borrower or such Subsidiary, and to examine the books of account of the Borrower or such Subsidiary and discuss the affairs, finances and accounts of the Borrower or of such Subsidiary with, and be advised as to the same by, its and their officers, all at such reasonable times and intervals and to such reasonable extent as the Agent or such Bank may request.

     7.03 Maintenance of Property, Insurance. (a) Schedule II sets forth a true and complete listing of all insurance maintained by the Borrower and each of its Subsidiaries as of the Restatement Effective Date. The Borrower will, and will cause each of its Subsidiaries to, (i) keep all material property useful and necessary in its business in good working order and condition (ordinary wear and tear excepted), (ii) maintain with financially sound and reputable insurance companies key-man life insurance, liability insurance and insurance on all its property in at least such amounts and against at least such risks as are described on Schedule II and (iii) furnish to each Bank, upon written request, full information as to the insurance carried. The provisions of this Section
7.03 shall be deemed to be supplemental to, but not duplicative of, the provisions of any of the Security Documents that require the maintenance of insurance.

     (b) The Borrower will at all times keep, and will cause each of its Subsidiaries to keep, its property insured in favor of the Collateral Agent, and all policies (including mortgage policies) or certificates (or certified copies thereof) with respect to such insurance (and any other insurance maintained by the Borrower or its Subsidiaries (other than employee benefit insurance)) (i) shall be endorsed to the Collateral Agent's satisfaction for the benefit of the

Collateral Agent (including, without limitation, by naming the Collateral Agent as loss payee and naming the Collateral Agent, the Agent and each Bank as an additional insured) with respect to Collateral, (ii) shall state that such insurance policies shall not be cancelled or revised in a manner adverse to the Banks without 30 days' prior written notice thereof by the respective insurer to the Collateral Agent, (iii) shall provide that the respective insurers irrevocably waive any and all rights of subrogation with respect to the Collateral Agent, (iv) shall contain the standard noncontributory mortgagee clause endorsement in favor of the Collateral Agent with respect to hazard insurance coverage, (v) shall provide that any losses shall be payable notwithstanding (A) any act or neglect of the Borrower or any of its Subsidiaries, (B) the occupation or use of the properties for purposes more hazardous than those permitted by the terms of the respective policy if such coverage is obtainable at commercially reasonable rates and is of the kind from time to time customarily insured against by Persons owning or using similar property and in such amounts as are customary, (C) any foreclosure or other proceeding relating to the insured properties or (D) any change in the title to or ownership or possession of the insured properties and (vi) shall be deposited with the Collateral Agent. If the Borrower or any of its Subsidiaries shall fail to insure its property in accordance with this Section 7.03, or if the Borrower or any of its Subsidiaries shall fail to endorse and deposit all policies or certificates with respect thereto, the Collateral Agent shall have the right (but shall be under no obligation) to procure such insurance and the Borrower jointly and severally agrees, to reimburse the Collateral Agent for all costs and expenses of procuring such insurance.

     7.04 Corporate Franchises. The Borrower will do, and will cause each of its Subsidiaries to do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its rights, franchises, licenses and patents; provided, however, that nothing in this Section 7.04 shall prevent
(x) the withdrawal by the Borrower or any Subsidiary of the Borrower of its qualification as a foreign corporation in any jurisdiction where such withdrawal could not reasonably be expected to have a material adverse effect on the performance, business, assets, nature of assets, liabilities, properties, operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole, or (y) the dissolution of any Subsidiary of the Borrower if no Permitted Business is run in connection with such Subsidiary and such dissolution could not reasonably be expected to have a material adverse effect on the performance, business, assets, nature of assets, liabilities, properties, operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole.

     7.05 Compliance with Statutes, etc. The Borrower will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property except such noncompliances as could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the performance, business, assets, nature of assets, liabilities, operations, properties, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole.

     7.06 Compliance with Environmental Laws. (a) The Borrower will comply, and will cause each of its Subsidiaries to comply, in all material respects with all Environmental Laws applicable to ownership or use of the Real Property, will promptly pay or cause the Borrower to pay all costs and expenses incurred in such compliance, and will keep or cause to be

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

kept all such Real Properties free and clear of any Liens imposed pursuant to such Environmental Laws. None of the Borrower nor any Subsidiary of the Borrower will generate, use, treat, store, release or dispose of, or permit the generation, use, treatment, storage, Release or disposal of Hazardous Materials on any Real Property, or transport or permit the transportation of Hazardous Materials to or from any Real Property, other than in compliance in all material respects with applicable law.

     (b) At the request of the Agent or the Required Banks at any time and from time to time during the existence of this Agreement: (i) if an Event of Default exists under this Agreement, (ii) upon the reasonable belief by the Agent that the Borrower or any of its Subsidiaries has breached any representation or covenant herein with respect to any environmental matters and such breach is continuing, or (iii) in the event notice is provided under Section 7.01(i) herein, the Borrower will provide, at its sole cost and expense (or will cause the relevant Subsidiary to provide at its sole cost and expense), an environmental site assessment report reasonable in scope concerning any Real Property of the Borrower or its Subsidiaries, prepared by an environmental consulting firm approved by the Agent and the Required Banks, indicating the presence or Release of Hazardous Materials on or from any of the Real Property and the potential cost of any removal or remedial action in connection with any Hazardous Materials on such Real Property. If the Borrower fails to provide the same after thirty (30) days notice, the Agent may order the same, and the Borrower shall grant and hereby grants to the Agent and the Banks and their agents access to such Real Property and specifically grants the Agent and the Banks an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment all at the Borrower's expense, which assessments, if obtained, will be provided to the Borrower.

     7.07 ERISA. As soon as possible and, in any event, within ten (10) days after the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following, the Borrower will deliver to each of the Banks a certificate of the chief financial officer of the Borrower setting forth the full details as to such occurrence and the action, if any, that the Borrower, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by such Borrower, such Subsidiary, the Plan administrator or such ERISA Affiliate to or with the PBGC or any other government agency, or a Plan or Multiemployer Plan participant and any notices received by such Borrower, such Subsidiary or ERISA Affiliate from the PBGC or any other government agency, or a Plan or Multiemployer Plan participant with respect thereto: that a Reportable Event has occurred (except to the extent that the Borrower has previously delivered to the Banks a certificate and notices (if any) concerning such event pursuant to the next clause hereof); that a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA is subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof), and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 is reasonably expected to occur with respect to such Plan within the following 30 days; that an accumulated funding deficiency, within the meaning of Section 412 of the Code or Section 302 of ERISA, has been incurred or an application may be or has been made for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code or Section 303 or 304 of ERISA with respect to a Plan or Multiemployer Plan; that any contribution required to be made with respect to a Plan, Multiemployer Plan, or Foreign Pension Plan has not been timely made; that a Plan or Multiemployer Plan has been or may be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA; that a Plan or Multiemployer Plan has an Unfunded Current Liability; that proceedings may be or have been instituted to terminate or appoint a trustee to administer a Plan which is subject to Title IV of ERISA; that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Multiemployer Plan; that the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate will or may incur any liability (including any indirect, contingent, or secondary liability) to or on account of the termination of or withdrawal from a Plan or Multiemployer Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or with respect to a Plan under Section 401(a)(29), 4971, 4975 or 4980 of the Code or Section 409 or 502(i) or 502(l) of
ERISA or with respect to a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under Section 4980B of the Code; or that the Borrower or any Subsidiary of the Borrower may incur any material liability pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan or Foreign Pension Plan. The Borrower will deliver to each of the Banks copies of any records, documents or other information that must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA. The Borrower will also deliver to each of the Banks a complete copy of the annual report (on Internal Revenue Service Form 5500-series) of each Plan (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certificates, schedules and information) required to be filed with the Internal Revenue Service. In addition to any certificates or notices delivered to the Banks pursuant to the first sentence hereof, copies of annual reports and any records, documents or other information required to be furnished to the PBGC or any other government agency, and any material notices received by the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate with respect to any Plan or Foreign Pension Plan or received from any governmental agency or plan administrator or sponsor or trustee with respect to any Multiemployer Plan, shall be delivered to the Banks no later than ten (10) days after the date such annual report has been filed with the Internal Revenue Service or such records, documents and/or information has been furnished to the PBGC or any other government agency or such notice has been received by the Borrower, the Subsidiary or the ERISA Affiliate, as applicable. The Borrower and each of its applicable Subsidiaries shall ensure that all Foreign Pension Plans administered by it or into which it makes payments obtains or retains (as applicable) registered status under and as required by applicable law and is administered in a timely manner in all respects in compliance with all applicable laws except where the failure to do any of the foregoing would not be reasonably likely to result in a material adverse effect upon the business, operations, condition (financial or otherwise) or prospects of the Borrower or any Subsidiary of the Borrower.

     7.08 End of Fiscal Years; Fiscal Quarters. The Borrower will cause its, and each of its Subsidiaries', fiscal years to end on December 31 of each year and each of its, and each of its Subsidiaries', first three fiscal quarters end on March 31, June 30 and September 30.

     7.09 Performance of Obligations. The Borrower will, and will cause each of its Subsidiaries to, perform all of its obligations under the terms of each mortgage, indenture, security agreement and other debt instrument by which it is bound, except such non-performances as could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the performance, business, assets, nature of assets, liabilities, operations, properties, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole.

     7.10 Payment of Taxes. The Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties would otherwise attach thereto, and all lawful claims which, if unpaid, might become a lien or charge upon any properties of the Borrower or any of its Subsidiaries not otherwise permitted under Section 8.01; provided that neither the Borrower nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with generally accepted accounting principles.

     7.11 Interest Rate Protection. The Borrower shall (a) no later than 60 days following the Restatement Effective Date enter into arrangements acceptable to the Agent establishing (I) a maximum interest rate equal to the product of (x) the Quoted Rate for a principal amount of loans equal to $60 million for an interest period of one month times (y) 1.30 and (II) for an aggregate notional amount of at least $60 million for a period of at least three years and (b) upon the Acquisition Loan Termination Date enter into arrangements acceptable to the Agent establishing (I) a maximum interest rate equal to the product of (x) the Quoted Rate for a principal amount of loans equal to 50% of the aggregate outstanding principal amount of Acquisition Loans on the Acquisition Loan Termination Date (after giving effect to all Acquisition Loans incurred on such date) for an interest period of one month times (y) 1.30 and (II) for an aggregate notional amount of at least an amount equal to 50% of the aggregate outstanding principal amount of Acquisition Loans on the Acquisition Loan Termination Date (after giving effect to the incurrence of all Acquisition Loans on such date) for a period of at least 3 years after the Acquisition Loan Termination Date.

     7.12 Use of Proceeds. All proceeds of the Loans shall be used as provided in Section 6.08.

     7.13 Year 2000 Reporting. The Borrower will ensure that any reprogramming required to permit the proper functioning, in and following the Year 2000, of the Borrower's or any of its Subsidiaries' (i) computer systems and (ii) equipment containing embedded microchips (including systems and equipment supplied by others or with which the Borrower's systems interface) and the testing of all such systems and equipment, as so reprogrammed, has been completed by June 30, 1999, or in certain cases as described in Section 6.29, will be completed by September 30, 1999, except insofar as the failure to do so will not have a material adverse effect on the performance, business, assets, nature of assets, liabilities, operations, properties, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole, and the Borrower will notify the Agent and any Bank promptly upon detecting any failure to achieve Year 2000 computer readiness. In addition, the Borrower will provide the Agent and any Bank with such information about its Year 2000 computer readiness (including, without limitation, information as to contingency plans, budgets and testing results) as the Agent or such Bank shall reasonably request.

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

     7.14 Intellectual Property Rights. The Borrower will, and will cause each of its Subsidiaries to, make all filings in connection with the transfer of the Intellectual Property rights in any acquisition. The Borrower will, and will cause each of its Subsidiaries to, maintain in full force and effect all Intellectual Property rights necessary or appropriate to the business of the Borrower or any Subsidiary of the Borrower and take no action (including, without limitation, the licensing of Intellectual Property), or fail to take an action, as the case may be, in connection with such Intellectual Property rights which could reasonably be expected to result in a material adverse effect on the performance, business, assets, nature of assets, liabilities, properties, operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole. The Borrower will, and will cause each of its Subsidiaries to, diligently prosecute all pending applications filed in connection with seeking or seeking to perfect the Intellectual Property rights and take all other reasonable actions necessary for the protection and maintenance of the Intellectual Property rights necessary or appropriate to the business of the Borrower or any Subsidiary of the Borrower at all times from and after the Restatement Effective Date other than any such actions the failure of which, in the aggregate, could not reasonably be expected to have a material adverse effect on the performance, business, assets, nature of assets, liabilities, operations, properties, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole.

     7.15 Permitted Acquisitions. (a) Subject to the remaining provisions of this Section 7.15 applicable thereto and the requirements contained in the definition of Permitted Acquisition, the Borrower and its Subsidiaries may from time to time after the Restatement Effective Date effect Permitted Acquisitions, so long as with respect to each Permitted Acquisition:

          (i) the Borrower demonstrates that no Default or Event of Default is in existence at the time of the consummation of such Permitted Acquisition or would exist after giving effect thereto and all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties were made on and as of the date of such Permitted Acquisition (both before and after giving effect thereto);

          (ii) the Borrower shall have given the Agent and the Banks at least 15 days prior written notice of any such Permitted Acquisition (each such notice, a "Permitted Acquisition Notice"), which notice shall (r) contain the estimated date such Permitted Acquisition is scheduled to be consummated, (s) attach a true and correct copy of the draft purchase agreement, letter of intent, description of material terms or similar agreement executed by the Borrower and the seller in connection with such Permitted Acquisition, (t) contain the estimated aggregate purchase price of such Permitted Acquisition (including, without limitation, the amount of Capitalized Lease Obligations assumed in connection with the Permitted Acquisition) and the amount of related costs and expenses and the intended method of financing thereof, (u) contain the estimated amount of Acquisition Loans required to effect such Permitted Acquisition, (v) contain a description of any Permitted Earn-Out Debt to be incurred by the Borrower in connection with such Permitted Acquisition and the maximum potential liability of the Borrower with respect thereto and (w) contain a description of the Permitted Seller Notes, the Borrower Common Stock or Seller Preferred Stock to be issued by the Borrower in connection with such Permitted Acquisition; provided, however, that if the estimated aggregate purchase price (including, without limitation, the amount of Capitalized Lease Obligations assumed in connection with the Permitted Acquisition) of such Permitted Acquisition is less than $1,000,000, such notice need not contain the information described in clause(s) above unless the Agent requests such information; provided further, however, in the event that after delivery of the documentation described in clause (s) above any material economic terms of the Permitted Acquisition shall be amended in any material way, then promptly after such amendment the Borrower shall provide the Agent and the Banks written notice of such changes;

          (iii) the Borrower shall have given the Banks such other information related to the Person or business, division or product line being acquired and the Permitted Acquisition as the Agent shall reasonably request;

          (iv) (I) as soon as available but not later than the date of the consummation of such Permitted Acquisition, a copy of the executed purchase agreement and all related agreements, schedules and exhibits with respect to such Permitted Acquisition and (II) at the time of delivery of the purchase agreement, a certification from the Borrower as to the purchase price for the acquisition (including, without limitation, the amount of Capitalized Lease Obligations assumed in connection with the Permitted Acquisition) and the estimated amount of all related costs, fees and expenses and that, except as described, there are no other amounts which will be payable in connection with the respective Permitted Acquisition;

          (v) with respect to Permitted Acquisitions effected during any twelve-month period (including Permitted Acquisitions effected under and as defined in the Existing Credit Agreement, the sum (without duplication) of
     (I) Acquisition Loans incurred by the Borrower and Acquisition Loans incurred by the Borrower under the Existing Credit Agreement, (II) the fair market value (as determined in good faith by the Board of Directors of the Borrower) of the Borrower Common Stock issued as consideration in such Permitted Acquisitions, (III) the aggregate amount (determined by using the face amount of the debt or the amount payable at maturity, whichever is greater) of Permitted Seller Notes issued by the Borrower in connection with such Permitted Acquisitions, (IV) the maximum potential liability of the Borrower with respect to the Permitted Earn-Out Debt issued in connection with such Permitted Acquisitions, (V) the aggregate liquidation preference of Seller Preferred Stock issued by the Borrower in connection with such Permitted Acquisitions and (VI) the amount of Capitalized Lease Obligations assumed in connection with such Permitted Acquisitions shall not exceed $30,000,000 (excluding the Reckson Mergers and other Permitted Acquisitions effected with moneys from the Cash Collateral Account) during such rolling twelve-month period with the first such period commencing on the Original Effective Date;

          (vi) with respect to each Permitted Acquisition (other than the Permitted Acquisitions effected with moneys from the Cash Collateral Account) the sum (without duplication) of (I) Acquisition Loans incurred by the Borrower, (II) the fair market value (as determined in good faith by the Board of Directors of the Borrower) of the Borrower Common Stock issued as consideration in such Permitted Acquisition, (III) the aggregate

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

      amount (determined by using the face amount of the debt or the amount payable at maturity, whichever is greater) of Permitted Seller Notes issued by the Borrower in connection with such Permitted Acquisition, (IV) the maximum potential liability of the Borrower with respect to all Permitted Earn-Out Debt issued in connection with such Permitted Acquisition, (V) the aggregate liquidation preference of Seller Preferred Stock issued by the Borrower in connection with such Permitted Acquisition and (VI) the amount of Capitalized Lease Obligations assumed in connection with the Permitted Acquisition, shall not exceed $7,500,000;

            (vii) except in connection with Permitted Acquisitions consisting of Start-Up Costs, calculations are made by the Borrower of the Consolidated EBITDA of the Person or business, division or product line being acquired pursuant to the respective Permitted Acquisition (determined in accordance with the definition of Consolidated EBITDA contained herein, but treating references therein and in any other defined terms used in determining Consolidated EBITDA to "the Borrower" to instead be references to the Person or business, division or product line being acquired pursuant to the respective Permitted Acquisition), and the amount thereof shall exceed $50,000 for the period of four consecutive fiscal quarters (taken as one accounting period and including fiscal quarters ending prior to the Restatement Effective Date) most recently ended prior to the date of the Permitted Acquisition (the "Calculation Period"); provided, however, in the case of calculations based on unaudited financial statements, the Agent shall be reasonably satisfied that the Consolidated EBITDA of such Person or business, division or product line being acquired pursuant to the respective Permitted Acquisition exceeds $50,000 for the Calculation Period; provided further, however, that, so long as the Permitted Acquisition Notice has been given as required above and so long as the Borrower has furnished the Agent information with respect to the Consolidated EBITDA of such Person or business, division or product line being acquired pursuant to the respective Permitted Acquisition, if the Agent has not notified the Borrower on or prior to the fifth Business Day prior to the consummation of the Permitted Acquisition that the Agent has not yet been reasonably satisfied that the $50,000 threshold is satisfied, the Agent shall be deemed for purposes of this clause (vii) to be so satisfied;

            (viii) the Agent and the Required Banks shall be satisfied in their reasonable discretion that the proposed Permitted Acquisition will not reasonably likely result in materially increased liabilities (contingent or otherwise) of the Borrower or any of its Subsidiaries other than Permitted Seller Notes, Permitted Earn-Out Debt and Capitalized Lease Obligations incurred in accordance with the provisions of this Agreement (including, without limitation, tax, ERISA or environmental liabilities); provided that, so long as the Permitted Acquisition Notice has been given as required above and so long as the Borrower has furnished each Bank, following request by the Agent, information with respect to liabilities of the type described in this clause with all information so requested, if any Bank has not notified the Borrower or the Agent on or prior to the tenth day prior to the consummation of the Permitted Acquisition that such Bank has not yet been satisfied that the proposed Permitted Acquisition would not be reasonably likely to result in materially increased liabilities of the Borrower or any of its Subsidiaries, such Bank shall be deemed for purposes of this clause (viii) to be so satisfied;

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

            (ix) recalculations are made by the Borrower of compliance with the covenant contained in Section 8.11 on a Pro Forma Basis, and such recalculations shall show that such covenant would have been complied with throughout the Calculation Period on a Pro Forma Basis;

            (x) the Borrower in good faith believes, based on calculations made by the Borrower, on a Pro Forma Basis, (as if the Calculation Period were the one-year period following the date of the consummation of the respective Permitted Acquisition) that the financial covenant contained in such Section 8.11 will continue to be met for the one year period following the date of the consummation of the respective Permitted Acquisition;

            (xi) in no event may (a) the aggregate amount of Start-Up Costs relating to any Permitted Acquisition with respect to any one new executive office suite center exceed $2,000,000, (b) Start-Up Costs constituting Permitted Acquisitions be incurred in connection with more than twenty-four new executive office centers (which shall mean new executive office centers that are not open for occupancy on that Restatement Effective Date, but exclude the centers located at Highland Oaks, Tampa, Florida, Westshore, Tampa, Florida, and Northpoint, Orlando, Florida) in the aggregate and ten new executive office centers at any one time (which shall mean a new executive office center for which the Borrower is negotiating a lease and/or preparing for occupancy on or after the Restatement Effective Date) and (c) aggregate Start-Up Costs constituting Permitted Acquisitions exceed $20,000,000 (excluding amounts spent under the Existing Credit Agreement and, subject to the terms, conditions and restrictions set forth in this Section 7.15(xi)(a) and (b), amounts to be funded out of proceeds raised in the Permitted Stock Issuances);

            (xii) with respect to each Permitted Acquisition the Borrower shall conduct the customary due diligence set forth on Schedule XIV for the prior four consecutive fiscal quarters which shall be performed in accordance with standards established by the American Institute of Certified Public Accountants;

            (xiii) with respect to Permitted Acquisitions with an aggregate consideration equal to or greater than $3,000,000, the Borrower shall engage a "big five" accounting firm or other accounting firm acceptable to the Agent to perform financial due diligence set forth on Schedule XIV and produce a report of their findings which shall be delivered to the Banks and be acceptable to the Required Banks in their sole judgment and to the extent a Bank has not indicated in writing within five Business Days after receipt of the materials required by this Section 7.15(a)(xiii) that it is not acceptable to such Bank then it shall be deemed to be acceptable to such Bank; provided, however, that this Section 7.15(xiii) shall not apply to Permitted Acquisitions which have been audited by a "big five" accounting firm within four months prior to the date of closing of a Permitted Acquisition;

            (xiv) the consent of the Agent shall have been obtained with respect to such Permitted Acquisition which consent shall not be unreasonably withheld; provided that, so long as the Permitted Acquisition Notice has been given as required above and so long

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

      as the Borrower has otherwise complied with this Section 7.15, if the Agent has not notified the Borrower on or prior to the fifth Business Day prior to the consummation of the Permitted Acquisition that the Agent does not approve of the Permitted Acquisition, then the Agent shall be deemed for purposes of this clause (xiv) to have so approved such Permitted Acquisition; and

            (xv)  prior  to  the   consummation  of  the  respective   Permitted
      Acquisition, the Borrower shall furnish the Agent and the Banks an officer's certificate executed by the chief financial officer of the Borrower, certifying as to compliance with the requirements of preceding clauses (i) through (xiv) and containing the calculations required by preceding clauses (v) through (vii), (ix), (x) and (xi). The consummation of each Permitted Acquisition shall be deemed to be a representation and warranty by the Borrower that all conditions thereto have been satisfied and that same is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder, including, without limitation, Sections 5 and 9.

     (b) At the time of each Permitted Acquisition after the Restatement Effective Date involving the creation or acquisition of a Subsidiary, not less than 100% of the capital stock of such Subsidiary shall be directly owned by the Borrower or a Guarantor and such 100% owned by the Borrower or Guarantor shall be pledged for the benefit of the Secured Creditors pursuant to the applicable Pledge Agreement or pursuant to a similar agreement satisfactory to the Agent.

     (c) The Borrower shall cause each Subsidiary which is formed to effect, or is acquired pursuant to, a Permitted Acquisition after the Restatement Effective Date to execute and deliver, prior to or on the date of the respective Permitted Acquisition, the Subsidiaries Guaranty (or by an amendment thereto pursuant to which it shall be a party thereto) or a substantially similar guaranty, in either case with the documentation to be in form and substance satisfactory to the Agent.

     (d) The Borrower shall on the date of a Permitted Acquisition after the Restatement Effective Date, in the case of Permitted Acquisitions involving the acquisition of assets by the Borrower (including Permitted Acquisitions constituting Start-Up Costs), or, in the case of an acquisition by the respective Subsidiary, shall cause the respective Subsidiary to, grant to the
Collateral  Agent,  for the benefit of the  Secured  Creditors,  first  priority perfected security interests in all property of the Borrower or such Subsidiaries acquired in connection with the Permitted Acquisition and to take, or cause such Subsidiary to take, all actions requested by the Agent or the Required Banks (including, without limitation, the obtaining of UCC-11's and the filing of UCC-1's) in connection with the granting of such security interests. All security interests required to be granted pursuant to this Section 7.15(d) shall be granted pursuant to such security documentation (which shall be substantially similar to the analogous Security Documents already executed and satisfactory in form and substance to the Agent) and shall (except as otherwise consented to by the Agent and the Required Banks) constitute valid and enforceable perfected security interests prior to the rights of all third Persons and subject to no other Liens except such Liens as are permitted by
Section 8.01. The security documents and other instruments related thereto shall be duly recorded or filed in such manner and in such

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

places as are required by law to establish, perfect, preserve and protect the Liens, in favor of the Collateral Agent for the benefit of the Secured Creditors, required to be granted pursuant to the respective Additional Security Documents and all taxes, fees and other charges payable in connection therewith shall be paid in full by the Borrower. At the time of the execution and delivery of Additional Security Documents, the Borrower shall cause to be delivered to the Collateral Agent such opinions of counsel, environmental appraisals and other related documents as may be reasonably requested by the Collateral Agent or the Required Banks to assure themselves that this Section has been complied with. All actions required to be taken by this Section 7.15(d) with respect to the Additional Collateral shall be completed no later than the date on which the Permitted Acquisition is effected unless otherwise consented to by the Agent.

     7.16 Registry. The Borrower hereby designates the Agent to serve as its agent, solely for purposes of this Section 7.16, to maintain a register (the "Register") on which it will record the Commitments from time to time of each of the Banks, the Loans made by each of the Banks and each repayment in respect of the principal amount of the Loans of each Bank. Failure to make any such recordation, or any error in such recordation shall not affect the Borrower's obligations in respect of such Loans. With respect to any Bank, the transfer of the Commitments of such Bank and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Agent with respect to ownership of such Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor. The registration of an assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Agent on the Register only upon the acceptance by the Agent of a properly executed and delivered assignment and assumption agreement pursuant to Section 12.04(b). Coincident with the delivery of such an assignment and assumption agreement to the Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Bank shall surrender the Note evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Bank and/or the new Bank. The Borrower agrees to indemnify the Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Agent in performing its duties under this Section 7.16.

     7.17 Further Actions. (a) Each Credit Party shall grant to the Collateral Agent, for the benefit of the Secured Creditors, at the request of the Agent or the Required Banks, at any time, a security interest in any Real Property or vehicles owned by any such Credit Party and any other assets of such Credit Party and not already subject to a Security Document and shall take all actions requested by the Agent or the Required Banks (including, without limitation, the obtaining of mortgage policies, title surveys and real estate appraisals satisfying the requirements of all applicable laws) in connection with the granting of such security interest.

     (b) The security interests required to be granted pursuant to clause (a) above shall be granted pursuant to mortgages, deeds of trust and security agreements, in each case satisfactory in form and substance to the Agent and the Required Banks, which mortgages and security agreements shall create valid and enforceable perfected security interests prior to the rights of all third Persons and subject to no other Liens except such Liens as are permitted by
Section 8.01. The mortgages and other instruments related thereto and security agreements shall

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

be duly recorded or filed in such manner and in such places and at such times as are required by law to establish, perfect, preserve and protect the Liens, in favor of the Collateral Agent for the benefit of the Secured Creditors, required to be granted pursuant to such documents and all taxes, fees and other charges payable in connection therewith shall be paid in full by the Borrower. At the time of the execution and delivery of the additional documents, the Borrower shall cause to be delivered to the Collateral Agent such opinions of counsel, mortgage policies, title surveys, real estate appraisals, certificates of title and other related documents as may be reasonably requested by the Agent or the Required Banks to assure themselves that this Section 7.17 has been complied with.

     (c) Each Credit Party agrees that each action required by Section 7.17(a), or (b) shall be completed within 60 days of the date such action is requested to be taken.

     7.18 Concentration Account. On the Restatement Effective Date, the Borrower shall, and shall have caused each of its Subsidiaries to, have duly authorized, executed and delivered a Concentration Account Consent Letter in such form as approved by the Collateral Agent (each as amended and restated, modified, amended or supplemented from time to time in accordance with the terms thereof and hereof, a "Concentration Account Consent Letter") with the Collateral Agent and the Concentration Account Bank, acknowledging that the Concentration Account listed on Schedule V and maintained at the Concentration Account Bank is under the exclusive dominion and control of the Collateral Agent and that all moneys, instruments and other securities deposited in such Concentration Account are to be held by the Concentration Account Bank for the benefit of the Collateral Agent. Each Credit Party represents and warrants that it does not now maintain, and will not in the future maintain, any other Concentration Account with any Concentration Account Bank other than the applicable Concentration Account; provided, however, that each such Credit Party shall be permitted to establish new Concentration Accounts pursuant to the terms of the Security Agreement.

     Section 8. Negative Covenants. The Borrower hereby covenants that on and after the Restatement Effective Date and until the Total Commitment and all Letters of Credit have terminated and the Loans and Notes and all Unpaid
Drawings, together with interest, Fees and all other Obligations incurred hereunder and thereunder, are paid in full:

     8.01 Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable with recourse to the Borrower or any of its Subsidiaries), or assign any right to receive income or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute; provided that the provisions of this
Section 8.01 shall not prevent the Borrower or any of its Subsidiaries from creating, incurring, assuming or permitting the existence of the following (liens described below are herein referred to as "Permitted Liens"):

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

          (i) inchoate Liens with respect to the Borrower or any of its Subsidiaries for taxes (including social security charges in France) not yet due or Liens for taxes (including social security charges in France) being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with generally accepted accounting principles;

          (ii) unperfected Liens in respect of property or assets of the Borrower or any of its Subsidiaries imposed by law or, in the case of landlord liens, pursuant to contractual rights, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers', warehousemen's, materialmen's, mechanics' and landlords' liens and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of the Borrower's or any of its Subsidiaries' property or assets or materially impair the use thereof in the operation of the business of the Borrower or its Subsidiaries or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

          (iii) Liens of the Borrower or its Subsidiaries in existence on the Restatement Effective Date which are listed, and the property subject thereto described, on Schedule XII, but only to the respective date, if any, set forth in such Schedule XII for the removal and termination of any such Liens except, that, any Lien may be continued or renewed in connection with the refinancing of any Indebtedness secured thereby, provided that (x) such Lien does not encumber additional property, and (y) the principal amount of Indebtedness secured by such Lien is not increased;

          (iv) Liens created pursuant to the Security Documents; (v) easements, rights-of-way, restrictions, encroachments and other similar charges or encumbrances on the property of the Borrower or any of its Subsidiaries arising in the ordinary course of business and not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries;

          (vi) Liens on property of the Borrower and its Subsidiaries subject to, and securing only, Capitalized Lease Obligations to the extent such Capitalized Lease Obligations are permitted by Section 8.05(iii) or 8.05(vi); provided that such Liens only serve to secure the payment of Indebtedness arising under such Capitalized Lease Obligation and the Lien encumbering the asset giving rise to the Capitalized Lease Obligation does not encumber any other asset of the Borrower or any of its Subsidiaries;

          (vii) Liens (other than any Lien imposed by ERISA) on property of the Borrower or any of its Subsidiaries incurred or deposits made in the ordinary course of business in connection with (x) workers' compensation, unemployment insurance and other types of social security or (y) to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money); provided that the aggregate amount of

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

     cash and the fair market value of the property encumbered by Liens described in this clause (vii)(y) shall not exceed $100,000;

          (viii) Liens placed upon equipment or machinery used in the ordinary course of the business of the Borrower or any of its Subsidiaries within 60 days following the time of purchase thereof by the Borrower or any of its Subsidiaries and improvements and accretions thereto to secure Indebtedness incurred to pay all or a portion of the purchase price thereof or any Indebtedness incurred to refinance such Indebtedness, provided that (x) the aggregate principal amount of all Indebtedness secured by Liens permitted by this clause (viii) does not exceed at any one time outstanding $200,000 with respect to all machinery and equipment and (y) in all events, the Lien encumbering the equipment or machinery so acquired and improvements and accretions thereto does not encumber any other asset of the Borrower or any of its Subsidiaries;

          (ix) Liens arising from precautionary UCC-1 financing statement filings regarding operating leases entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;

          (x) inchoate Liens (where there has been no execution or levy and no pledge or delivery of collateral) arising from and out of judgments or decrees in existence at such time not constituting an Event of Default; and

          (xi) a lien in favor of the landlord with respect to the assets of Vantas Walnut, Inc., located at 70 Walnut Street, Wellesley, Massachusetts.

     8.02 Consolidation, Merger, Purchase or Sale of Assets, etc. The Borrower will not, and will not permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of (or agree to do any of the foregoing at any future time) all or any part of its property or assets, or enter into any partnerships, joint ventures or sale-leaseback transactions, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions by the Borrower or any of its Subsidiaries of inventory, materials and equipment in the ordinary course of business) of any Person, except that:

          (i) Capital Expenditures by the Borrower and its Subsidiaries shall be permitted to the extent not in violation of Section 8.08;

          (ii) each of the Borrower and its Subsidiaries may lease (as lessee) real or personal property to the extent permitted by Section 8.08 and to the extent such lease is not a Capital Lease, the Borrower and its Subsidiaries shall enter into such leases in the ordinary course of business;

          (iii) investments may be made to the extent permitted by Section 8.06;

          (iv) the Transaction shall be permitted as contemplated by the Credit Documents;

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

          (v) the Borrower may effect Permitted Acquisitions in accordance with the requirements of Section 7.15;

          (vi) the Borrower may cause any Subsidiary to be dissolved if no Permitted Business is operated in connection with such Subsidiary and such dissolution could not reasonably be expected to have a material adverse effect on the performance, business, assets, nature of assets, liabilities, properties, operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole; and

          (vii) the Borrower may sell assets so long as the aggregate amount of Net Cash Proceeds received from such sales does not exceed $100,000 in the aggregate for all such asset sales in any fiscal year.

To the extent the Required Banks waive the provisions of this Section 8.02 with respect to the sale of any Collateral (to the extent the Required Banks are permitted to waive such provisions in accordance with Section 12.12), or any Collateral is sold as permitted by this Section 8.02, such Collateral shall be sold free and clear of the Liens created by the Security Documents, and the Agent and Collateral Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

     8.03 Dividends. The Borrower will not, nor will the Borrower permit any of its Subsidiaries to, declare or pay any Dividends with respect to the Borrower or any of its Subsidiaries, except that (i) any Subsidiary of the Borrower may pay Dividends to the Borrower or any Wholly-Owned Subsidiary of the Borrower and
(ii) the Borrower may redeem outstanding shares of Convertible Preferred Stock in accordance with the terms thereof so long as the redemption price therefor is paid in Borrower Common Stock.

     8.04 Concentration Account. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, open, maintain or otherwise have any checking, savings or other deposit accounts at any bank or other financial institution where cash or Cash Equivalents is or may be deposited or maintained with any Person, other than (i) the bank deposit accounts listed on Schedule V hereto and (ii) the Concentration Account.

     8.05 Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

          (i) Indebtedness incurred pursuant to this Agreement and the other Credit Documents;

          (ii) Indebtedness of the Borrower under any Interest Rate Protection or Other Hedging Agreement or under any similar type of agreement to the extent such is entered into to satisfy the requirements of Section 7.11;

          (iii) Indebtedness of the Borrower and its Subsidiaries evidenced by Capitalized Lease Obligations to the extent permitted pursuant to Section 8.08; provided that the aggregate amount of Indebtedness evidenced by Capitalized Lease Obligations under all Capital Leases outstanding under this clause (iii) at any one time shall not exceed [$5,000,000] (so long as the amount of Capitalized Lease Obligations incurred in

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

     any one fiscal  year does not  exceed  the  amount of Capital  Expenditures
     (other than Permitted Acquisitions) the Borrower is permitted to incur during such fiscal year in accordance with Section 8.08);

          (iv) Existing Indebtedness of the Borrower listed on Schedule X but without giving effect to any refinancings, renewals or increases in the principal amount thereof, except for refinancings, renewals and extensions thereof which do not increase the principal amount of Indebtedness being refinanced, renewed and/or extended;

          (v)  Indebtedness  in amounts,  and subject to Liens,  permitted under
     Section 8.01(viii);

          (vi) Indebtedness of the Borrower evidenced by Permitted Seller Notes or constituting Permitted Earn-Out Debt issued in accordance with the requirements of Section 7.15 so long as the amount incurred on or after the Original Effective Date shall not exceed $2,000,000 and Capitalized Lease Obligations of Subsidiaries of the Borrower assumed in connection with Permitted Acquisitions and incurred in accordance with Section 7.15 so long as such Capitalized Lease Obligations were not incurred in anticipation or contemplation of such Permitted Acquisitions and the Capitalized Lease Obligations are obligations solely of the entity acquired in such Permitted Acquisition or formed by the Borrower to effect such Permitted Acquisition; and

          (vii) guaranties by the Borrower or any of its Subsidiaries of leases entered into in the ordinary course of business by any Subsidiary of the Borrower.

     8.06 Advances, Investments and Loans. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or hold any cash or Cash Equivalents, except that the following shall be permitted:

          (i) the Borrower and its Subsidiaries may acquire and hold receivables owing to any of them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms;

          (ii) the Borrower and its Subsidiaries may acquire and hold cash and Cash Equivalents; provided that all cash or Cash Equivalents of the Borrower and its Subsidiaries shall be held in the Concentration Account in accordance with the terms of the Concentration Account Consent Letter; provided, however, Subsidiaries of the Borrower may acquire and hold cash and Cash Equivalents not in the Concentration Account so long as no later than the close of business on the last Business Day of each week such funds are swept by the Borrower or the applicable Subsidiary into the
     Concentration Account; provided further, that at any time that any Revolving Loans are outstanding, the aggregate amount of cash and Cash Equivalents permitted to be held by the Borrower and its Subsidiaries (whether held in the Concentration Account or

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

     otherwise) shall not exceed the product of (x) $25,000 and (y) the number of business centers operated by the Borrower and its Subsidiaries at the time of determination; provided, further, that notwithstanding anything to the contrary contained in this Section 8.06(ii), the Borrower may retain the proceeds from the Permitted Stock Issuances;

          (iii) the Borrower may enter into interest rate protection agreements to the extent such is entered into to satisfy the requirements of Section 7.11;

          (iv) the Borrower and its Subsidiaries may make Capital Expenditures to the extent permitted by Section 8.08;

          (v) the Transaction shall be permitted in accordance with the provisions of Section 4;

          (vi)  the  Borrower  and  its  Subsidiaries  may  endorse   negotiable
     instruments for collection in the ordinary course of business;

          (vii) the Borrower and its Subsidiaries may make loans and advances in the ordinary course of business consistent with past practices to their respective employees for moving, travel and emergency expenses and other similar expenses, so long as the aggregate principal amount thereof at any one time outstanding (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed $200,000;

          (viii) the Borrower may maintain the loan of $950,000 made by the Borrower to David W. Beale and used for the purchase by him of 200,000 shares of Series B Convertible Preferred Stock; and

          (ix) the Start-Up Costs shall be permitted in accordance with the provisions of Section 7.15(xi).

     8.07 Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of the Borrower or any Affiliate of the Borrower's Subsidiaries, other than transactions by the Borrower or any of its Subsidiaries in the ordinary course of business unless such transaction or series of related transactions is in writing and on terms that are no less favorable to the Borrower or such Subsidiary, as the case may be, than those that would be available in a comparable transaction in arm's-length dealings with an unrelated third party; except that (i) the Borrower and its Subsidiaries may effect the Transaction, (ii) loans and advances made in accordance with Section 8.06(vii) shall be permitted, (iii) the Borrower may pay customary fees to non-officer directors of the Borrower, and (iv) the entering into, and performing of, the Intercompany Agreement by the Borrower and any of its Subsidiaries party thereto (including without limitation entering into any Product Agreement) shall be permitted. In no event may any management or similar fees be paid or payable by the Borrower or any of its Subsidiaries to any Person other than an Affiliate of the Borrower.

     8.08 Capital Expenditures. (a) The Borrower will not and will not permit any of its Subsidiaries to, make any expenditure for fixed or capital assets (including, without

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

limitation, expenditures for maintenance and repairs which should be capitalized in accordance with generally accepted accounting principles and including Capitalized Lease Obligations (collectively, "Capital Expenditures"), except that the Borrower and its Subsidiaries may make Capital Expenditures (other than in connection with Permitted Acquisitions) so long as the aggregate amount thereof does not exceed during any period of four consecutive fiscal quarters ended on December 31 of any year commencing with the fiscal year ending December 31, 1999, the product of (I) $37,000 (as such amount may be increased on each January 1 (commencing with January 1, 2000) by three percent of the previous year's amount) and (II) the number of executive office suite center locations of the Borrower and its Subsidiaries on the applicable December 31 and provided that the Borrower may make up to an additional $19 million of Capital Expenditures during the period beginning on January 1, 1999, and ending on December 31, 1999 (with approximately $14,400,000 of such amount to be allocated in connection with Year 2000 reprogramming), to improve the Borrower's headquarters, to effect necessary technology expansion and computer compliance pursuant to Sections 6.29 and 7.13, for furniture replacement and for incremental development costs associated with executive office centers of the Borrower on the Restatement Effective Date.

     (b) In addition to the Capital Expenditures permitted above, the Borrower and its Subsidiaries may make Permitted Acquisitions in accordance with Section
7.15 in an amount not to exceed the amounts permitted thereby.

     8.09 Fixed Charge Coverage Ratio. The Borrower will not permit the Fixed Charge Coverage Ratio for any fiscal quarter to be less than 1.00 to 1.00.

     8.10 Interest Coverage Ratio. The Borrower will not permit the ratio of its Consolidated EBITDA to its Consolidated Interest Expense for any fiscal quarter ending on a date set forth below to be less than the ratio set forth opposite such date:


Fiscal Quarter Ended                      Ratio

--------------------                      -----
September 30, 1999                        3.15:1.00
December 31, 1999                         3.15:1.00
March 31, 2000                            3.15:1.00
June 30, 2000                             3.15:1.00
September 30, 2000                        3.15:1.00
December 31, 2000                         3.20:1.00
March 31, 2001                            3.25:1.00
June 30, 2001                             3.35:1.00
September 30, 2001                        3.40:1.00
December 31, 2001                         3.60:1.00
March 31, 2002                            3.80:1.00
June 30, 2002                             4.10:1.00
September 30, 2002                        4.40:1.00
December 31, 2002                         5.00:1.00
March 31, 2003                            5.50:1.00
June 30, 2003                             6.00:1.00


September 30, 2003                        6.00:1.00
December 31, 2003                         6.00:1.00
March 31, 2004                            6.00:1.00
June 30, 2004                             6.00:1.00
September 30, 2004                        6.00:1.00
December 31, 2004                         6.00:1.00
March 31, 2005                            6.00:1.00
June 30, 2005                             6.00:1.00
September 30, 2005                        6.00:1.00

     8.11 Consolidated Indebtedness to Consolidated EBITDA. The Borrower will not permit the ratio of Consolidated Indebtedness as at the end of any fiscal quarter ended on a date set forth below to Consolidated EBITDA for any fiscal quarter ending on a date set forth below to be greater than the ratio set forth opposite such date below:


Fiscal Quarter Ended                       Ratio

--------------------                       -----
September 30, 1999                         2.95:1.00
December 31, 1999                          2.95:1.00
March 31, 2000                             2.95:1.00
June 30, 2000                              2.95:1.00
September 30, 2000                         2.95:1.00
December 31, 2000                          2.90:1.00
March 31, 2001                             2.85:1.00
June 30, 2001                              2.75:1.00
September 30, 2001                         2.60:1.00
December 31, 2001                          2.45:1.00
March 31, 2002                             2.30:1.00
June 30, 2002                              2.10:1.00
September 30, 2002                         1.90:1.00
December 31, 2002                          1.70:1.00
March 31, 2003                             1.50:1.00
June 30, 2003                              1.30:1.00
September 30, 2003                         1.05:1.00
December 31, 2003                          0.95:1.00
March 31, 2004                             0.85:1.00
June 30, 2004                              0.70:1.00
September 30, 2004                         0.60:1.00
December 31, 2004                          0.60:1.00
March 31, 2005                             0.60:1.00
June 30, 2005                              0.60:1.00


September 30, 2005                         0.60:1.00

     8.12 Minimum EBITDA. The Borrower will not permit its Consolidated EBITDA for any fiscal quarter ending on a date set forth below to be less than an amount equal to (A) the amount set forth opposite such date set forth below plus
(B) the product of (i) 85% and (ii) the amount of Consolidated EBITDA for the four fiscal quarters immediately preceding the date of the Permitted Acquisition of any Person, business, division or product line acquired after June 30, 1999 and prior to the respective fiscal quarter pursuant to a Permitted Acquisition; provided, however, to the extent such twelve month Consolidated EBITDA is not audited, the Agent must be satisfied with the amount of Consolidated EBITDA being included for purposes of setting the levels for this covenant (provided that if the Agent has not notified the Borrower prior to the consummation of the Permitted Acquisition that the Agent is not satisfied with the amount of such Consolidated EBITDA the Agent shall be deemed satisfied for purposes of this clause) and all calculations and procedures must be in accordance with the definition of "Pro Forma Basis" and, in any event, the amount of Consolidated EBITDA of any Person, business decision or product line acquired pursuant to a Permitted Acquisition to be used for the purposes of clause (ii) above shall be set forth in an officer's certificate provided by the Borrower and delivered to the Agent and to each of the Banks in connection with the Permitted Acquisition:


Fiscal Quarter Ended                       Amount

--------------------                       ------
September 30, 1999                         14,840,000
December 31, 1999                          14,960,000
March 31, 2000                             15,080,000
June 30, 2000                              15,200,000
September 30, 2000                         15,320,000
December 31, 2000                          15,440,000
March 31, 2001                             15,560,000
June 30, 2001                              15,680,000
September 30, 2001                         15,800,000
December 31, 2001                          15,920,000
March 31, 2002                             16,040,000
June 30, 2002                              16,160,000
September 30, 2002                         16,280,000
December 31, 2002                          16,400,000
March 31, 2003                             16,520,000
June 30, 2003                              16,640,000
September 30, 2003                         16,760,000
December 31, 2003                          16,880,000
March 31, 2004                             17,000,000
June 30, 2004                              17,120,000
September 30, 2004                         17,240,000
December 31, 2004                          17,360,000
March 31, 2005                             17,480,000
June 30, 2005                              17,600,000


Fiscal Quarter Ended                       Amount

--------------------                       ------
September 30, 2005                         17,720,000


     8.13 Limitation on Voluntary Payments and Modification of Existing Indebtedness; Limitation on Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; etc. The Borrower will not, and will not permit any of its Subsidiaries to:

          (i) make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption (including pursuant to any change of control provision) or acquisition for value of (including, without limitation, by way of depositing with the trustee with respect thereto money or securities before due for the purpose of paying when due), any Existing Indebtedness (other than up to $1 million to prepay Capitalized Lease Obligations);

          (ii) amend or modify, or permit the amendment or modification of, any provision of the Existing Indebtedness or of any agreement relating to any of the foregoing except for such amendments or modifications which, in the aggregate or individually, could not reasonably be likely to be adverse to any Bank in its capacity as such;

          (iii) materially amend, modify or change its Certificate of Incorporation (including, without limitation, by the filing or modification of any certificate of designation), By-Laws or limited liability company agreement, in a manner adverse to the Banks; provided, that the Borrower and its Subsidiaries may amend their respective Certificates of Incorporation to change their names to the names set forth on Schedule XV on the Restatement Effective Date, in the case of the Subsidiaries of the Borrower, and on July 23, 1999, in the case of the Borrower;

          (iv) amend, modify or change, terminate, or enter into any new Shareholders' Agreement or any other agreement with respect to its equity interests, except for such amendments, modifications or changes which, in the aggregate or individually could not reasonably be likely to be adverse to any Bank in its capacity as such;

          (v) amend, modify or change, terminate or enter into any new Tax Sharing Agreement;

          (vi) amend, modify or change, or enter into any new Management Agreement, Employee Benefit Plan, Employment Agreement or Material Contract except if the aggregate cost to the Borrower and its Subsidiaries as a result of such amendments, modifications, changes to such plans, agreements and contracts and new plans, agreements and contracts are not reasonably likely to have a material adverse effect on the performance, business, property, assets, nature of assets, liabilities, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole; or

          (vii) amend, modify, change or terminate the Intercompany Agreement, except for such amendments, modifications or changes which, in the aggregate or individually could not reasonably be likely to be adverse to any Bank in its capacity as such.

     8.14 Limitation on Certain Restrictions on Subsidiaries. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary of the Borrower to (i) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by the Borrower or any Subsidiary of the Borrower, or pay any Indebtedness owed to the Borrower or a Subsidiary of the Borrower, (ii) make loans or advances to the Borrower or any of the Borrower's Subsidiaries or (iii) transfer any of its properties or assets to the Borrower, except for such encumbrances or restrictions existing under or by reason of (w) applicable law, (x) this Agreement and the other Credit Documents and (y) customary provisions restricting subletting or assignments of any lease governing a leasehold interest of the Borrower or a Subsidiary of the Borrower.

     8.15 Limitation on Issuance of Capital Stock. (a) The Borrower will not permit any of its Subsidiaries to issue any capital stock or other equity interests (including, without limitation, limited liability company interests) (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, capital stock, except (i) for transfers and replacements of then outstanding shares, (ii) for stock splits, stock dividends and similar issuances which do not decrease the percentage ownership of any person in any class of the capital stock of the Borrower or such Subsidiary and (iii) upon the formation of any new Subsidiaries as permitted by Section 8.17. Any stock issued as permitted by this Section 8.15, if owned by the Borrower or any of the Borrower's Subsidiaries, shall be immediately pledged as Collateral and delivered pursuant to the applicable Pledge Agreement.

     (b) The Borrower will not issue any capital stock or any options or warrants to purchase, or securities convertible into, capital stock, except (i) for issuances of Acceptable Capital Stock or warrants exercisable into Acceptable Capital Stock where, after giving effect to such issuance, the proceeds therefrom are applied in accordance with Section 3.02(A)(e) and (ii) the Permitted Stock Issuances; provided, however, that with respect to clauses
(i) and (ii) no Default or Event of Default will exist under Section 9.10 (or, in the case of issuance of options, warrants, or convertible securities, no Default or Event of Default would exist under Section 9.10 if such options, warrants or convertible securities were to be exercised or converted).

     8.16 Business. The Borrower, will not, and will not permit any of its Subsidiaries, to engage (directly or indirectly) in any business other than a Permitted Business.

     8.17 Limitation on Creation of Subsidiaries. The Borrower will not, and will not permit any of its Subsidiaries to, establish, create or acquire any new Subsidiary, except the Borrower may acquire or form Subsidiaries in connection with Permitted Acquisitions to the extent otherwise permitted by this Agreement and may form new Subsidiaries in connection with brokerage or similar operations or the opening of new executive office suite business centers, so long as (x) such new Subsidiaries are Wholly-Owned Subsidiaries, (y) such new Subsidiaries execute and deliver pledge agreements, security agreements and guaranties in form and substance satisfactory to the Agent and all capital stock of such Subsidiary is pledged to the Collateral

Agent for the benefit of the Secured Creditors pursuant to a pledge agreement reasonably satisfactory to the Agent.

     8.18 Lease Agreements. The Borrower will use its reasonable best efforts to cause each lease entered into by the Borrower or any of its Subsidiaries to provide that the Landlord thereunder waives all statutory landlord liens and does not provide for any contractual landlord liens.

     Section 9. Events of Default. Subject to Section 12.16, upon the occurrence of any of the following specified events (each an "Event of Default"):

     9.01 Payments. The Borrower shall (i) default in the payment when due of any principal of any Loan or any Note or Unpaid Drawing or (ii) default, and such default shall continue unremedied for two or more Business Days, in the payment when due of any interest on any Loan or Note or Unpaid Drawing, or any Fees or any other amounts owing by it hereunder or thereunder; or

     9.02 Representations, etc. Any representation, warranty or statement made by any Credit Party herein or in any other Credit Document or in any certificate delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

     9.03 Covenants. Any Credit Party shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 7.01(g)(i), 7.08, 7.11, 7.15, 7.17 or 8 or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in any Credit Document and such default shall continue unremedied for a period of 30 days after written notice to the Borrower by the Agent or any Bank; or

     9.04 Default Under Other Agreements. The Borrower or any of its Subsidiaries shall (i) default in any payment of any Indebtedness (other than the Indebtedness referred to in Section 9.01) beyond the period of grace (not to exceed 10 days), if any, provided in the instrument or agreement under which such Indebtedness was created, (ii) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Indebtedness referred to in Section 9.01) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), such Indebtedness to become due prior to its stated maturity and such default shall not have been cured or waived, or (iii) any Indebtedness (other than the Indebtedness referred to in Section 9.01) of the Borrower or any of its Subsidiaries shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof; provided that it shall not constitute an Event of Default pursuant to this Section 9.04 unless the aggregate amount of all Indebtedness referred to in the preceding clauses
(i) through (iii) above exceeds $100,000 at any one time; or

     9.05 Bankruptcy, etc. The Borrower or any of its Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled "Bankruptcy," as now or hereafter in effect, or any successor thereto (the "Bankruptcy Code"); or an involuntary case is commenced against the Borrower or any of its Subsidiaries and the petition is not controverted within 10 days, or is not dismissed or discharged, within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any of its Subsidiaries, or the Borrower or any of its Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any of its Subsidiaries, or there is commenced against the Borrower or any of its Subsidiaries any such proceeding which remains undismissed or undischarged for a period of 60 days, or the Borrower or any of its Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Borrower or any of its Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Borrower or any of its Subsidiaries makes a general assignment for the benefit of creditors; or any corporate action is taken by the Borrower or any of its Subsidiaries for the purpose of effecting any of the foregoing; or

     9.06 ERISA. (a) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof under Section 412 of the Code or
Section 302 of ERISA or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code or
Section 303 or 304 of ERISA, a Reportable Event shall have occurred, a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA shall be subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph
(b)(1) thereof) and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation 4043 shall be reasonably expected to occur with respect to such Plan within the following 30 days, any Plan which is subject to Title IV of ERISA shall have had or is likely to have a trustee appointed to administer such Plan, any Plan or Multiemployer Plan which is subject to Title IV of ERISA is, shall have been or is likely to be terminated or to be the subject of termination proceedings under ERISA, any Plan shall have an Unfunded Current Liability, a contribution required to be made with respect to a Plan, Multiemployer Plan or Foreign Pension Plan has not been timely made, the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate has incurred or is likely to incur any liability to or on account of a Plan or Multiemployer Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204
or 4212 of ERISA or Section 401(a)(29), 4971 or 4975 of the Code or on account of a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under Section 4980B of the Code, or the Borrower or any Subsidiary of the Borrower has incurred or is likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or Plans or Foreign Pension Plans, a "default," within the meaning of Section 4219(c)(5) of ERISA, shall occur with respect to any Multiemployer Plan; any applicable law, rule or regulation is adopted, changed or interpreted, or the interpretation or administration thereof is changed, in each case after the date hereof, by any governmental authority or agency or by any court (a "Change in Law"), or, as a result of a Change in Law, an event occurs following a

Change in Law, with respect to or otherwise affecting any Plan or Multiemployer Plan; (b) there shall result from any such event or events the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and (c) such lien, security interest or liability, individually, and/or in the aggregate, in the opinion of the Required Banks, has had, or could reasonably be expected to have, a material adverse effect upon the business, operations, condition (financial or otherwise) or prospects of the Borrower or any Subsidiary of the Borrower; or

     9.07 Security Documents. At any time after the execution and delivery thereof, any of the Security Documents shall cease to be in full force and effect or shall cease to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on, all of the Collateral), in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (except as permitted by Section 6.11), and subject to no other Liens (except as permitted by Section 6.11), or any Credit Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any of the Security Documents and such default shall continue beyond any grace period specifically applicable thereto pursuant to the terms of such Security Document; or

     9.08 Guaranties. At any time after the execution and delivery thereof, any Guaranty or any provision thereof shall cease to be in full force or effect as to any Guarantor, or any Guarantor or any Person acting by or on behalf of any Guarantor shall deny or disaffirm such Guarantor's obligations under the respective Guaranty, or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the respective Guaranty and such default shall continue beyond any grace period specifically applicable thereto; or

     9.09 Judgments. One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving in the aggregate for the Borrower and its Subsidiaries a liability (not paid or fully covered by a reputable insurance company) of $100,000 or more and all such judgments or decrees shall not be satisfied, vacated, discharged or stayed or bonded pending appeal for any period of 30 consecutive days; or

     9.10 Change in Control. There shall be a Change in Control; then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Agent, upon the written request of the Required Banks, shall by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Agent, any Bank or the holder of any Note to enforce its claims against any Credit Party (provided that, if an Event of Default specified in Section 9.05 shall occur with respect to the Borrower, the result which would occur upon the giving of written notice by the Agent to the Borrower as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Total Commitment terminated, whereupon all Commitments of each Bank shall forthwith terminate immediately and any Fees shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; (iii) exercise any rights or remedies under any of the Guaranties; (iv) terminate any Letter of Credit which may be terminated in accordance with its terms; (v) direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 9.05, it will pay) to the Collateral Agent at the Payment Office such additional amount of cash, to be held as security by the Collateral Agent for the benefit of the Banks in a cash collateral account established and maintained by the Collateral Agent pursuant to a cash collateral agreement in form and substance satisfactory to the Collateral Agent, as is equal to the aggregate Stated Amount of all Letters of Credit then outstanding; and (vi) enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents.

     Section 10. Definitions and Accounting Terms.

     10.01 Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     "A Term Loan" shall have the meaning provided in Section 1.01(a).

     "A Term Loan Commitment" shall mean, with respect to each Bank, the amount set forth opposite such Bank's name in Schedule I to this Agreement directly below the column entitled "A Term Loan Commitment," as the same may have been
(x) reduced or terminated pursuant to Section 2.03, 3.02 and/or 9 or (y) adjusted from time to time as a result of assignments to or from such Bank pursuant to Section 1.12 or 12.04.

     "A Term Loan Facility" shall mean the facility evidenced by Total A Term Loan Commitment.

     "A Term Loan Maturity Date" shall mean June 30, 2002.

     "A Term Note" shall have the meaning provided in Section 1.05(a)(i).

     "A TL Percentage" shall mean, at any time, a fraction (expressed as a percentage), the numerator of which is equal to the aggregate principal amount of all A Term Loans outstanding at such time, and the denominator of which is equal to the aggregate principal amount of all Term Loans outstanding at such time and, after the Acquisition Loan Termination Date, the aggregate principal amount of all Acquisition Loans outstanding at such time.

     "Acceptable Capital Stock" shall mean Borrower Common Stock or preferred stock so long as, in the case of such preferred stock, the preferred stock is perpetual preferred stock with no mandatory redemption, sinking fund, put rights or similar requirements, has no requirements to pay cash dividends and has no covenants or voting rights (other than voting rights or covenants equivalent to those granted to holders of Convertible Preferred Stock) and, in the case of Borrower Common Stock, in connection with such issuance of Borrower Common Stock the holders thereof are not granted any rights other than rights held by all holders of Borrower Common Stock on the Restatement Effective Date.

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     "Acquisition  Commitment  Percentage"  shall  mean at any  time a  fraction
(expressed as a percentage) the numerator of which is the Acquisition Loan Commitment of such Bank at such time and the denominator of which is the Total Acquisition Loan Commitment at such time.

     "Acquisition Loan" shall have the meaning provided in Section 1.01(c).

     "Acquisition Loan Commitment" shall mean, with respect to each Bank, the amount set forth opposite such Bank's name in Schedule I hereto directly below the column entitled "Acquisition Loan Commitment," as the same may be (x) reduced or terminated from time to time pursuant to Section 2.02, 2.03, 3.02 and/or 9 or (y) adjusted from time to time as a result of assignments to or from such Bank pursuant to Section 1.12 or 12.04.

     "Acquisition Loan Facility" shall mean the facility evidenced by the Total Acquisition Loan Commitment.

     "Acquisition Loan Maturity Date" shall mean November 6, 2003.

     "Acquisition Loan Termination Date" shall mean November 6, 2000 or such earlier date on which the Total Acquisition Loan Commitment has been permanently reduced to zero pursuant to Section 2.02 or Section 9.

     "Acquisition Note" shall have the meaning provided in Section 1.05(a)(iii).

     "Acquisition TL Percentage" shall mean, after the Acquisition Loan Termination Date, a fraction (expressed as a percentage), the numerator of which is equal to the aggregate principal amount of all Acquisition Loans outstanding at such time and the denominator of which is equal to the aggregate principal amount of all Term Loans and Acquisition Loans outstanding at such time.

     "Additional Collateral" shall mean all property (whether real or personal) in which security interests are granted (or purported to be granted) (and continue to be in effect at the time of determination) pursuant to Section 7.15 or 7.17.

     "Additional   Security   Documents"   shall  mean  all  mortgages,   pledge
agreements, security agreements and other security documents entered into pursuant to Section 7.15 or 7.17 with respect to Additional Collateral.

     "Adjusted Consolidated Net Income" for any period shall mean Consolidated Net Income for such period plus the sum of the amount of all net non-cash charges (including, without limitation, depreciation, amortization, deferred tax expense, non-cash interest expense and other non-cash charges) included in arriving at Consolidated Net Income for such period less the sum of the amount of all net non-cash gains or losses (exclusive of items reflected in Adjusted Working Capital) and gains or losses from sales of assets included in arriving at Consolidated Net Income for such period.

     "Adjusted   Working  Capital"  shall  mean   Consolidated   Current  Assets
(excluding cash and Cash Equivalents) minus Consolidated Current Liabilities.

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

     "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with, such Person; provided, however, that for purposes of Section 8.07, an Affiliate of the Borrower shall include any Person that directly or indirectly (including through limited partner or general partner interests) owns more than 5% of any class of the capital stock of the Borrower and for all purposes of this Agreement, neither the Agent, the Collateral Agent, any Bank or any of their respective Affiliates, shall be considered an Affiliate of the Borrower or any of its Subsidiaries. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

     "Affiliate Contracts" shall have the meaning provided in Section 4.05.

     "Agent" shall mean Paribas in its capacity as Agent for the Banks hereunder, and shall include any successor to the Agent appointed pursuant to
Section 11.09.

     "Aggregate Unutilized Commitment" with respect to any Bank at any time shall mean the sum of (i) such Bank's Unutilized Revolving Loan Commitment at such time, plus (ii) such Bank's Unutilized Acquisition Loan Commitment at such time.

     "Agreement" shall mean this Amended and Restated Credit Agreement, as modified, supplemented or amended from time to time.

     "Applicable Margin" shall mean (A)(i) in the case of A Term Loans, Acquisition Loans and Revolving Loans which are maintained as Base Rate Loans, 2.00%, and (ii) in the case of B Term Loans which are maintained as Base Rate Loans, 2.75%, and (B)(i) in the case of A Term Loans, Acquisition Loans and Revolving Loans which are maintained as Eurodollar Loans, 3.00%, and (ii) in the case of B Term Loans which are maintained as Eurodollar Loans, 3.75%.

     "Assignment of Leases and Rents" shall have the meaning provided in Section 4.06.

     "B Banks" shall have the meaning provided in Section 3.02(C).

     "B Term Loan" shall have the meaning provided in Section 1.01(b).

     "B Term Loan Commitment" shall mean, with respect to each Bank, the amount set forth opposite such Bank's name in Schedule I to this Agreement directly below the column entitled "B Term Loan Commitment," as the same may have been
(x) reduced or terminated pursuant to Section 2.03, 3.02 and/or 9 or (y) adjusted from time to time as a result of assignments to or from such Bank pursuant to Section 1.12 or 12.04.

     "B Term Loan Facility" shall mean the facility evidenced by the Total B Term Loan Commitment.

     "B Term Loan Maturity Date" shall mean November 6, 2005.

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

     "B Term Note" shall have the meaning provided in Section 1.05(a)(ii).

     "B TL Percentage" shall mean, at any time, a fraction (expressed as a percentage), the numerator of which is equal to the aggregate principal amount of all B Term Loans outstanding at such time and the denominator of which is equal to the aggregate principal amount of all Term Loans outstanding at such time and, after the Acquisition Loan Termination Date, the aggregate principal amount of all Acquisition Loans outstanding at such time.

     "Bank" shall mean each financial institution listed on Schedule I, as well as any institution which becomes a "Bank" hereunder pursuant to Section 12.04 or
Section 12.16.

     "Bank Default" shall mean (i) the refusal (which has not been retracted) of a Bank to make available its portion of any Borrowing or to fund its portion of any unreimbursed payment under Section 1A.04(c) or (ii) a Bank having notified in writing to the Borrower and/or the Agent that it does not intend to comply with its obligations under Section 1.01, including in either case as a result of any takeover of such Bank by any regulatory authority or agency.

     "Bankruptcy Code" shall have the meaning provided in Section 9.05.

     "Base Rate" shall mean the higher of (i) 1/2 of 1% in excess of the Federal Funds Rate and (ii) the Prime Lending Rate.

     "Base Rate Loan" shall mean any Loan designated or deemed designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

     "Borrower" shall have the meaning provided in the first paragraph of this Agreement.

     "Borrower Common Stock" shall have the meaning provided in Section 6.14.

     "Borrowing" shall mean the borrowing of one Type of Loan of a single Tranche from all the Banks having Commitments with respect to such Tranche on a pro rata basis on a given date (or resulting from a conversion or conversions on such date) having in the case of Eurodollar Loans the same Interest Period; provided that Base Rate Loans incurred pursuant to Section 1.10(b) shall be considered part of the related Borrowing of Eurodollar Loans.

     "Business Day" shall mean (i) for all purposes other than as covered by clause (ii) below, any day except Saturday, Sunday and any day which shall be in New York City a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) above and which is also a day for trading by and between banks in the New York interbank Eurodollar market.

     "Calculation   Period"   shall  have  the   meaning   provided  in  Section
7.15(a)(vii).

     "Capital Expenditures" shall have the meaning provided in Section 8.08.

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

     "Capital Lease," as applied to any Person, shall mean any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with generally accepted accounting principles, is accounted for as a capital lease on the balance sheet of that Person.

     "Capitalized Lease Obligations" of any Person shall mean all rental obligations under Capital Leases, in each case taken at the amount thereof accounted for as Indebtedness in accordance with generally accepted accounting principles.

     "Cash Collateral" shall mean all "Collateral" as defined in the Cash Collateral Agreement.

     "Cash Collateral Account" shall mean a cash collateral account maintained with Paribas, as Collateral Agent for the benefit of Secured Creditors, pursuant to the Cash Collateral Agreement.

     "Cash Collateral Agreement" shall mean a Cash Collateral Agreement in the form of Exhibit K to this Agreement.

     "Cash Equivalents" shall mean, as to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition, (ii) time deposits and certificates of deposit of any commercial bank organized under the laws of the United States, any State thereof or the District of Columbia having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any State thereof, or the District of Columbia having, capital, surplus and undivided profits aggregating in excess of $200,000,000 and having a long-term unsecured debt rating of at least "A" or the equivalent thereof from Standard & Poor's Corporation ("S&P") or "A2" or the equivalent thereof from Moody's Investors Service, Inc. ("Moody's"), with maturities of not more than six months from the date of acquisition by such Person, (iii) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (ii) above, (iv) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's and in each case maturing not more than six months after the date of acquisition by such Person, (v) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through
(iv) above.

     "CERCLA" shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same may be amended from time to time, 42 U.S.C. ss. 9601 et seq.

     "Change in Control"  means the  occurrence of one or more of the following:
(i) the Investor Group, their Affiliates and David W. Beale shall cease to have the power to elect a majority of the Board of Directors of the Borrower, (ii) the Investor Group, their Affiliates and David W. Beale shall cease to have record and beneficial ownership of more than 50% of the

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

voting stock of the Borrower on a fully diluted basis, [(iii) either Cahill, Warnock Strategic Partners Fund, L.P. and its Affiliates or David W. Beale shall cease to have record and beneficial ownership of at least 75% of the number of shares of Borrower Common Stock owned by such Persons on the Restatement Effective Date, (iv) except for Interoffice Superholding LLC, Reckson Office Centers LLC, RSI or any of its Affiliates (so long as there shall not otherwise exist a Change in Control under clause (vii)) (a) if any Person, entity or "group" (within the meaning of Section 13(d) and 14(d) of the Securities Exchange Act) shall become the "beneficial owner" (as defined in Rules 13(d) and 13(d)-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time) of 20% or more of any outstanding class of capital stock of the Borrower having ordinary voting power in the election of directors of the Borrower or (b) the directors of the Borrower shall cease to consist of Continuing Directors, (v) the Borrower shall cease to own 100% of the outstanding capital stock of each Subsidiary; (vi) David W. Beale shall cease to serve as President and Chief Executive Officer of the Borrower or (vii) (a) if at any time while RSI and its Affiliates shall be the "beneficial owner" of 20% or more of the aggregate voting power of all classes of capital stock of the Borrower having ordinary voting power in the election of directors of the Borrower, any Person, entity or "group" (other than Reckson Associates Realty Corp., any if its Subsidiaries or any of its officers or directors on December 30, 1998 or any of their Affiliates) shall become the "beneficial owner" of 20% or more of the aggregate voting power of all classes of capital stock of RSI having ordinary voting power in the election of directors of RSI or (b) the directors of RSI shall cease to consist of Continuing Directors; provided, however, for purposes of clauses (i) and (ii) above, the initial public offering of Borrower Common Stock shall not constitute a Change in Control so long as following such initial public offering (i) the Investor Group, their Affiliates, David W. Beale and the Persons who are members of the Board of Directors of the Borrower as of the Restatement Effective Date (A) continue to have record and beneficial ownership of more than 50% of voting stock of the Borrower on a fully diluted basis, and (B) shall continue to have the power to elect a majority of the Board of Directors of the Borrower, and (ii) the Investor Group, their Affiliates and David W. Beale continue to have record and beneficial ownership of more than 45% of the voting stock of the Borrower on a fully diluted basis.

     "Change in Law" shall have the meaning provided in Section 9.06.

     "Claims"   shall  have  the   meaning   provided  in  the   definition   of
"Environmental Claims."

     "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement, and to any subsequent provision of the Code, amendatory thereof, supplemental thereto or substituted therefor.

     "Collateral" shall mean all property (whether real or personal) with respect to which any security interests have been granted (or purport to be granted) pursuant to any Security Document, including, without limitation, all Pledge Agreement Collateral, all Security Agreement Collateral, all Additional Collateral, all Cash Collateral and all cash and Cash Equivalents delivered as collateral pursuant to this Agreement or any other Credit Document.

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

     "Collateral Agent" shall mean the Agent acting as collateral agent for the Secured Creditors pursuant to the Security Documents.

     "Collective  Bargaining  Agreements"  shall have the  meaning  provided  in
Section 4.05.

     "Commitment" shall mean, with respect to each Bank, such Bank's Term Loan Commitment, Acquisition Loan Commitment and Revolving Loan Commitment, if any.

     "Commitment Commission" shall have the meaning provided in Section 2.01(a).

     "Concentration Account" shall mean a separate account established and maintained with the Concentration Account Bank for the benefit of the Secured Creditors by the Borrower and each of its Subsidiaries and in which the Collateral Agent has a security interest pursuant to the Concentration Account Consent Letter.

     "Concentration Account Bank" shall mean The Chase Manhattan Bank or such other bank that may become a Concentration Account Bank in accordance with the provisions of the Security Agreement.

     "Concentration  Account Consent Letter" shall have the meaning  provided in
Section 7.18.

     "Consolidated Current Assets" shall mean the consolidated current assets of the Borrower and its Subsidiaries.

     "Consolidated Current Liabilities" shall mean the consolidated current liabilities of the Borrower and its Subsidiaries, but excluding the current portion of any long-term Indebtedness which would otherwise be included therein.

     "Consolidated EBIT" shall mean, for any period, the Consolidated Net Income before interest income, Consolidated Interest Expense and provision for taxes and without giving effect to any extraordinary gains or losses or gains or losses from sales of assets.

     "Consolidated EBITDA" for any period shall mean Consolidated EBIT, adjusted by adding thereto the amount of all amortization of intangibles and depreciation that were deducted in arriving at Consolidated Net Income for such period, and adjusted further for any increase or decrease in accrued rent liabilities; provided, however, that for purposes of determining compliance with Sections
8.09 and 8.10 all calculations of Consolidated EBITDA shall be based on the reported Consolidated EBITDA for the fiscal quarter, including contributions from Permitted Acquisitions made following the first day of the respective fiscal quarter; provided, however, for purposes of determining compliance with
Section 8.11 all calculations of Consolidated EBITDA shall be based on the reported Consolidated EBITDA for the fiscal quarter, excluding contributions from Permitted Acquisitions made following the first day of the respective fiscal quarter, multiplied by a fraction, the numerator of which is 365 and the denominator of which is the number of days elapsed during the fiscal quarter; provided, however, for purposes of determining compliance with Section 8.12 all calculations of Consolidated EBITDA shall be based on the reported Consolidated EBITDA for the fiscal

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

quarter, excluding contributions from Permitted Acquisitions made following the first day of the respective fiscal quarter, multiplied by a fraction, the numerator of which is 365 and the denominator of which is the number of days elapsed during the fiscal quarter; provided, however, (I) for purposes of determining compliance with Section 8.12 all calculations of Consolidated EBITDA acquired as a result of any Permitted Acquisition shall be made in accordance with clause (ii) of the definition of "Pro Forma Basis" and as long as such calculations are made in accordance with such clause (ii) then the Consolidated EBITDA of such Person, business, division or product line for the four fiscal quarters being tested by such covenants or definition shall be included as Consolidated EBITDA of the Borrower even though such Person, business, division or product line was acquired during such four fiscal quarter period, (II) for all purposes Consolidated EBITDA relating to the Borrower or any Subsidiary of the Borrower (a) all or any part of whose assets are subject to a perfected security interest permissible under Section 8.01 in favor of a Person other than the Secured Creditors or (b) all or any part of whose assets the Secured Creditors do not have a first perfected security interest because such Subsidiary is a foreign Subsidiary shall not be included in Consolidated EBITDA to the extent that the amount of such Consolidated EBITDA exceeds 5% of the Consolidated EBITDA of the Borrower and its Subsidiaries; provided, however, to the extent that at the end of any period for which compliance with covenants is being determined neither clause (a) or (b) is applicable, then the Consolidated EBITDA of such Borrower or such Subsidiary shall be included for the entire period and (III) for all purposes all calculations of Consolidated EBITDA shall exclude Consolidated EBITDA of the Borrower or any Subsidiary of the Borrower relating to International Locations to the extent that the amount of such Consolidated EBITDA exceeds 10% of the Consolidated EBITDA of the Borrower and its Subsidiaries.

     "Consolidated Indebtedness" shall mean, at any time, all Indebtedness of the Borrower and its Subsidiaries determined on a consolidated basis (excluding all Indebtedness of the type described in clause (vii) of the definition thereof, except to the extent amounts are owing with respect thereto upon the termination of the respective agreement constituting such Indebtedness) plus any original issue discount attributable to such Indebtedness.

     "Consolidated Interest Expense" shall mean, for any period, the total consolidated interest expense of the Borrower and its Subsidiaries for such period (calculated without regard to any limitations on the payment thereof) payable during such period in respect of all Indebtedness of the Borrower and its Subsidiaries, on a consolidated basis, for such period (including, without duplication, that portion of Capitalized Lease Obligations of the Borrower and its Subsidiaries representing the interest factor for such period).

     "Consolidated Net Income" shall mean, for any period, net income of the Borrower and its Subsidiaries for such period determined on a consolidated basis (after provision for taxes); provided, however, the net income of any Subsidiary of the Borrower, which is not a Wholly-Owned Subsidiary, shall have its net income included in the Consolidated Net Income of the Borrower and its Subsidiaries only (i) to the extent of the amount of cash available for dividends or distributions corresponding to the Borrower's ownership percentage interest in such Subsidiary and (ii) if there are no restrictions or limitation whether by law, contractual or otherwise to pay the dividends or distributions under the preceding clause (i) hereto to the Borrower.

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     "Contingent  Obligation"  shall mean, as to any Person,  any  obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,
(i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however,
that  the  term  Contingent   Obligation  should  not  include  endorsements  of
instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

     "Continuing Director" at any date, shall mean an individual who was a member of the Board of Directors of RSI or the Borrower, as the case may be, on the Restatement Effective Date or who shall have become a member thereof subsequent to such date after having been nominated or otherwise approved in writing by at least a majority of the Continuing Directors then members of the Board of Directors of RSI or the Borrower, as the case may be.

     "Convertible Preferred Stock" shall have the meaning provided in Section 6.14.

     "Corporate  Pledge  Agreement"  shall have the meaning  provided in Section
4.07.

     "Credit Documents" shall mean this Agreement, each Note, each Notice of Borrowing, each Notice of Conversion, each Letter of Credit, each Letter of Credit Request, the Subsidiaries Guaranty, each Security Document and any letter agreements or other documents executed in connection with any of the above.

     "Credit Event" shall mean the making of any Loan or the issuance of any Letter of Credit.

     "Credit Party" shall mean the Borrower and each of its Subsidiaries party to a Subsidiaries Guaranty.

     "Debt Agreements" shall have the meaning provided in Section 4.05.

     "Default" shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

     "Defaulting Bank" shall mean any Bank with respect to which a Bank Default is then in effect.

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     "Dividend"  with  respect  to any Person  shall  mean that such  Person has declared or paid a dividend or returned any equity capital to its stockholders (including, without limitation, its preferred stockholders) or authorized or made any other distribution, payment or delivery of property (other than common stock of such Person) or cash to its stockholders in their capacity as stockholders, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of any class of its capital stock outstanding on or after the Restatement Effective Date (or any options or warrants issued by such Person with respect to its capital stock), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the capital stock of such Person outstanding on or after the Restatement Effective Date (or any options or warrants issued by such Person with respect to its capital stock). Without limiting the foregoing, "Dividends" with respect to any Person shall also include all cash payments made or required to be made by such Person with respect to any stock appreciation rights, equity incentive plans or any similar plans or setting aside of any funds for the foregoing purposes.

     "Dollars" and the sign "$" shall each mean freely transferable lawful money of the United States.

     "Drawing" shall have the meaning provided in Section 1A.05(b).

     "Eligible Transferee" shall mean and include a commercial bank, financial institution, collaterized loan investment vehicle, fund, insurance company or other "accredited investor" (as defined in Regulation D of the Securities Act) other than individuals, or a "qualified institutional buyer" as defined in Rule 144A of the Securities Act.

     "Employee Benefit Plans" shall have the meaning provided in Section 4.05.

     "Employee Stock Proceeds" shall have the meaning provided in Section 3.02(A)(e).

     "Employee Stock Proceeds Payment Period" shall have the meaning provided in
Section 3.02(A)(e).

     "Employment Agreements" shall have the meaning provided in Section 4.05.

     "Environmental Claims" shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any violation of, or liability under, any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, "Claims"), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and
(b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials arising from alleged injury or threat of injury to health, safety or the environment.

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     "Environmental  Law"  shall  mean  any  Federal,  state,  foreign  or local statute, law, rule, regulation, ordinance, code, policy and rule of common law now or hereafter in effect (including, without limitation, the EPA guidance on asbestos abatement and removal) and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, as amended, 33 U.S.C. ss. 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. ss. 7401 et seq.; the Clean Air Act, 42 U.S.C. ss. 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. ss. 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. ss. 2701 et seq.; the Occupational Safety and Health Act, 29 U.S.C. ss. 651 et seq.; and any applicable state and local or foreign counterparts or equivalents.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement, and to any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

     "ERISA Affiliate" shall mean each person (as defined in Section 3(9) of ERISA) which together with the Borrower or a Subsidiary of the Borrower would be deemed to be a "single employer" (i) within the meaning of Section 414(b), (c),
(m) or (o) of the Code or (ii) as a result of the Borrower or a Subsidiary of the Borrower being or having been a general partner of such person.

     "Eurodollar Loan" shall mean each Loan designated as such by a Borrower at the time of the incurrence thereof or conversion thereto.

     "Event of Default" shall have the meaning provided in Section 9.

     "Excess Cash Flow" shall mean, for any period, the remainder of (i) the sum of (a) Adjusted Consolidated Net Income for such period, and (b) the decrease, if any, in Adjusted Working Capital from the first day to the last day of such period, minus (ii) the sum of (a) the amount of cash Capital Expenditures (to the extent not financed with Indebtedness but not in excess of the amounts permitted pursuant to Section 8.08) made by the Borrower and its Subsidiaries on a consolidated basis during such period, (b) the amount of permanent principal payments of Indebtedness for borrowed money of the Borrower and its Subsidiaries (other than repayments of Loans); provided that repayments of Loans shall be deducted in determining Excess Cash Flow if such repayments were applied to Scheduled Repayments required to be made during such period, were made as a voluntary prepayment with internally generated funds (but in the case of a voluntary prepayment of Revolving Loans or a voluntary prepayment of Acquisition Loans prior to the Acquisition Loan Termination Date, only to the extent accompanied by a voluntary reduction to the Total Revolving Loan Commitment or to the Total Acquisition Loan Commitment, as the case may be) during such period, (c) the amount of cash expended in respect of Permitted Acquisitions during such period (to the extent not financed with Indebtedness) and (d) the increase, if any, in Adjusted Working Capital from the first day to the last day of such period. In making the foregoing determinations under clause (i)(b) or
(ii)(d) of the immediately preceding sentence, the amount of the Adjusted Working Capital acquired as a

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result of each Permitted Acquisition which occurred during the respective period for which Excess Cash Flow is being determined shall have been deemed to have been acquired on the first day of such period.

     "Excess Cash Flow Payment Period" shall mean (a) the period commencing on the Acquisition Loan Termination Date and ending on the last day of the fiscal year in which the Acquisition Loan Termination Date occurs and (b) each fiscal year thereafter.

     "Existing Credit Agreement" shall have the meaning provided in the first WHEREAS clause of this Agreement.

     "Existing Indebtedness" shall have the meaning provided in Section 6.22.

     "Existing Letters of Credit" shall have the meaning provided in Section 1A.01.

     "Existing Effective Date" shall mean November 6, 1998.

     "Facing Fee" shall have the meaning provided in Section 3.01(b).

     "Federal Funds Rate" shall mean for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal Funds brokers of recognized standing selected by the Agent.

     "Fees" shall mean all amounts payable pursuant to or referred to in Section 2.01.

     "Fixed Charge Coverage Ratio" for any period shall mean the ratio of (x) Consolidated EBITDA less the amount of all cash Capital Expenditures (other than Capital Expenditures (i) permitted pursuant to the proviso in Section 8.08(a),
(ii) in connection with Permitted Acquisitions and (iii) included within the use of proceeds from the Permitted Stock Issuances and financed therefrom) made in cash by the Borrower or any of its Subsidiaries for such period to (y) Fixed Charges for such period.

     "Fixed Charges" for any period shall mean the sum of (i) Consolidated Interest Expense for such period, (ii) the aggregate principal amount of all repayments and, without duplication, scheduled repayments of Indebtedness (including the principal portion of rentals under Capitalized Lease Obligations but excluding repayment of Revolving Loans not accompanied by a permanent reduction to the Total Revolving Loan Commitment and excluding repayments of Acquisition Loans prior to the Acquisition Loan Termination Date not accompanied by a permanent reduction to the Total Acquisition Loan Commitment) and (iii) taxes paid by the Borrower and its Subsidiaries for such period (including taxes paid during such period by the Person or business, division or product line acquired by the Borrower or any of its Subsidiaries pursuant to a Permitted Acquisition during such period; provided, however, the amount of such taxes shall be audited or otherwise acceptable to the Agent and provided further that if the Agent has not notified the Borrower on or prior to the fifth day prior to the

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

consummation of the Permitted Acquisition that the Agent is not satisfied with the amount of such taxes, the Agent shall be deemed to be so satisfied).

     "Foreign Pension Plan" shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America or any territory thereof by the Borrower or any one or more of its Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

     "Guaranties" shall mean and include each of the Subsidiary Guaranties executed by the Subsidiaries of the Borrower.

     "Guarantor" shall mean each Subsidiary of the Borrower.

     "Hazardous Materials" means (a) petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain, dielectric fluid containing levels of polychlorinated biphenyls, and radon gas;
(b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous waste," "hazardous materials," "extremely hazardous substances," "restricted hazardous waste," "toxic substances," "toxic pollutants," "contaminants," or "pollutants," or words of similar meaning and regulatory effect, under any applicable Environmental Law; and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated under applicable Environmental Laws.

     "Indebtedness" shall mean, as to any Person, without duplication, (i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of property or services other than trade payables, (ii) the maximum amount available to be drawn under all letters of credit issued for the account of such Person and all unpaid drawings in respect of such letters of credit, (iii) all Indebtedness of the types described in clause (i), (ii), (iv), (v), (vi), (vii) or (viii) of this definition secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (iv) all Capitalized Lease Obligations of such Person, (v) all obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (vi) all Contingent Obligations of such Person and (vii) all obligations under any Interest Rate Protection or Other Hedging Agreement or under any similar type of agreement entered into with a Person not a Bank; provided, however, that the Cash Collateral Account and Cash Collateral held thereunder and all tenant security deposits shall not be considered Indebtedness.

     "Indemnified Matters" shall have the meaning provided in Section 12.01.

     "Indemnitees" shall have the meaning provided in Section 12.01.

     "Initial Eurodollar Loan Borrowing Date" shall mean a date occurring at least three Business Days following the Restatement Effective Date and no more than seven days

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

following the Restatement Effective Date on which a Borrowing of Eurodollar Loans occurs or on which a conversion of Base Rate Loans into Eurodollar Loans occurs; provided, however, there may only be one Initial Eurodollar Loan Borrowing Date.

     "Intellectual Property" shall have the meaning provided in Section 6.21.

     "Intercompany Agreement" shall mean the Intercompany Agreement, dated as of December 31, 1998 by and between Alliance National Incorporated and Reckson Service Industries, Inc.

     "Interest Determination Date" shall mean, with respect to any Eurodollar Loan, the second Business Day prior to the commencement of any Interest Period relating to such Eurodollar Loan.

     "Interest Period" shall have the meaning provided in Section 1.09.

     "Interest Rate Protection or Other Hedging Agreements" shall have the meaning provided in the Security Documents.

     "International Locations" shall mean the office locations outside the United States and Permitted Acquisitions made outside the United States of the Borrower and its Subsidiaries.

     "Investor Group" shall mean Cahill, Warnock Strategic Partners Fund, L.P. and Northwood Ventures, Northwood Capital Partners, LLC, Kuhn, Loeb & Co., Henry
T. Wilson, Interoffice Superholdings LLC, Reckson Office Centers LLC and RSI and its Affiliates.

     "IPO" shall have the meaning provided in Section 3.02(A)(e).

     "Issuing Bank" shall mean Paribas and any Bank which at the request of the Borrower agrees, in such Bank's sole discretion, to become an Issuing Bank for the purpose of issuing Letters of Credit pursuant to Section 1A. The sole Issuing Bank on the Restatement Effective Date is Paribas.

     "L/C Supportable Indebtedness" shall mean (i) obligations of the Borrower or any of its Subsidiaries incurred in the ordinary course of business with respect to workers compensation, surety bonds and other similar statutory obligations and security deposits for landlords and (ii) such other obligations of the Borrower or any of its Subsidiaries as are reasonably acceptable to the Issuing Bank and otherwise permitted to exist pursuant to the terms of this Agreement.

     "Leaseholds" of any Person means all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

     "Letter of Credit" shall have the meaning provided in Section 1A.01(a).

     "Letter of Credit Fee" shall have the meaning provided in Section 3.01(c).

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

     "Letter of Credit Outstandings" shall mean, at any time, the sum of (i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the amount of all Unpaid Drawings.

     "Letter of Credit Request" shall have the meaning provided in Section 1A.03(a).

     "Leverage Ratio" shall mean the ratio of Consolidated Indebtedness as at the date of measure to Consolidated EBITDA for the four consecutive fiscal quarters ending nearest to the date of measure.

     "Lien" shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

     "LLC Pledge Agreement" shall have the meaning provided in Section 4.07.

     "Loan" shall mean each Term Loan, each Revolving Loan and each Acquisition Loan.

     "Management Agreements" shall have the meaning provided in Section 4.05.

     "Margin Stock" shall have the meaning provided in Regulation U.

     "Material Contracts" shall have the meaning provided in Section 4.05.

     "Maturity Date" with respect to a Tranche shall mean either the A Term Loan Maturity Date, B Term Loan Maturity Date, the Acquisition Loan Maturity Date or the Revolving Loan Maturity Date, as the case may be.

     "Minimum Borrowing Amount" shall mean (i) for Base Rate Loans, $500,000, and (ii) for Eurodollar Loans, $1,000,000.

     "Multiemployer  Plan"  shall  mean any  multiemployer  plan as  defined  in
Section 4001(a)(3) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Borrower or a Subsidiary of the Borrower or an ERISA Affiliate, and each such plan for the five year period immediately following the latest date on which the Borrower, or a Subsidiary of the Borrower or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

     "Net Sale Proceeds" shall mean for any sale of assets, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such sale, net of reasonable transaction costs (including, without limitation, attorneys' fees), the amount of such gross cash proceeds required to be used to permanently repay any Indebtedness which is secured

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

by the respective assets which were sold, and the estimated marginal increase in income taxes which will be payable by the Borrower's consolidated group as a result of such sale.

     "Note" shall mean each A Term Note, each B Term Note, each Acquisition Note and each Revolving Note.

     "Notice of Borrowing" shall have the meaning provided in Section 1.03(a).

     "Notice of Conversion" shall have the meaning provided in Section 1.06.

     "Notice Office" shall mean the office of the Agent located at 787 Seventh Avenue, New York, New York 10019, Attention: Michael P. Gebauer, or such other office as the Agent may hereafter designate in writing as such to the other parties hereto.

     "Obligations" shall mean all amounts owing to the Agent, the Collateral Agent or any Bank pursuant to the terms of this Agreement or any other Credit Document.

     "Original Effective Date" shall mean January 16, 1997.

     "Original Credit Agreement" shall mean the Credit Agreement, dated as of January 16, 1997, among the Borrower, the Banks party thereto and the Agent.

     "Paribas" shall mean Paribas (formerly known as Banque Paribas), a French banking organization acting through its New York Branch.

     "Participant" shall have the meaning provided in Section 1A.04(a).

     "Payment Office" shall mean the office of the Agent located at 787 Seventh Avenue, New York, New York 10019, Attention: Robyn Gewanter, or such other office as the Agent may hereafter designate in writing as such to the other parties hereto.

     "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

     "Percentage" of any Bank at any time shall mean a fraction (expressed as a percentage) the numerator of which is the Revolving Loan Commitment of such Bank at such time and the denominator of which is the Total Revolving Loan Commitment at such time; provided that if the Percentage of any Bank is to be determined after the Total Revolving Loan Commitment has been terminated, then the Percentages of the Banks shall be determined immediately prior (and without giving effect) to such termination.

     "Permitted Acquisition" shall mean (I) the acquisition by the Borrower or any of its Subsidiaries of assets (but not Real Property other than Leaseholds) constituting all or substantially all of a business, business unit, division or product line of any Person not already a Subsidiary of the Borrower or 100% of the capital stock of any such Person, although any such acquisition shall only be a Permitted Acquisition so long as (A) the consideration therefor consists solely of funds in the Cash Collateral Account, Acquisition Loans, issuances of Borrower Common Stock, Seller Preferred Stock, Permitted Seller Notes, Permitted Earn-Out

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

Debt and the assumption of Capitalized Lease Obligations and tenant security deposits; (B) the assets acquired, or the business of the Person whose stock is acquired, shall be in a Permitted Business; (C) those acquisitions that are structured as asset acquisitions shall be consummated through a new Subsidiary formed by the Borrower, which shall be a Wholly-Owned Subsidiary of the Borrower, to effect such acquisition and (D) those acquisitions that are structured as stock acquisitions shall be effected through a purchase of 100% of the capital stock of such Person by the Borrower or a newly formed Wholly-Owned Subsidiary or through a merger between such Person and a newly-formed direct Wholly-Owned Subsidiary of the Borrower, as the case may be, so that after giving effect to such merger 100% of the capital stock of the surviving corporation of such merger is owned by the Borrower and (II) Start-Up Costs. Notwithstanding anything to the contrary contained in the immediately preceding sentence, an acquisition shall be a Permitted Acquisition only if all requirements of Section 7.15 with respect to Permitted Acquisitions are met with respect thereto.

     "Permitted Acquisition Notice" shall have the meaning provided in Section 7.15(a)(ii).

     "Permitted Business" shall mean the business of operating executive office suite centers, which shall include the outsourcing of office operations both on an on-site and off-site basis and the outsourcing of business support services for customers or clients of the Borrower or its Subsidiaries.

     "Permitted Earn-Out Debt" shall mean Indebtedness of the Borrower incurred in connection with a Permitted Acquisition and in accordance with Section 7.15, which Indebtedness is not secured by any assets of the Borrower or any of its Subsidiaries (including, without limitation, the assets so acquired) and is only payable by the Borrower upon the passage of time (e.g. non-compete payments) or in the event certain future performance goals are achieved with respect to the assets acquired; provided that such Indebtedness shall only constitute Permitted Earn-Out Debt to the extent the terms of such Indebtedness expressly limit the maximum potential liability of the Borrower with respect thereto and all such other terms shall be in form and substance satisfactory to the Agent.

     "Permitted Equity Issuances" shall mean issuances of Borrower Common Stock or Seller Preferred Stock by the Borrower as consideration in Permitted Acquisitions, but only to the extent permitted pursuant to Section 7.15.

     "Permitted Liens" shall have the meaning provided in Section 8.01.

     "Permitted Seller Notes" shall mean notes in an aggregate principal amount of $2,000,000 issued by the Borrower to sellers of stock or assets in a Permitted Acquisition and issued in accordance with Section 7.15, which notes may be senior but shall be unsecured and unguaranteed, and shall otherwise be in form and substance satisfactory to the Agent.

     "Permitted Stock Issuances" shall mean the sale by the Borrower of up to $30,000,000 of its Convertible Preferred Stock, which includes the Required Equity Issuance, on terms and conditions and pursuant to documentation satisfactory to the Agent and the Required Banks, the proceeds of which will be used for general corporate and working capital purposes and to effect Permitted Acquisitions and which is sold within 60 days of the Restatement Effective Date.

     "Person" shall mean any individual, limited liability company, partnership, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

     "Plan" shall mean any pension plan, as defined in Section 3(2) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Borrower, a Subsidiary of the Borrower or an ERISA Affiliate, and each such plan for the five year period immediately following the latest date on which the Borrower, a Subsidiary of the Borrower or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

     "Pledge Agreements" shall mean and include the Corporate Pledge Agreement and the LLC Pledge Agreement.

     "Pledge Agreement Collateral" shall mean all "Collateral" as defined in the Pledge Agreements.

     "Pledged Limited Liability Company Interests" shall have the meaning assigned to that term in the LLC Pledge Agreement.

     "Pledged Securities" shall have the meaning assigned that term in the Corporate Pledge Agreement.

     "Prime Lending Rate" shall mean the rate which The Chase Manhattan Bank announces from time to time as its prime lending rate, the Prime Lending Rate to change when and as such prime lending rate changes. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer by Banque Paribas or The Chase Manhattan Bank, who may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

     "Product Agreements" shall have the meaning provided in the Intercompany Agreement.

     "Pro Forma Basis" shall mean, with respect to any Permitted Acquisition, the calculation of the consolidated results of the Borrower and its Subsidiaries otherwise determined in accordance with this Agreement as if the respective Permitted Acquisition (and all other Permitted Acquisitions consummated during the respective Calculation Period or thereafter and prior to the date of determination pursuant to Section 7.15 or other applicable provision of this Agreement) had been effected on the first day of the respective Calculation Period; provided that all calculations shall take into account the following assumptions:

          (i) if any Indebtedness is incurred pursuant to the respective Permitted Acquisition (or was incurred in any other Permitted Acquisition which occurred during the relevant Calculation Period or thereafter and prior to the date of determination) then all such Indebtedness shall be deemed to have been outstanding from the first day of the

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     respective  Calculation  Period (and the interest  expense  associated with such Indebtedness, shall be determined at the actual rates applicable thereto or which would have been applicable had such debt been outstanding for the whole such period and shall be included in determining Consolidated Interest Expense on such Pro Forma Basis) and all Indebtedness that was outstanding during the Calculation Period or thereafter and prior to the date of the Permitted Acquisition but not outstanding on the date of the Permitted Acquisition shall be deemed to have been repaid in full on the first day of the Calculation Period; and

          (ii) (a) all calculations of Consolidated EBITDA (and the other components of the definition of Consolidated EBITDA included therein) shall include only the Consolidated EBITDA of the Borrower and its Subsidiaries (and the other components of the definition of Consolidated EBITDA included therein) during the relevant Calculation Period and shall not include any Consolidated EBITDA (or other components) of the Person or business, division or product line being acquired pursuant to the Permitted Acquisition unless either (x) such Consolidated EBITDA of the Person or business, division or product line being acquired has been audited for the entire Calculation Period by any of the "big five" or (y) in the case of calculations based on unaudited financial statements, (i) adjustments to Consolidated EBITDA with respect to each Permitted Acquisition shall only include (A) immediate cost reductions associated with overhead eliminations and (B) adjustments to reflect the Borrower's contractual rates for services (rather than the former owners' rates) whether additive or deductive to Consolidated EBITDA and (ii) the Agent shall be reasonably satisfied with the amounts of Consolidated EBITDA (and the other components) of such Person or business, division or product line being acquired pursuant to the respective Permitted Acquisition; provided, however, that so long as the Borrower has furnished the Agent all relevant information with respect to the amount of Consolidated EBITDA of such Person or business, division or product line being acquired pursuant to the respective Permitted Acquisition, if the Agent has not notified the Borrower on or prior to the fifth day prior to the consummation of the Permitted Acquisition that the Agent is not satisfied with the amount of Consolidated EBITDA, the Agent shall be deemed for purposes of this clause
     (ii) to be so satisfied.

          "Projections" shall have the meaning provided in Section 4.15.

          "Quarterly Payment Date" shall mean the last Business Day of each March, June, September and December of each calendar year.

          "Quoted Rate" shall mean (a) the offered quotation to first-class banks in the New York interbank Eurodollar market by the Agent for U.S. dollar deposits of amounts in immediately available funds comparable to the outstanding principal amount of the Eurodollar Loan of the Agent for which an interest rate is then being determined with maturities comparable to the Interest Period applicable to such Eurodollar Loan determined as of 10:00 a.m. (New York time) on the date which is two Business Days prior to the commencement of such Interest Period, divided (and rounded upward to the next whole multiple of 1/16 of 1%) by (b) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) applicable to any

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member bank of the Federal Reserve System in respect of Eurocurrency  funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).

     "RCRA" shall mean the Resource Conservation and Recovery Act, as the same may be amended from time to time, 42 U.S.C. ss. 6901 et seq.

     "Real Property" of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

     "Reckson Loan" shall mean the loan by Reckson Service Industries, Inc. to the Borrower as evidenced by a Subordinated Promissory Note, dated May 21, 1999, in favor of Reckson Service Industries, Inc. in the amount of $6,000,000. "Reckson Mergers" shall mean the mergers pursuant to (i) the Agreement and Plan of Merger, by and among Alliance National Incorporated, Alliance Holdings, Inc., Interoffice Superholdings Corporation and Interoffice Superholdings LLC and (ii) the Agreement and Plan of Merger by and among Alliance National Incorporated, ANI Holdings, Inc., Reckson Executive Centers, Inc. And Reckson Office Centers, LLC.

     "Recovery Event" shall mean the receipt by the Borrower or any Subsidiary of the Borrower of any cash insurance proceeds from key-man life insurance or liability insurance or insurance payable by reason of theft, physical destruction or damage or any other similar event with respect to any properties or assets of the Borrower or any Subsidiary of the Borrower (including, without limitation, business interruption insurance).

     "Register" shall have its meaning provided in Section 7.16.

     "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

     "Regulation T" shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

     "Regulation U" shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

     "Regulation X" shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

     "Related Fund" shall mean, with respect to any Bank that is a fund that invests in loans, any other fund that invests in loans and is managed by the same investment advisor as such Bank or by an Affiliate of such investment advisor.

     "Release" means disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing, pouring and the like, into or upon any land or water or air, or otherwise entering into the environment.

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     "Replaced Bank" shall have the meaning provided in Section 1.12.

     "Replacement Bank" shall have the meaning provided in Section 1.12.

     "Reportable Event" shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under subsection
 .22, .23, .25, .27, or .28 of PBGC Regulation Section 4043.

     "Required A Facility Banks" shall mean Banks the sum of whose outstanding A Term Loans represent an amount greater than 50% of all outstanding A Term Loans.

     "Required Acquisition Facility Banks" shall mean Banks the sum of whose Acquisition Loan Commitments (or after the termination thereof, the sum of whose Acquisition Loans) represent an amount greater than 50% of the Total Acquisition Loan Commitment (or, after the Acquisition Loan Termination Date, the Banks the sum of whose outstanding Acquisition Loans represent an amount greater that 50% of all outstanding Acquisition Loans made by all Banks).

     "Required B Facility Banks" shall mean Banks the sum of whose outstanding B Term Loans represent an amount greater than 50% of the sum of all outstanding B Term Loans made by all Banks.

     "Required Banks" shall mean Banks the sum of whose outstanding A Term Loans, B Term Loans, Acquisition Loan Commitments (or after the termination thereof, the sum of outstanding Acquisition Loans), Revolving Loan Commitments (or after the termination thereof, the sum of outstanding Revolving Loans and Letter of Credit Outstandings), represent an amount greater than 50% of the sum of all outstanding A Term Loans, B Term Loans, the Total Acquisition Loan Commitment (or after the termination thereof, the sum of the then total outstanding Acquisition Loans) and the Total Revolving Loan Commitment (or after the termination thereof, the sum of the then total outstanding Revolving Loans and Letter of Credit Outstandings).

     "Required Equity Issuance" shall have the meaning provided in Section 4.18.

     "Restatement Effective Date" shall have the meaning provided in Section 12.10.

     "Returns" shall have the meaning provided in Section 6.09.

     "Revolving Loan Commitment" shall mean, for each Bank, the amount set forth opposite such Bank's name on Schedule I hereto directly below the column entitled "Revolving Loan Commitment," as same may be (x) reduced or terminated from time to time pursuant to Sections 2.02, 3.02 and/or 9 or (y) adjusted from time to time as a result of assignments to or from such Bank pursuant to Section
1.12 or 12.04.

     "Revolving Loan Maturity Date" shall mean November 6, 2003.

     "Revolving Loans" shall have the meaning provided in Section 1.01(d).

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     "Revolving Note" shall have the meaning provided in Section 1.05(a)(iv).

     "RSI" shall mean Reckson Service Industries, Inc.

     "Scheduled  Acquisition  Loan Repayment" shall have the meaning provided in
Section 3.02(A)(d).

     "Scheduled   Repayment"   shall  have  the  meaning   provided  in  Section
3.02(A)(d).

     "Scheduled  A Term Loan  Repayment"  shall  have the  meaning  provided  in
Section 3.02(A)(b).

     "Scheduled  B Term Loan  Repayment"  shall  have the  meaning  provided  in
Section 3.02(A)(c).

     "SEC" shall have the meaning provided in Section 7.01(h).

     "Section  3.04(b)(ii)  Certificate"  shall  have the  meaning  provided  in
Section 3.04(b)(ii).

     "Secured Creditors" shall mean (x) the Banks, the Agent, the Collateral Agent and (y) any Bank or any Affiliate of a Bank which on the date hereof is, or subsequently becomes, party to any Interest Rate Protection or Other Hedging Agreement.

     "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "Securities Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "Security Agreement" shall have the meaning provided in Section 4.08.

     "Security Agreement Collateral" shall mean all "Collateral" as defined in the Security Agreement.

     "Security Documents" shall mean the Pledge Agreements, the Security Agreement, the Concentration Account Consent Letter, each Additional Security Document, the Cash Collateral Agreement and each Assignment of Leases and Rents.

     "Seller Preferred Stock" shall mean perpetual preferred stock issued by the Borrower which preferred stock has no mandatory redemption, sinking fund or similar requirements, pays no cash dividends, has no covenants or voting rights other than voting rights or covenants equivalent to that of the Series A
Convertible Preferred Stock and Series B Convertible Preferred Stock and is otherwise acceptable in all respects to the Agent.

     "Series A Convertible  Preferred  Stock" shall have the meaning provided in
Section 6.14(a).

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     "Series B Convertible  Preferred  Stock" shall have the meaning provided in
Section 6.14(a).

     "Series C Convertible  Preferred  Stock" shall have the meaning provided in
Section 6.14.

     "Series D Convertible  Preferred  Stock" shall have the meaning provided in
Section 6.14.

     "Series E Convertible  Preferred  Stock" shall have the meaning provided in
Section 6.14.

     "Shareholders' Agreements" shall have the meaning provided in Section 4.05.

     "Start-Up Costs" shall mean expenditures incurred by the Borrower or any of its Subsidiaries for fixturing, security deposits to landlords and working capital in connection with the opening of new executive office suite centers.

     "Stated Amount" of each Letter of Credit shall, at any time, mean the maximum amount available to be drawn thereunder at such time (in each case determined without regard to whether any conditions to drawing could then be met).

     "Subsidiaries Guaranty" shall have the meaning provided in Section 4.09.

     "Subsidiary" shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation
(irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person, (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time and (iii) any partnership or limited liability company in which such Person is the general partner or manager.

     "Syndication Termination Date" shall mean the earlier of (x) 120 days after the Restatement Effective Date or (y) the date on which the Agent, in its sole discretion, determines (and notifies the Borrower) that the primary syndication (and the resultant addition of institutions as Banks pursuant to Section 12.04) has been completed.

     "Tax Sharing Agreements" shall have the meaning provided in Section 4.05.

     "Taxes" shall have the meaning provided in Section 3.04(a).

     "Term Loan Commitment" shall mean each A Term Loan Commitment and each B Term Loan Commitment, with the Term Loan Commitment of any Bank at any time to equal the sum of its A Term Loan Commitment and B Term Loan Commitment as then in effect.

     "Term Loans" shall mean the A Term Loans and the B Term Loans.

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     "Total A Term Loan  Commitment"  shall mean, at any time, the sum of A Term
Loan Commitment of each of the Banks.

     "Total Acquisition Loan Commitment" shall mean, at any time, the sum of the Acquisition Loan Commitments of each of the Banks.

     "Total B Term Loan Commitment" shall mean, at any time, the sum of the B Term Loan Commitments of each of the Banks.

     "Total Commitment" shall mean, at any time, the sum of the Commitments of each of the Banks.

     "Total Revolving Loan Commitment" shall mean, at any time, the sum of the Revolving Loan Commitments of each of the Banks.

     "Total Unutilized Acquisition Loan Commitment" shall mean, at any time, an amount equal to the remainder of (x) the then Total Acquisition Loan Commitment less (y) the aggregate principal amount of Acquisition Loans then outstanding.

     "Total Unutilized Revolving Loan Commitment" shall mean, at any time, an amount equal to the remainder of (x) the then Total Revolving Loan Commitment, less the sum of (y) the aggregate principal amount of Revolving Loans then outstanding and (z) the then aggregate amount of Letter of Credit Outstandings.

     "Tranche" shall mean the respective facility and commitments utilized in making Loans hereunder, with there being four separate Tranches, i.e., whether A Term Loans, B Term Loans, Acquisition Loans or Revolving Loans.

     "Transaction"  shall  mean  collectively,   (i)  the  incurrence  of  Loans
hereunder on the Restatement Effective Date, (ii) the occurrence of the Restatement Effective Date, (iii) the occurrence of the Permitted Stock Issuances and (iv) the payment of the Transaction Fees and Expenses in connection therewith.

     "Transaction Fees and Expenses" shall mean all fees and expenses incurred in connection with and arising out of the Transaction and the transactions contemplated thereby and hereby; provided, however, that the aggregate amount of such fees and expenses shall not exceed $2,000,000 in the aggregate.

     "Type" shall mean the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan or a Eurodollar Loan.

     "UCC" shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

     "Unfunded Current Liability" of any Plan shall mean the amount, if any, by which value of the accumulated plan benefits under the Plan determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all plan assets

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allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

     "United States" and "U.S." shall each mean the United States of America. "Unpaid Drawing" shall have the meaning provided for in Section 1A.05(a).

     "Unutilized Acquisition Loan Commitment" for any Bank, at any time, shall mean the Acquisition Loan Commitment of such Bank at such time less the aggregate principal amount of Acquisition Loans made by such Bank and then outstanding.

     "Unutilized Revolving Loan Commitment" for any Bank, at any time, shall mean the Revolving Loan Commitment of such Bank at such time less the sum of (i) the aggregate principal amount of Revolving Loans made by such Bank and then outstanding and (ii) such Bank's Percentage of the Letter of Credit Outstandings.

     "Waivable Mandatory Repayment" shall have the meaning provided in Section 3.02(C).

     "Wholly-Owned Subsidiary" shall mean, as to any Person, (i) any corporation 100% of whose capital stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time.

     Section 11. The Agent.

     11.01 Appointment. The Banks hereby designate Paribas as Agent (for purposes of this Section 11, the term "Agent" shall include Paribas in its capacity as Collateral Agent pursuant to the Security Documents) to act as specified herein and in the other Credit Documents. Each Bank hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Agent may perform any of its duties hereunder by or through its officers, directors, agents or employees.

     11.02 Nature of Duties. The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Security Documents. Neither the Agent nor any of its officers, directors, agents or employees shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct. The duties of the Agent shall be mechanical and administrative in nature; the Agent shall not have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Bank or the holder of any Note; and nothing in this Agreement or any other Credit Document, expressed

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or implied,  is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein.

     11.03 Lack of Reliance on the Agent. Independently and without reliance upon the Agent, each Bank and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Borrower and its Subsidiaries in connection with the making and the continuance of the Loans and the participation in Letters of Credit and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Borrower and its Subsidiaries and, except as expressly provided in this Agreement, the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Bank or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans, the participation in the Letters of Credit or at any time or times thereafter. The Agent shall not be responsible to any Bank or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of the Borrower or its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of the Borrower or its Subsidiaries or the existence or possible existence of any Default or Event of Default.

     11.04 Certain Rights of the Agent. If the Agent shall request instructions from the Required Banks with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Agent shall be entitled to refrain from such act or taking such action unless and until the Agent shall have received instructions from the Required Banks; and the Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Bank or the holder of any Note shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Banks.

     11.05 Reliance. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or facsimile message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by it.

     11.06 Indemnification. (a) To the extent the Agent is not reimbursed and indemnified by the Borrower, the Banks will reimburse and indemnify the Agent, in proportion to their respective "percentages" as used in determining the Required Banks, for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Agent in performing its duties hereunder or under any other Credit Document, in any way relating to or arising out of this Agreement or any other Credit Document; provided that no Bank shall be liable for any portion of such liabilities, obligations, losses,

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damages, penalties,  actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct.

     (b) The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Credit Document (except actions expressly required to be taken by it hereunder or under the Credit Documents) unless it shall first be indemnified to its satisfaction by the Banks pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

     11.07 The Agent in Its Individual Capacity. With respect to its obligation to make Loans under this Agreement, the Agent shall have the rights and powers specified herein for a "Bank" and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term "Banks," "Required Banks," "holders of Notes" or any similar terms shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity. The Agent may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with any Credit Party or any Affiliate of any Credit Party as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrower or any other Credit Party for services in connection with this Agreement and may purchase and hold equity interests in the Borrower or any other Credit Party without having to account for the same to the Banks and otherwise without having to account for the same to the Banks.

     11.08 Holders. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or indorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

     11.09 Resignation by the Agent. (a) The Agent may resign from the performance of all its functions and duties hereunder and/or under the other Credit Documents at any time by giving 15 Business Days' prior written notice to the Borrower and the Banks. Such resignation shall take effect upon the appointment of a successor Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

     (b) Upon any such notice of resignation, the Required Banks shall appoint a successor Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower (it being understood and agreed that any Bank is deemed to be acceptable to the Borrower).

     (c) If a successor Agent shall not have been so appointed within such 15 Business Day period, the Agent, with the consent of the Borrower, shall then appoint a successor Agent who shall serve as Agent hereunder or thereunder until such time, if any, as the Banks appoint a successor Agent as provided above.

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     (d) If no successor Agent has been appointed  pursuant to clause (b) or (c)
above by the 30th Business Day after the date such notice of resignation was given by the Agent, the Agent's resignation shall become effective and the Banks shall thereafter perform all the duties of the Agent hereunder and/or under any other Credit Document until such time, if any, as the Banks appoint a successor Agent as provided above.

     Section 12. Miscellaneous.

     12.01 Payment of Expenses, etc. The Borrower, agrees to: (i) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of the Agent (including, without limitation, the reasonable fees and disbursements of White & Case LLP and local counsel) in connection with the preparation, execution and delivery of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto, of the Agent in connection with its syndication efforts with respect to this Agreement (including, without limitation, the reasonable fees and disbursements of White & Case LLP) and of the Agent and each of the Banks in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein (including, without limitation, the reasonable fees and disbursements of counsel for the Agent and for each of the Banks); (ii) pay and hold each of the Banks harmless from and against any and all present and future stamp, excise and other similar taxes with respect to the foregoing matters and save each of the Banks harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Bank) to pay such taxes; and (iii) defend, protect, indemnify and hold harmless the Agent and each Bank, and each of their respective officers, directors, employees, representatives, attorneys and agents (collectively called the "Indemnitees") from and against any and all liabilities, obligations (including removal or remedial actions), losses, damages (including foreseeable and unforeseeable consequential damages and punitive damages), penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys' and consultants fees and disbursements) of any kind or nature whatsoever that may at any time be incurred by, imposed on or assessed against the Indemnitees directly or indirectly based on, or arising or resulting from, or in any way related to, or by reason of (a) any investigation, litigation or other proceeding (whether or not the Agent, the Collateral Agent or any Bank is a party thereto and whether or not any such investigation, litigation or other proceeding is between or among the Agent, the Collateral Agent, any Bank, the Borrower or any third person or otherwise) related to the entering into and/or performance of this Agreement or any other Credit Document or the use of any Letter of Credit or the proceeds of any Loans hereunder or the consummation of any transactions contemplated herein (including, without limitation, the Transaction) or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents; or, (b) the actual or alleged generation, presence or Release of Hazardous Materials on or from, or the transportation of Hazardous Materials to or from, any Real Property owned or at any time operated by the Borrower or any of its Subsidiaries or; (c) any Environmental Claim relating to the Borrower or any of its Subsidiaries or any Real Property owned or at any time operated by the Borrower or any of its Subsidiaries or; (d) the exercise of the rights of the Agent and of any Bank under any of the provisions of this Agreement or any other Credit Document or any Letter of Credit or any Loans hereunder; or (e) the consummation of any transaction contemplated herein (including,

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without  limitation,  the  Transaction)  or in any other  Credit  Document  (the
"Indemnified Matters") regardless of when such Indemnified Matter arises, but excluding any such Indemnified Matter based the gross negligence or willful misconduct of any Indemnitee.

     12.02 Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Bank is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Bank (including, without limitation, by branches and agencies of such Bank wherever located) to or for the credit or the account of each Credit Party against and on account of the Obligations and liabilities of such Credit Party to such Bank under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Bank pursuant to
Section 12.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not such Bank shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

     12.03 Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, facsimile or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered: if to the Borrower, at its address specified opposite its signature below; if to any Bank, at its address specified opposite its name below; and if to the Agent, at its Notice Office; or, as to any Credit Party or the Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Bank, at such other address as shall be designated by such Bank in a written notice to the Borrower and the Agent. All such notices and communications shall, when mailed, telegraphed, telexed, facsimiled, or cabled or sent by overnight courier, be effective 3 Business Days after deposited in the mails, certified, return receipt requested, when delivered to the telegraph company, cable company or one day following delivery to an overnight courier, as the case may be, or sent by telex or facsimile device, except that notices and communications to the Agent shall not be effective until received by the Agent.

     12.04 Benefit of Agreement. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, no Credit Party may assign or transfer any of its rights, obligations or interest hereunder or under any other Credit Document without the prior written consent of the Banks; and provided further, that although any Bank may transfer, assign or grant participations in its rights hereunder, such Bank shall remain a "Bank" for all purposes hereunder (and may not transfer or assign all or any portion of its Commitments or Loans hereunder except as provided in Section 12.04(b)) and the transferee, assignee or participant, as the case may be, shall not constitute a "Bank" hereunder; and provided further, that no Bank shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Revolving Loan Maturity Date) in which

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such  participant  is  participating,  or reduce  the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the Commitments in which such participant is participating over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment shall not constitute a change in the terms of any Commitment, and that an increase in any Commitment shall be permitted without the consent of any participant if the participant's participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or
(iii) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant's rights against such Bank in respect of such participation to be those set forth in the agreement executed by such Bank in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Bank had not sold such participation.

     (b) Notwithstanding the foregoing, any Bank (or any Bank together with one or more other Banks) may (x) (A) pledge its Loans and/or Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Bank from such Federal Reserve Bank, (B) at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank, (or in the case of a Lender that is an investment fund, to the trustee under the indenture to which such fund is a party) and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto, or (C) assign all or a portion of its Loans or Commitments and related outstanding Obligations hereunder to its parent company, principal office and/or any Affiliate of such Bank or one or more other Banks or to a Related Fund or (y) assign all or a portion equal to at least $2,500,000 (or lesser amount if the Bank is pledging or assigning to a Related
Fund), of such Loans or Commitments and related outstanding Obligations hereunder to one or more Eligible Transferees each of which assignees shall become a party to this Agreement as a Bank by execution of an assignment and assumption agreement substantially in the form of Exhibit L (appropriately completed); provided that: (i) at such time Schedule I shall be deemed modified to reflect the Commitments of such new Bank and of the existing Banks; (ii) new Notes will be issued to such new Bank and to the assigning Bank upon the request of such new Bank or assigning Bank, such new Notes to be in conformity with the requirements of Section 1.05 to the extent needed to reflect the revised Commitments; (iii) the consent of the Agent shall be required in connection with any assignment (provided, however, that no such consent by the Agent shall be required in the case of any assignment to another Bank's Related Fund); (iv) the consent of the Borrower shall be required in connection with any assignment (which consent shall not be unreasonably withheld); provided, however, no such consent by the Borrower shall be required in connection with any assignment pursuant to clause (x) above and no such consent shall be required if a Default or Event of Default has occurred and (v) the Agent shall receive at the time of each such assignment, from the assigning Bank, the payment of a non-refundable assignment fee of $3,000 (provided, however, that any fee shall be waived upon a pledge or assignment to a Related Fund). To the extent of any assignment

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pursuant to this Section  12.04(b),  the assigning Bank shall be relieved of its obligations hereunder with respect to its assigned Commitments. No transfer or assignment under this Section 12.04(b) will be effective until recorded by the Agent on the Register pursuant to Section 7.16. At the time of each assignment pursuant to this Section 12.04(b) to a Person which is not already a Bank hereunder and which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, the respective assignee Bank shall provide to the Borrower, and the Agent the appropriate
Internal Revenue Service Forms (and, if applicable, a Section 3.04(b)(ii) Certificate) required by Section 3.04(b). In connection with any assignment prior to the Syndication Termination Date, the Borrower agrees to pay all amounts to the assignee Bank which the Borrower would be obligated to pay in accordance with Section 1.11 if such assignment was instead a repayment of Loans by the Borrower on other than the last day of an Interest Period.

     12.05 No Waiver; Remedies Cumulative. No failure or delay on the part of the Agent or any Bank or any holder of any Note in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between a Borrower or any other Credit Party and the Agent or any Bank or the holder of any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Agent or any Bank or the holder of any Note would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Agent or any Bank or the holder of any Note to any other or further action in any circumstances without notice or demand.

     12.06 Payments Pro Rata. (a) The Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations hereunder, it shall distribute such payment to the Banks pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

     (b) Except in accordance with Section 3.02(C), each of the Banks agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker's lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans, Unpaid Drawings or Fees, of a sum which with respect to the related sum or sums received by other Banks is in a greater proportion than the total of such Obligation then owed and due to such Bank bears to the total of such Obligation then owed and due to all of the Banks immediately prior to such receipt, then such Bank receiving such excess payment shall purchase for cash without recourse or warranty from the other Banks an interest in the Obligations of the respective Credit Party to such Banks in such amount as shall result in a proportional participation by all the Banks in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Bank, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

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     12.07  Calculations;  Computations.  (a)  The  financial  statements  to be furnished to the Banks pursuant hereto shall be made and prepared in accordance with generally accepted accounting principles in the United States consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Banks;
provided  that,   except  as  otherwise   specifically   provided  herein,   all
computations of Excess Cash Flow and all computations determining compliance with Sections 8.04 and 8.08 through 8.12, inclusive, including the definitions used therein, shall utilize accounting principles and policies in conformity with those used to prepare the historical financial statements for the fiscal year ended December 31, 1998 delivered to the Banks pursuant to Section 4.15.

     (b) All computations of interest and Fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or Fees are payable.

     12.08 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS THEREOF EXCEPT AS OTHERWISE SPECIFIED IN SUCH DOCUMENTS. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. THE BORROWER HEREBY IRREVOCABLY DESIGNATES, APPOINTS AND EMPOWERS CORPORATION SERVICE COMPANY WITH OFFICES ON THE DATE HEREOF AT 500 CENTRAL AVENUE, ALBANY, NEW YORK 12206-2290 AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING. IF FOR ANY REASON SUCH DESIGNEE, APPOINTEE AND AGENT SHALL CEASE TO BE AVAILABLE TO ACT AS SUCH, AND THE BORROWER AGREES TO DESIGNATE A NEW DESIGNEE, APPOINTEE AND AGENT ON THE TERMS AND FOR THE PURPOSES OF THIS PROVISION SATISFACTORY TO THE AGENT UNDER THIS AGREEMENT. THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENT UNDER THIS AGREEMENT, ANY BANK OR THE HOLDER OF

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ANY NOTE TO SERVE  PROCESS IN ANY OTHER  MANNER  PERMITTED BY LAW OR TO COMMENCE
LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY CREDIT PARTY IN ANY OTHER JURISDICTION.

     (b) THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

     (c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

     12.09 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Agent.

     12.10 Effectiveness. This Agreement shall become effective on the date (the "Restatement Effective Date") on which the Borrower and each of the Banks shall have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Agent at its Notice Office or, in the case of the Banks, shall have given to the Agent telephonic (confirmed in writing), written or facsimile transmission notice (actually received) in accordance with Section
12.03 at such office that the same has been signed and mailed to it. To the extent any Banks under and as defined in the Existing Credit Agreement shall have any rights thereunder with respect to matters occurring prior to the Restatement Effective Date (including without limitation as to obligations with respect to loans outstanding thereunder, interest or fees owing thereunder or any costs under Sections 1.10, 1.11, 1A.06 or 3.04 of the Existing Credit Agreement), neither the Restatement Effective Date or the repayment of any amounts owing to such Banks shall limit or otherwise affect any of such Banks' rights under the Existing Credit Agreement and such Banks' rights shall remain in full force and effect as if the Restatement Effective Date has not occurred with respect to matters occurring prior to the Restatement Effective Date.

     12.11 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

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     12.12 Amendment or Waiver.  (a) Neither this Agreement nor any other Credit
Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party thereto and the Required Banks; provided that no such change, waiver, discharge or termination shall, without the consent of each Bank (with Obligations of the respective types being directly affected thereby): (i) extend the final scheduled maturity of any Loan or Note beyond the applicable Maturity Date or extend the stated maturity of any Letter of Credit beyond the Revolving Loan Maturity Date, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates), or reduce the principal amount thereof, or increase the Commitments of any Bank over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment or a mandatory prepayment shall not constitute an increase of the Commitment of any Bank, and that an increase in the available portion of any Commitment of any Bank shall not constitute an increase in the Commitment of such Bank); (ii) release all or substantially all of the Collateral (except as expressly provided in the respective Credit Document); (iii) amend, modify or waive any provision of this Section 12.12; (iv) reduce the percentage specified in, or otherwise modify, the definition of Required Banks (it being understood that, with the consent of the Required Banks, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Banks on substantially the same basis as the extensions of A Term Loans, B Term Loans, Acquisition Loans, Acquisition Loan Commitments and Revolving Loan Commitments are included on the Restatement Effective Date); or (v) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement; provided further, that no such change, waiver, discharge or termination shall: (t) increase the Commitments of any Bank over the amount thereof then in effect (it being understood that a waiver of any conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Commitment or of a mandatory prepayment shall not constitute an increase of the Commitment of any Bank, and that an increase in the available portion of any Commitment of any Bank shall not constitute an increase in the Commitment of such Bank) without the consent of such Bank; or (u) without the consent of any Issuing Bank effected thereby, amend, modify or waive any provision of Section 1A or alter its rights or obligations with respect to Letters of Credit; or (v) without the consent of the Agent, amend, modify or waive any provision of Section 11 or any other provision relating to the rights or obligations of the Agent; or (w) without the consent of the Collateral Agent, amend, modify or waive any provision of Section 11 or any other provision relating to the rights or obligations of the Collateral Agent; or (x) without the consent of the Required A Facility Banks (A) amend, modify or waive (I) Sections 3.01(v), 3.01(vi), 3.02(B)(a)(i) or the definitions of A TL Percentage, B TL Percentage, Acquisition TL Percentage or Required A Facility Banks to the extent that, in any such case, such amendment, modification or waiver would alter the application of prepayments or repayments as between A Term Loans, B Term Loans and Acquisition Loans in a manner adverse to the A Term Loans or (II)
Section  3.02(A)(b) or (y) without the consent of the Required B Facility  Banks
(A) amend, modify or waive Sections 3.01(v), 3.01(vi), 3.02(B)(a)(i) or the definitions of A TL Percentage, B TL Percentage, Acquisition TL Percentage or Required B Facility Banks to the extent that, in any such case, such amendment, modification or waiver would alter the application of prepayments or repayments as between A Term Loans, B Term Loans and Acquisition Loans in a manner adverse to the B Term Loans or (II) Section 3.02(A)(c)

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or (z) without the consent of the Required Acquisition Facility Banks (A) amend, modify or waive (I) Section 3.01(v), 3.01(vi), 3.02(B)(a)(i) or the definitions of A TL Percentage, B TL Percentage, Acquisition TL Percentage or Required Acquisition Facility Banks to the extent that, in any such case, such amendment, modification or waiver would alter the application of prepayments or repayments as between A Term Loans, B Term Loans and Acquisition Loans in a manner adverse to the Acquisition Loans or (II) Section 3.02(A)(d) or the definition of Acquisition Loan Termination Date.

     (b) If, in connection with any proposed change, waiver, discharge or termination to any of the provisions of this Agreement as contemplated by clause
(a)(i) through (v), inclusive, of the first proviso to Section 12.12(a), the consent of the Required Banks is obtained but the consent of one or more of such other Banks whose consent is required is not obtained, then the Borrower shall have the right to replace each such non-consenting Bank or Banks (so long as all non-consenting Banks are so replaced) with one or more Replacement Banks pursuant to Section 1.12 so long as at the time of such replacement, each such Replacement Bank consents to the proposed change, waiver, discharge or termination, provided that such Borrower shall not have the right to replace a Bank solely as a result of the exercise of such Bank's rights (and the withholding of any required consent by such Bank) pursuant to clauses (t)-(z) of the second proviso to Section 12.12(a).

     (c)  Notwithstanding  anything  to the  contrary  contained  above  in this
Section 12.12, the Collateral Agent may (i) enter into amendments to the Subsidiaries Guaranty and the Security Documents for the purpose of adding additional Subsidiaries of the Borrower (or other Credit Parties) as parties thereto and (ii) enter into security documents to satisfy the requirements of Sections 7.15 and 7.17, in each case without the consent of the Required Banks.

     12.13 Survival. All indemnities set forth herein including, without limitation, in Sections 1.10, 1.11, 1A.06, 3.04, 11.06 and 12.01 shall survive the execution and delivery of this Agreement and the Notes and the making and repayment of the Loans.

     12.14 Domicile of Loans. Each Bank may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Bank.

     12.15 Post-Closing Obligations. The Borrower hereby acknowledges that in connection with certain assignments hereof, the Agent or any of the Banks may be required to obtain a rating of the Obligations and Commitments hereunder of the Borrower hereby consents to such Agent or Bank providing to the respective rating agency such information regarding the Obligations and creditworthiness of the Borrower as is customary practice of such rating agency.

     12.16 Default Exception. Notwithstanding anything to the contrary contained in this Agreement, the lack of a first perfected security interest being provided to the Banks by the Borrower or any Subsidiary of the Borrower in connection with and as described under part (II)(b) of the fourth proviso under the definition of Consolidated EBITDA, and the failure of any such person to execute and deliver a Guarantee or any Security Document shall not constitute a Default or Event of Default.

     12.17 Permitted Stock Issuance Adjustment. Notwithstanding anything to the contrary in this Agreement, the Borrower may use the proceeds from Permitted
Stock Issuances for the purposes set forth on Schedule XVI hereto; provided, however, to the extent the amount of proceeds received from Permitted Stock Issuances is less than $30 million, the Borrower may not make expenditures set forth on such Schedule XVI in an amount equal to such shortfall; provided, further, however, if at the time of such Permitted Stock Issuances or at any time thereafter prior to the permitted use of such proceeds, there shall exist a Default or Event of Default, all such equity proceeds shall be applied in accordance with Section 3.02(A)(e)(i).

     IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

Address:
90 Park Avenue                              VANTAS INCORPORATED
Suite 3100                                     (formerly known as Alliance
New York, New York  10016                       National Incorporated)
Attention:  Alan Langer
Telephone:  (212) 907-6402
Facsimile: (212) 907-6522                   By: /s/ Alan Langer
                                               ---------------------------------
                                                Title: Chief Financial Officer

787 Seventh Avenue                          PARIBAS,
New York, New York  10019                       Individually and as Agent
Attention:  Michael P. Gebauer
Telephone:  (212) 841-2000
Facsimile:  (212) 841-2363                  By: /s/ Michael Gebauer
                                               ---------------------------------
                                                Title: Vice President

                                            By: /s/ Walter Bellingham
                                               ---------------------------------
                                                Title: Associate

2850 West Gold Road                         FIRST SOURCE FINANCIAL LLP
Suite 520
Rolling Meadows, Illinois 60008             By: First Source Financial, Inc.,
Attention: Robert Coseo                         its Agent/Manager
Telephone: (847) 734-2071
Facsimile: (847) 734-7910
                                            By: /s/ David Wagner
                                               ---------------------------------
                                                Title: Vice President

One State Street                            IBJ WHITEHALL BANK & TRUST
New York, New York 10004                        COMPANY (formerly, IBJ Schroder
Attention: Patricia McCormack                   Bank & Trust Company)
Telephone: (212) 858-2641
Facsimile: (212) 858-2768
                                            By: /s/ Patricia McCormack
                                               ---------------------------------
                                                Title: Director

Two Renaissance Square                      PILGRIM PRIME RATE TRUST
40 North Central Avenue

Suite 1200                                  By: Pilgrim Investments, Inc.,
Phoenix, Arizona 85004-3444                     as its investment manager
Attention: Jeffrey A. Bakalar
Telephone: (602) 417-8252
Facsimile: (602) 417-8327                   By: /s/ Jeffrey A. Bakalar
                                               ---------------------------------
                                                Title: Vice President

787 Seventh Avenue                          PARIBAS CAPITAL FUNDING LLC
New York, New York 10019
Attention: Michael Weinberg
Telephone: (212) 841-2000                   By: /s/ Michael Weinberg
Facsimile: (212) 841-2363                      ---------------------------------
                                                Title: Director

335 Madison Avenue                          EUROPEAN AMERICAN BANK
17th Floor
New York, New York 10022
Attention: Anthony Tomich                   By: /s/ Anthony Tomich
Telephone: (212) 503-2687                      ---------------------------------
Facsimile: (212) 503-2667                       Title: Assistant Vice President
590 Madison Avenue                          BHF (USA) CAPITAL CORPORATION
30th Floor
New York, New York 10022
Attention: Hans J. Scholz                   By: /s/ Hans J. Scholz
Telephone: (212) 756-5533                      ---------------------------------
Facsimile: (212) 756-5536                       Title: Vice President

                                            By: /s/ Anthony Heyman
                                               ---------------------------------
                                                Title: Assistant Vice President

Two Greenwich Plaza                         BANK AUSTRIA CREDITANSTALT
4th Floor                                   CORPORATE FINANCE INC.
Greenwich, Connecticut 06830
Attention: David E. Yewer                   By: /s/ David Yewer
Telephone: (203) 861-1499                      ---------------------------------
Facsimile: (203) 861-1475                       Title: Vice President

                                            By: /s/ C. MacDonald
                                               ---------------------------------
                                                Title: Vice President

500 West Monroe Street                      HELLER-FINANCIAL, INC.
Chicago, Illinois 60661
Attention: Linda Wolf
Telephone: (312) 441-7894                   By: /s/ Sheila Weimer
Facsimile: (312) 441-7357                      ---------------------------------
                                                Title: Vice President

590 Madison Avenue                          BALANCED HIGH-YIELD FUND II LIMITED
30th Floor

New York, New York 10022                    By: BHF (USA) Capital Corporation,
Attention: Hans J. Scholz                           as attorney-in-fact
Telephone: (212) 756-5533
Facsimile: (212) 756-5536                   By: /s/ Hans J. Scholz
                                               ---------------------------------
                                                Title: Vice President

                                            By: /s/ Anthony Heyman

                                               ---------------------------------
                                                Title: Assistant Vice President

One South Wacker Drive                      SRF TRADING, INC.
33rd Floor
Chicago, Illinois 60603
Attention: James R. Fellows                 By: /s/ Kelly C. Walker
Telephone: (312) 368-5641                      ---------------------------------
Facsimile: (312) 368-7857                       Title: Vice President
Attention:  Virginia Conway                 KZH ING-2 LLC
450 West 33rd Street - 15th Floor
New York, NY  10001
Telephone: (212) 946-7575                   By: /s/ Peter Chin
Facsimile: (212) 946-7776                      ---------------------------------
                                                Title: Authorized Agent

Attention:  Michael Hatley                  THE ING CAPITAL SENIOR SECURED HIGH
333 S. Grand Avenue                             INCOME FUND, L.P.
Suite 4250
Los Angeles, CA  90071                      By: ING Capital Advisors LLC
Telephone: (213) 346-3972                       as Investment Advisor
Facsimile: (213) 346-3995
                                            By: /s/ Michael Hatley

                                               ---------------------------------
                                                Title: Managing Director

                                                                      SCHEDULE I
                                   COMMITMENTS


                                                               Acquisition     Revolving

                                 A Term Loan    B Term Loan       Loan           Loan
             Bank                 Commitment     Commitment     Commitment     Commitment      Total
             ----                 ----------     ----------     ----------     ----------      -----
Paribas                         $ 10,558,250   $ 20,000,000   $  1,892,858   $  6,472,142   $ 38,923,250
First Source Financial LLP      $  3,500,000   $  7,350,000   $          0   $  3,850,000   $ 14,700,000
IBJ Whitehall Bank & Trust
Company                         $  6,012,500   $  2,987,500   $          0   $  1,000,000   $ 10,000,000
Pilgrim America
Prime Rate Trust                $          0   $  7,500,000   $          0   $          0   $  7,500,000
Paribas Capital Funding LLC     $          0   $ 14,937,500   $          0   $          0   $ 14,937,500
European American Bank          $  5,429,250   $          0   $  1,607,142   $  2,677,858   $  9,714,250
BHF (USA) Capital Corporation   $  5,000,000   $          0   $    500,000   $  4,500,000   $ 10,000,000
Bank Austria Creditanstalt
Corporate Finance, Inc.         $  7,500,000   $          0   $  1,000,000   $  6,500,000   $ 15,000,000
Heller Financial                $          0   $ 15,000,000   $          0   $          0   $ 15,000,000
SRF Trading, Inc.               $          0   $  5,000,000   $          0   $          0   $  5,000,000
KZH ING-2 LLC                   $          0   $  5,000,000   $          0   $          0   $  5,000,000
ING Capital Senior Secured
High Income Fund                $          0   $  2,100,000   $          0   $          0   $  2,100,000
Balanced High Yield Fund II

Ltd.                            $          0   $ 10,000,000   $          0   $          0   $ 10,000,000
                                ------------   ------------   ------------   ------------   ------------
           Totals:              $ 38,000,000   $ 89,875,000   $  5,000,000   $ 25,000,000   $157,875,000